As filed with the Securities and Exchange Commission on August 2, 2016.

Registration No. 333-210672

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________________

AMENDMENT NO. 3

TO
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

MASSROOTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	46-2612944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1624 Market Street, Suite 201, Denver, CO 80202
(720) 442-0052
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

______________________

Isaac Dietrich, Chief Executive Officer

MassRoots, Inc.
1624 Market Street, Suite 201, Denver, CO 80202

(720) 442-0052
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

______________________

Please send copies of all communications to:

Peter J. Gennuso, Esq. Christopher A. Moore, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017 Tel: (212) 908-3958 Fax: (212) 344-6101

______________________

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Accelerated filer[ ] Non-accelerated filer[ ] Smaller reporting company [X]

(Do not check if a smaller reporting company)

____________________

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Units, consisting of Common Stock and Warrants to purchase Common Stock	$5,000,000	504
Common Stock underlying the Units, par value $0.001 per share, (3)	-	-
Warrants to Purchase Common Stock underlying the Units (3)(4)	-	-
Common Stock Issuable upon Exercise of Warrants (3)	$11,000,000	$1,108
Total	$16,000,000	$1,612 (5)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (“Securities Act”)
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	$655 has been previously paid by the issuer in connection with the filing of the Form S-1 on April 11, 2016.

____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

____________________

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION Dated August 2, 2016

Technology Platform for the Cannabis Industry

MassRoots, Inc.

An Offering of Units of its Securities,

Consisting of up to 10,000,000 Shares of Common Stock and
Warrants to Purchase up to 10,000,000 Shares of Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus relates to the offering of up to 10,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”), and warrants to purchase up to 10,000,000 shares of our Common Stock (each whole warrant, a “Warrant”). This prospectus also includes the shares of Common Stock that are issuable from time to time upon exercise of the Warrants (the Common Stock, the Warrants, and the Common Stock underlying the Warrants, the “Securities”). We will offer one share of Common Stock in a fixed combination with a Warrant to purchase one share of Common Stock for a public offering price of $[ ] per combination of share and warrant. Each Warrant is immediately exercisable for one share of our Common Stock at an exercise price of $[ ] per share. Each Warrant expires three years from date of issuance.The shares of Common Stock and Warrants will be issued and delivered separately.

Our Common Stock is currently quoted on the OTCQB under the symbol “MSRT.” On July 26, 2016, the closing sale price of our Common Stock was $0.70 per share. Currently, there is no established public trading market in the United States for our Common Stock and quotes of our stock on an OTCQB may not be indicative of the market price on a national securities exchange.

This offering will be conducted on a “best-efforts” basis and no minimum amount of shares is required to be sold for the offering to proceed. If we raise only a nominal amount of proceeds we may be unable to implement our business plan and we may have to raise additional capital and/or suspend or cease operations and investors who participate in this offering may lose their entire investments. The Company may not be able to sell the entire amount of securities available in this offering and a purchaser in the offering may be one of a very limited number of buyers.

Our Officers and Directors may be making solicitations of our securities directly on a best-efforts basis pursuant to his Offering. Only Officers and Directors who are eligible to participate in the offering under Rule 3a4-1(a)(4)(ii) will be making solicitations. None of our officers or directors will receive any commission or compensation for the sale of our securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, and net proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above.

If we engage one or more underwriters, broker-dealers or selling agents (“Agents”) and enter into any such arrangements, our common stock may be sold through such Agents. If we choose to sell our common stock through Agents, we will file a post-effective amendment to the Registration Statement of which this Prospectus is a part to identify them. We expect that any such sales will be made on a best efforts basis. We have not made any arrangements to place funds in an escrow, trust or similar account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you may lose your investment and your funds may be used to pay creditors. See “Plan of Distribution” beginning on page 71 of the prospectus for more information on this Offering.

Our common stock involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 10 before you decide to purchase any of our Common Stock.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the prospectus subsection titled “Emerging Growth Company Status” starting on page 7.

The Company has minimal revenues to date and there can be no assurance that the Company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment. Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

 The date of this prospectus is August [ ], 2016

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
NOTE ABOUT FORWARD-LOOKING STATEMENTS	17
TAX CONSIDERATIONS	18
USE OF PROCEEDS	18
DILUTION	19
DIVIDEND POLICY	19
CAPITALIZATION	20
DESCRIPTION OF BUSINESS	20
PROPERTIES	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	36
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	50
CORPORATE GOVERNANCE	52
EXECUTIVE COMPENSATION	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63
DESCRIPTION OF SECURITIES	66
MARKET FOR COMMON STOCK / SHARES ELIGIBLE FOR FUTURE SALE	68
PLAN OF DISTRIBUTION	69
LEGAL MATTERS	71
EXPERTS	71
WHERE YOU CAN FIND MORE INFORMATION	71
DECEMBER 31, 2015 FINANCIAL STATEMENTS	76
MARCH 31, 2016 FINANCIAL STATEMENTS	100

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “MassRoots,” the “Company,” “we,” “us” and “our” or similar terms are to MassRoots, Inc. Unless otherwise indicated, all share and per share information relating to our common stock in this prospectus has been adjusted to reflect the “Exchange” which occurred during our “Reorganization”. See “The Reorganization And Previous Offerings” for additional discussion of the Exchange and Reorganization.

The MassRoots Story – Our Company

MassRoots was incorporated in Delaware in April 2013 as a social network for the cannabis community. In July 2013, we launched in the App Store and since that time have grown into a community of 900,000 users. Our network allows users to share their cannabis experiences, follow their favorite dispensaries, and stay informed of legalization updates. Businesses use MassRoots to advertise their products directly to cannabis consumers. Our growth has been primarily driven by MassRoots’ increasing popularity as one of the first national cannabis brands and word of mouth enthusiasm from our users. We believe that by creating a central community of cannabis consumers, we are creating a valuable marketing channel for cannabis and its ancillary products.

MassRoots User Growth
1,000,000
900,000
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
0
Jul-13
Aug-13
Sep-13
Oct-13
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Dec-13
Jan-14
Feb-14
Mar-14
Apr-14
May-14
Jun-14
Jul-14
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Oct-14
Nov-14
Dec-14
Jan-15
Feb-15
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Apr-15
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Jun-15
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Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Not available in the App Store
Projected Growth
MassRoots

Table of Contents	1

MassRoots’ Value Proposition to Advertisers:

After a period where we solely focused on user growth, we started monetizing MassRoots through advertising in mid-August 2015. The reasons businesses advertise on MassRoots are:

  Nature of MassRoots Users. The typical MassRoots user is an active cannabis consumer, which is the target demographic for cannabis-related businesses. MassRoots allows these businesses to maximize their lead on target. Unlike other forms of advertising like billboard, banner and display ads that are seen by the general population, every dollar spent on MassRoots advertising puts their product and service directly in front of cannabis consumers.
  Social Endorsements of Products and Services. The majority of cannabis consumers do not feel comfortable recommending cannabis-related products and services on Facebook, Instagram and Twitter as their family and co-workers follow them on these networks. By introducing a social recommendation tool similar to Facebook’s, MassRoots will allow cannabis consumers to recommend their favorite strains, products and services to their friends on MassRoots and the community at large.
  Necessity. Currently, Google, Facebook and Twitter prohibit dispensaries from advertising on their networks, forcing cannabis-related companies to rely on billboard and other alternative forms of advertising that may be far less cost effective due to their broad and un-targeted nature. We believe there is a need for a self-service advertising portal that enables cannabis-related businesses to reach potential customers by digital channels. We believe the MassRoots platform will be compelling for advertisers as it offers direct access to a precise segment of their target market as well as an extensive set of metrics to determine the effectiveness of advertising campaigns.
  Reaching Consumers on Mobile Devices. Mobile advertising is quickly becoming a valuable and effective way for businesses to market themselves. As MassRoots’ users are almost entirely mobile-based, MassRoots will provide cannabis businesses a unique and extremely valuable channel to reach cannabis consumers directly on their mobile devices.
  Location-Based Solutions. All users are required to allow MassRoots to access their location, giving us the ability to target advertisements based on a user’s location. For advertisers with physical locations, this will enable them to target their advertising within a specific radius of their store, ensuring their marketing reaches their target consumers. This will also provide demographic data on emerging cannabis markets, providing value for companies as they improve their offerings locally and begin to expand their operations.

MassRoots’ Value Proposition to Developers:

Over the coming months, we will be introducing an Application Programming Interface (API) to developers looking to integrate MassRoots’ network into their cannabis-related platform. We believe the benefits to developers are:

  One Click Registration and Sign-In. Users do not like creating usernames, passwords and profiles for every app and website they access, which underlies the recent popularity of the “Sign in with Facebook” button. However, because the majority of cannabis consumers do not feel comfortable syncing their Facebook profile with cannabis-related websites and apps, we believe there is a need for a “Login with MassRoots” button on cannabis-related digital properties. This will not only allow users to sync data between applications and save time, but also give developers access to data and services they otherwise would not have.
  Real-Time Content Displayed on Digital Properties. Whether it is posts about a cannabis-related event, a particular strain of cannabis, or any given cannabis product, MassRoots’ users are regularly posting high-quality, user-generated content that developers will be able to integrate and display on their own websites in real-time in a similar manner as Facebook Pages and Live Tweets.
  Content Distribution. Similar to users “Pinning” items on Pinterest, MassRoots’ API will allow users to easily share cannabis-related photos, articles, products and events they find on the Internet. This allows content providers to gauge which products or articles are most popular or “trending,” gain feedback from the cannabis community and boost their website traffic as they enhance their social reputation.

Table of Contents	2

MassRoots’ Value Proposition to Investors:

For investors looking to capitalize on the rapidly growing cannabis industry permissible under laws of certain states, we believe MassRoots presents a unique and valuable opportunity for the following reasons:

  Owning a Marketing Channel. By creating a network of end cannabis consumers, MassRoots is creating a valuable marketing channel for cannabis and its ancillary products. Over the coming months, we plan to expand MassRoots’ functionality to permit cannabis businesses to include their live inventory and pricing; once developed, we will be able to push these features to hundreds of thousands of cannabis consumers already engaging with the MassRoots platform, allowing us to expand and conquer adjacent verticals in the cannabis market.
  Network Growth as a Barrier to Entry. Network effects have come to dominate consumer habits. Google+ failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to gain market share due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using – every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry grows ever higher.
  The Right Industry, the Right Time, the Right Product. MassRoots sits at the intersection of mobile technology and cannabis, two rapidly growing industries. Per an October 2013 Gallup poll, 58% of the American people support the legalization of cannabis, while an ArcView research report predicts that 14 states will pass adult-use laws and two states will pass medical-use laws within the next five years. This is projected to cause cannabis sales permitted under certain state laws to grow from $1.43 billion in 2013 to $10.2 billion by 2018. MassRoots has built a mobile network for the cannabis community that has approximately 900,000 users and continues to rapidly grow. Over the coming months, we will be adding new features for our users, advertisers and developers that will expand the reach and utility of our network, further accelerating growth and creating significant shareholder value.

Government Regulation

Our business plan includes allowing cannabis dispensaries to advertise on our network which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend to remain within the guidelines outlined in the Cole Memo (as more fully described in this prospectus), which does not alter the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, but does recommend that U.S. Attorneys prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws so long as certain conditions are met. However, we cannot provide complete assurance that we are in full compliance with the Cole Memo or any other laws or regulations relating to the cannabis industry. In addition, we cannot provide any assurance that such federal and state enforcement policies may deviate from the current policies in effect. See the “Risk Factors” and “Description of Business – Government Regulation” sections of this prospectus for more information.

Company Information

We are a Delaware corporation. Our address is 1624 Market Street, Suite 201, Denver, CO 80202, our telephone number is (720) 442-0052 and our website is www.MassRoots.com. The information on our website or mobile apps is not a part of this prospectus.

Table of Contents	3

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Table of Contents	4

THE OFFERING

Securities Offered	Up to 10,000,000 shares of our Common Stock and Warrants to purchase up to 10,000,000 shares of Common Stock
Offering Amount	Up to $5,000,000 (excluding any amounts that may be received through the exercise of the Warrants)
Offering Price	$[ ] per combination of one share of Common Stock and one Warrant
Description of Warrants

Each Warrant permits the purchase of one share of Common Stock at an exercise price of $[ ] per share, subject to adjustment as set forth therein and will expire three years from the date of issuance. The Warrants are exercisable immediately. Investors will receive one Warrant for each share of common stock purchased in the Offering.

Common Stock Issued and Outstanding Before This Offering	49,303,384
Common Stock Issued and Outstanding After This Offering	Up to 59,303,384 (69,303,384 if the Warrants being offered hereby are exercised in full)
Use of Proceeds

MassRoots will use the net proceeds from this offering for our general corporate purposes and working capital, repayment of the Bridge Notes (hereafter defined), to accelerate user-growth, develop new feature sets for our mobile applications, expand the services we offer to businesses and any other uses as determined by our Board of Directors. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 10 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.
Market for Common Stock	Since April 9, 2015, our common stock has been quoted on the OTCQB under the symbol “MSRT”. See “Market for Common Stock/Shares Eligible for Future Sale”.
Dividends	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.
The number of shares of our common stock outstanding before this Offering is as of July 7, 2016. The number of shares of our common stock outstanding before and after this Offering excludes:

  12,338,278 shares of common stock that are issuable upon the exercise of warrants or convertible debentures currently outstanding with a weighted average exercise price of $0.51 per share; ·
  5,706,131 shares of common stock, not included in this offering, issuable upon the exercise of options granted under our 2014 and 2015 Equity Incentive Plan to certain employees and directors, with a weighted average exercise price of $0.63 per share;
  25,000 shares recorded as to be issued as of July 7, 2016; and
  any shares potentially issuable pursuant to the March 2016 Note Offering (hereafter defined), the amount of which is not currently determinable.

Table of Contents	5

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	For the year-ended December 31, 2015	For the year-ended December 31, 2014	For the quarter ended March 31, 2016	For the quarter ended March 31, 2015
Revenue	$213,963	$9,030	$ 93,385	$ 941

Loss from operations	$(6,125,100)	$(1,607,223)	$ (2,285,182)	$ (564,810)

Net loss	$(8,472,898)	$(2,436,142)	$ (2,636,223)	$ (550,509)

Balance Sheet Data

	As of December 31, 2015	As of March 31, 2016
Cash	$386,316	$413,610

Total assets	$720,279	$868,999

Total liabilities	$403, 452	$1,232,140

Total stockholders’ equity (deficit)	$316,827	$(363,141)
Table of Contents	6

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

In the past we have experienced material weaknesses in our internal control over financial reporting, which if continued, could impair our financial condition.

As reported in our Annual Report on Form 10-K, our management concluded that our internal control over financial reporting was not effective as of December 31, 2015. Such ineffectiveness was due to material weaknesses regarding our controls and procedures, which were as follows: (i) due to the small size of its staff and limited resources, the Company did not have sufficient segregation of duties to support its internal control over financial reporting; (ii) lack of an Audit Committee; and (iii) lack of a majority of disinterested directors on the Board of Directors. We have since changed the structure of our Board of Directors such that it now contains a majority of disinterested directors and created an Audit Committee comprised of only disinterested directors. Due to our size and nature, segregation of all conflicting duties has not always been possible and may not be economically feasible in the near term; however, we do expect to hire additional accounting personnel over the coming year. We have and do endeavor to take appropriate and reasonable steps to make improvements to remediate these deficiencies, and intend to consider the results of our remediation efforts and related testing as part of our year-end 2015 assessment of the effectiveness of our internal control over financial reporting in light of our strategic plan and make any other changes that our management deems appropriate. If we have continued material weaknesses in our internal financial reporting, our financial condition could be impaired or we may have to restate our financials, which could cause us to expend additional funds that would have a material impact on our ability to generate profits and on the success of our business.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have limited corporate operational history and have only begun to generate revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact we operate in both the technology and cannabis industries, two rapidly transforming industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change or that potential customers will utilize our services.

Table of Contents	7

As a growing technology company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow significantly, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the technological fields, such as Twitter, Inc., have a significantly larger user base and revenue stream, but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

Risks Relating to Our Business and Industry

Cannabis remains illegal under Federal law.

Despite the development of a legal cannabis industry under the laws of certain states, these state laws legalizing medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a schedule-I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that the Federal government has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has determined that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical and recreational cannabis. Yet, there is no guarantee that the Obama Administration will not change its stated policy regarding the low-priority enforcement of Federal laws in states where cannabis has been legalized. Additionally, we face another presidential election cycle in 2016 and a new administration could introduce a less favorable policy or decide to enforce the Federal laws strongly. Any such change in the Federal government’s enforcement of Federal laws could cause significant financial damage to us and our shareholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

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Federal enforcement practices could change with respect to services provided to participants in the cannabis industry, which could adversely impact us. If the Federal government were to change its practices, or were to expend its resources on enforcement actions against service providers in the cannabis industry, such actions could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our advertisers from selling cannabis, and, if such legislation were enacted, such advertisers may discontinue the use of our services, our potential source of customers would be reduced, and our revenues would decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant use and advertise on our products, which would be detrimental to the Company. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Operating a network open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our network and services are only to be used by users who are over 18 years old and located where the use of cannabis is permissible under state law and only in a manner which would be permissible under the applicable state law. However, it is impractical to independently verify that all activity occurring on our network fits into this description. As such, we run the risk of federal and state law enforcement prosecution.

We have taken several steps which attempt to prevent the use of our network in manners which violate our Terms and Conditions. When a user downloads our App from the Google Play Marketplace or Apple App Store, MassRoots mandates that a user provides their location in order to create an account. This location is pulled directly from users’ phones (with their permission) and if a user is not located in one of the 25 states with medical cannabis laws, the application is locked and is unable to be used. We have disabled registration on web and mobile web until we have the financial resources to accurately verify users’ locations through their web browsers, so all prospective users must register through our mobile applications. Lastly, the Google Play Marketplace and the iOS App Store only allow users that are 17 years of age and older to download our app.

We have also implemented an aggressive content reporting review policy to remove any content which violates our Terms and Conditions. We have introduced a system that automatically flags any posts for review, removal, and possible account suspension that includes certain words such as "gun" or "acid.” As soon as content is flagged by one of MassRoots’ automated systems or by another user, it is removed from view until we have had the time to review the content.

Although the Obama Administration has determined that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those following certain state laws allowing for the use and distribution of medical and recreational cannabis, there can be no assurance that the administration, or future administrations, will not change its stated policy and begin enforcement of the Federal laws against us or our users. Additionally, there can be no assurance that we will not face criminal prosecution from states where the use of cannabis is permitted for the use of cannabis in ways which do not fall under the state law. Finally, even if we attempt to prevent the use of our product in states where cannabis use is not permitted under state law, use of our app by those in such states may still occur and state authorities may still bring an action against us for the promotion of cannabis related material by those residing in such states.

Our business is dependent on state laws pertaining to the cannabis industry.

As of July 27, 2016, 25 states and the District of Columbia allow their citizens to use medical cannabis. Additionally, Colorado, Washington, Alaska, Oregon and Washington DC have legalized cannabis for adult use at the state (or district) level. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. For example, on November 3, 2015, voters in Ohio rejected a ballot initiative that would have legalized medical and adult use cannabis, while allowing commercial cultivation only at 10 specifically designated parcels owned by certain private investors. The controversial monopolistic structure of the Ohio initiative, rather than a rejection of cannabis, may have been the primary grounds for its rejection for many voters (as in 2016, the Ohio legislature passed a bill permitting the use of medical cannabis.) Further legalization attempts at the state level that create bad public policy could slow or stop further development of the cannabis industry. Any one of these or other factors could slow or halt use of cannabis, which would negatively impact our business.

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Failure to properly scale our network could result in diminished user experience.

As our user base increases, the network’s infrastructure as it relates to storage space, bandwidth, processing ability, speed and other factors may begin to deteriorate or fail completely. This may result in deteriorating user experience, system failures or system outages for continued periods of time. Additionally, issues with cross-compatibility of our Android, iOS and Web properties may cause system errors, failures or other technical issues.

New platform features or changes to existing platform features could fail to attract new users, retain existing users or generate revenue.

Our business strategy is dependent on our ability to develop platforms and features to attract new users and retain existing ones. Staffing changes, changes in user behavior or development of competing networks may cause users to switch to alternative platforms or decrease their use of our platform. To date, MassRoots for Business, our business-facing advertising portal, is only in its beginning stages and is has not begun to generate revenue. There is no guarantee that companies and dispensaries will use these features and we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our properties:

• Emergence of competing websites and applications;

• Inability to convince potential users to join our network;

• A decrease or perceived decrease in the quality of posts on the network;

• An increase in content that is irrelevant to our users;

• Technical issues on certain platforms or in the cross-compatibility of multiple platforms;

• An increase in the level of advertisements may discourage user engagement;

• A rise in safety or privacy concerns; and

• An increase in the level of spam or undesired content on the network.

Conflicts of interest may arise from other business activities of our directors and officers.

Several of our directors are engaged in business activities outside of MassRoots that may cause conflicts of interest to arise. Our independent director, Tripp Keber, is the Managing Partner of Dixie Elixirs & Edibles (“Dixie”), a cannabis edibles brand in Colorado. Dixie is one of MassRoots' partners in beta-testing advertising strategies; however, there is not currently a financial relationship between the two companies.

Our other independent director, Ean Seeb, is also a partner at Denver Relief Consulting LLC. In this capacity, he advises dispensaries and other cannabis-related companies on regulatory compliance, dispensary operations and marketing. His seat on the MassRoots Board of Directors may cause other cannabis-related consulting agencies and competitors to Denver Relief Consulting LLC's clients to be hesitant to advertise with MassRoots. Potential conflicts of interest may arise from Ean Seeb's position as Chairman of the National Cannabis Industry Association (“NCIA”), the leading trade group of the cannabis industry. While MassRoots has been in agreement with the NCIA's decisions and actions to date, we cannot guarantee conflicts will not arise in the future.

We are highly dependent on the services of key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team, specifically Isaac Dietrich, Stewart Fortier, and Daniel Hunt. While we have employment agreements currently with Isaac Dietrich, Stewart Fortier, and Daniel Hunt, which outline their respective roles and responsibilities, as Chief Executive Officer, Chief Technology Officer, and Chief Operating Officer, respectively, such employment agreements permit the parties thereto to terminate such agreements upon notice. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire, and retain additional personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

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We will need to raise additional capital to continue operations over the coming year.

We anticipate the need to raise approximately $2,500,000 in capital to fund our operations through December 31, 2016. We hope to raise a significant amount of these funds through the exercise of warrants or through this Offering. We expect to use these cash proceeds from the exercise of warrants, in addition to the current capital on hand, primarily to accelerate our user growth, implement consumer-facing features to boost engagement, develop and market a self-service advertising portal for cannabis-related businesses, and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

Our monetization strategy is dependent on many factors outside our control.

There is no guarantee that our efforts to monetize the MassRoots network will be successful. Furthermore, our competitors may introduce more advanced advertising portals that deliver a greater value proposition to cannabis related businesses over the coming months. For example, Google, Facebook and Twitter may decide to allow dispensary-related advertising on their platforms, significantly increasing the competitive environment. Users may stop using our products for many reasons, including the addition of advertising, preventing any monetization from occurring. The development of our advertising platform may take longer than expected and cost more money than projected. Dispensaries may not have credit or bank cards due to banking regulations, which could significantly increase the cost and time required for us to generate revenue. All these factors individually or collectively may preclude us from effectively monetizing our business.

Changes in Apple App Store or Google Play Store policies could result in our mobile applications being de-listed. In addition, our third party service providers’ may decline to provide services due to their policies, or cease to provide services previously provided to us due to a change of policy.

On November 4, 2014, the MassRoots App was removed from Apple’s iOS App Store due to the App Store review team changing their app enforcement guidelines to prohibit all social cannabis applications. After negotiation with Apple and the addition of certain restrictions, the MassRoots App returned to the App Store in February 2015.

While we are grateful to Apple for reversing its decision, we cannot guarantee this policy will remain in place forever. The Apple App Store is one of the largest content distribution channels in the world and is the only way to effectively distribute our iOS application to users who own iPhones and iPads, a group which, as of February 2015, made up approximately 41.6% of the United States smartphone market. The Apple App Store review team effectively operates as our iOS App’s regulator – they decide what rules that iOS apps must operate under and how to enforce those regulations. The rules related to cannabis-related apps are not published, enforcement of those rules is difficult to predict, and the review and appeal processes are conducted in secret without public oversight. While we will continue pushing for a more open and transparent App Store review process that will allow decisions that affect a significant portion of the United States smartphone owning population to be open to public scrutiny, there can be no assurance that we will be successful in these efforts.

MassRoots has not encountered issues with the Google Play Store nor have any of our competitors. However, under their respective developer license agreements, Apple and Google have the right to update their App Store and Play Store policies, respectfully, to prohibit cannabis-related applications at any time. This could result in many prospective users being unable to access and join our network and existing users being unable to access our App. If this occurred, this would significantly harm our business model.

In addition, service providers may refuse to provide services to us, even if they had previously provided such service, due to our status as a cannabis related company. For example, in January 2016, after building a strong presence on Instagram and having previously used this account to grow our user count and highlight posts on our network, our account was suspended without warning by Instagram. While the account was reinstated on February 26, 2016, we may face similar situations in the future that may cause disruptions to our business plan.

Government actions or digital distribution platform restrictions could result in our products and services being unavailable in certain geographic regions, harming future growth.

Due to our connections to the cannabis industry, governments and government agencies could ban or cause our network or apps to become unavailable in certain regions and jurisdictions. This could greatly impair or prevent us from registering new users in affected areas and prevent current users from accessing the network. In addition, government action taken against our service providers or partners could cause our network to become unavailable for extended periods of time.

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In addition, as discussed elsewhere in this prospectus, as part of our agreement with Apple for our application’s return to the Apple App Store, we agreed to limit registration of new members within our iOS application to the locations where cannabis is legal (medicinally or recreationally) at the state level. While this does not prevent users from registering on our website, it does limit some potential users from accessing our network. Expansions of these policies by Apple or Google could slow our user registration rate and harm the Company’s growth.

Failure to generate user growth or engagement could greatly harm our business model.

Our business model is reliant on its ability to attract and retain new users. There is no guarantee that growth strategies used in the past will continue to bring new users to the network. Changes in relationships with our partners, contractors and businesses we retain to grow the network may result in significant increases in the cost to acquire new users. Additionally, new users may fail to engage with the network to the same extent current users are, resulting in decreased usage of the network. Decreases in the size of our user base and/or decreased engagement on the network would greatly impair our ability to generate revenue.

Failure to attract advertising clients could greatly harm our ability to generate revenue.

Our ability to generate revenue is dependent on the continued growth of the network and its ability to convince advertisers of its value. Should we prove unable to continue to grow our network or register advertising partners as the network grows, our ability to generate revenue would be greatly compromised. There is no guarantee businesses will want to advertise on our network or that we will be able to generate revenue from its existing user base.

We generate most of our revenue from advertising. The loss of advertisers, or reduction in spending by advertisers with MassRoots, could seriously harm our business.

Most of our revenue is currently generated from third parties advertising on MassRoots. As is common in the industry, our advertisers typically do not have long-term advertising commitments with us. In addition, advertisers may view some of our products as experimental and unproven. Advertisers will not continue to do business with us, or they will reduce the prices they are willing to pay to advertise with us, if we do not deliver ads and other commercial content in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to other alternatives. Our advertising revenue could be adversely affected by a number of other factors, including:

·	decreases in user engagement, including time spent on MassRoots;
·	our inability to improve our analytics and measurement solutions that demonstrate the value of our ads and other commercial content;
·	loss of advertising market share to our competitors;
·	adverse legal developments relating to advertising, including legislative and regulatory developments and developments in litigation;
·	adverse media reports or other negative publicity involving us, our Platform developers, or other companies in our industry;
·	our inability to create new products that sustain or increase the value of our ads and other commercial content;
·	changes in the way online advertising is priced;
·	the impact of new technologies that could block or obscure the display of our ads and other commercial content; and
·	the impact of macroeconomic conditions and conditions in the advertising industry in general.

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The occurrence of any of these or other factors could result in a reduction in demand for our ads and other commercial content, which may reduce the prices we receive for our ads and other commercial content, or cause advertisers to stop advertising with us altogether, either of which would negatively affect our revenue and financial results.

User engagement and growth depends on software and device updates beyond our control.

Our applications and websites are currently available on multiple operating systems, including iOS and Android, across multiple different manufacturers, including Motorola, LG, Apple and Samsung, on thousands of different individual devices. Changes to the device infrastructure or software updates on these devices could render our platforms and services useless or inoperable and require users to utilize our website rather than through the specific application for the user’s device. This could decrease engagement among current users and devalue our value proposition to advertisers.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth.  Growth could place an increasing strain on our management and financial resources.  To manage growth effectively, we will need to:

·	Establish definitive business strategies, goals and objectives;
·	Maintain a system of management controls; and
·	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or user targets. We compete with both start-up and established technology companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the technological or cannabis markets.

Expansion by our well-established competitors into the cannabis industry could prevent us from realizing anticipated growth in users and revenues.

Competitors in the social network space, such as Twitter and Facebook, have continued to expand their businesses in recent years into other social network markets. If they decided to expand their social networks into the cannabis community, this could hurt the growth of our business and user base and cause our revenues to be lower than we expect.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

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The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to MassRoots, Inc. and other names and marks used by our business, which could adversely affect the value of the brand.

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is a valuable asset that is critical to our success. As of the date of this prospectus, our previous trademark application was deemed abandoned. We intend to reapply for our trademark. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

We are incurring substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial. If we do not provide current information about our Company to market makers, they will not be able to trade our stock. Failure to comply with the applicable securities laws could result in private or governmental legal action against us or our officers and directors, which could have a detrimental impact on our business and financials, the value of our stock, and the ability of shareholders to resell their stock. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find and more expensive, because we are a service provider to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

In December 2015, MassRoots began offering health, dental and vision insurance to its employees at an estimated monthly cost of $10,000. MassRoots also carries general liability and worker’s compensation insurance for its employees. We do not currently hold any other forms of insurance, including directors’ and officers’ insurance. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies operating in compliance with applicable state laws, as well as recent guidance from the United States Department of Justice, banks remain wary of accepting funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. Although we currently have a bank account, our inability to open additional bank accounts or maintain our current account may make it difficult (and potentially impossible) for us, or some of our advertisers, to do business.

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Risks Relating to our Common Stock and Offering

Due to our connection to the cannabis industry, there can be no assurance that our common stock will ever be approved for listing on a national securities exchange.

Currently, shares of our common stock are quoted on the OTCQB and are not traded or listed on any securities exchange. Even if the Company desires to have its shares listed on a national securities exchange, the fact that our network is associated with the use of cannabis, the legal status of which is uncertain at the state and federal level, may make any efforts to become listed on a securities exchange more problematic. For example, the Company recently submitted an application to be listed on the NASDAQ Capital Market (“NASDAQ”). Despite our belief that the Company would meet the requirements for listing on NASDAQ, on May 23, 2016, we received preliminary notice that our application for listing had been denied. Although the Company withdrew its application prior to receiving a final written notice of the denial from NASDAQ, our management believes that this preliminary denial was at least partially related to the Company’s risk factor related to the potential that the Company may be deemed as "aiding and abetting" the distribution of an illegal substance under Federal law. While we remain determined to work with NASDAQ or other exchanges in an attempt to change their view of responsible cannabis related businesses, there can be no assurance that our common stock will ever be listed on NASDAQ or any other national securities exchange. As a result, our common stock may never develop an active trading market which may limit our investors’ ability to liquidate their investments or cause our stock price to be particularly volatile, as further discussed in the following risk factor.

Our shares of common stock may have limited liquidity and the market price may be particularly volatile with wide fluctuations in price. You may be unable to sell your common stock at or above your purchase price, or you may be unable to sell your shares when you want to, which may result in substantial losses to you.

Our stock price may be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats.  The volatility in the price of our shares will be attributable to a number of factors.  First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded.  As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand.  Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our industry.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTCQB is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Since our securities are subject to penny stock rules you may have difficulty selling your shares.

Our shares of common stock are “penny stocks” and are covered by Section 12(g) of the Exchange Act, which imposes additional sales practices on broker/dealers who sell our securities, including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements.  For sales of our securities a broker/dealer must make a special suitability determination and receive from its client a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock and decrease the price of our common stock.

In addition, although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of “penny stocks.” As a result, we will not have the benefit of this safe harbor in the event of a private legal action against us based on a claim that any forward-looking statement in our reports contained a material misstatement of fact or omitted a material fact necessary to make the statement not misleading. Such an action, whether successful or not, could have a material adverse effect on our business.

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We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including user growth, success of our MassRoots for Business initiatives, cash generated by our operations and business developments. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the information on which we base our decisions on how to use the proceeds and may not agree with the decisions made. Additional information is available in the “Use of Proceeds” section of this prospectus.

Our stockholders may experience significant dilution from the exercise of warrants to purchase shares of our Common Stock and the conversion of debentures into shares of our Common Stock.

As of July 7, 2016, we have 12,338,278 shares of common stock that are issuable upon the exercise of warrants or convertible debentures currently outstanding; 5,706,131 shares of common stock issuable upon the exercise of options granted under our 2014 and 2015 Equity Incentive Plan to certain employees and directors; and an number of shares potentially issuable pursuant to the March 2016 Note Offering (hereafter defined), the amount of which is not currently determinable. Accordingly, if such warrants and options are exercised and notes and debentures are converted, in whole or part, prior to their respective expiration dates, holders of our common stock may experience substantial dilution. In addition, the likelihood of such dilution may be accelerated if the price of our common stock increases to a level greater than the exercise price of these warrants.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 200,000,000 shares of common stock, of which 49,303,384 shares of common stock are issued and outstanding as of July 7, 2016. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our shareholders. Consequently, the shareholders may experience more dilution in their ownership of our stock in the future.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.   We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control MassRoots, it is not likely that you will be able to elect directors or have any say in the policies of MassRoots.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of MassRoots beneficially own approximately 46% of our outstanding common stock.  Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our officer and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements include, among other things, statements regarding:

•	the growth of our business and revenues and our expectations about the factors that influence our success;
•	our plans to continue to invest in systems, facilities, and infrastructure, increase our hiring and grow our business;
•	our plans for our MassRoots for Business portal and the strategy and timing of any plans to monetize our network, including the paid conversion rates;
•	our user growth expectations;
•	our ability to attain funding and the sufficiency of our sources of funding;
•	our expectation that our cost of revenues, development expenses, sales and marketing expenses, and general and administrative expenses will increase;
•	fluctuations in our capital expenditures; and
•	our plans for potential business partners and any acquisition plans;

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as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this registration statement, of which this prospectus is a part, including the risks described under "Risk Factors.” Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur in the future.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision. In addition, as discussed in “Risk Factors,” our shares may be considered a “penny stock” and, as a result, the safe harbors provided for forward-looking statements made by a public company that files reports under the federal securities laws may not be available to us.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We estimate that the gross proceeds from our issuance and sale of our Common Stock and Warrants in this Offering will be approximately $5,000,000 million, excluding any proceeds received from the exercise of Warrants.

MassRoots expects to use the net proceeds from this offering for our general corporate purposes and working capital, to accelerate user-growth, develop new feature sets for our mobile applications, expand the services we offer to businesses, or any other purposes that the Board of Directors, in its good faith, deems to be in the best interest of the Company.

Below is our estimate of how we expect the proceeds to be used if we sell 25%, 50%, 75% and the entire offering:

	Sale of 25%	Sale of 50%	Sale of 75%	Sale of 100%
Use of Proceeds	of the Offering	of the Offering	of the Offering	of the Offering
Gross Proceeds	$1,250,000	$2,500,000.00	$3,750,000	$5,000,000.00
Offering expenses	$75,000	$75,000.00	$75,000	$75,000.00
Net proceeds	$1,175,000	$2,425,000.00	$3,675,000	$4,925,000.00
Marketing, sales and business development	$ -	$100,000.00	$500,000	$1,000,000.00
Working capital and operating expenses	$ -	$408,000.00	$1,258,000	$2,008,000.00
Repayment of Bridge Notes	$1,175,000	$1,917,000.00	$1,917,000	$1,917,000.00

Any proceeds received by the Company may be used for other purposes that the Board of Directors, in its good faith, deems to be in the best interest of the Company. Our actual expenditures may vary significantly depending on numerous factors and circumstances, including:

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·	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changes in our projections relating to user count, changing market conditions (due to either the cannabis and/or technological sectors) and/or new competitive developments;
·	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities; and/or
·	if strategic opportunities of which we are not currently aware present themselves, including acquisitions, joint ventures or other similar transactions.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of capital, including the proceeds of this offering, is being optimized.

DILUTION

If you invest in our common stock in this offering, your investment will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our Common Stock and the pro forma net tangible book value per share of our common stock after giving effect to this Offering.

Our net tangible book value as of March 31, 2016 was $(363,141), or approximately $(0.008) per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this Offering and the as-adjusted net tangible book value per share of common stock immediately after completion of this Offering. After giving effect to our sale of the maximum number of [ ] shares of Common Stock in this Offering (which also includes one Warrant per share of Common Stock purchased, which is excluded for the purposes of this calculation) at an assumed public offering price of $[ ], and after deduction of estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2016 would have been $[ ] million, or $[ ] per share. This represents an immediate increase in pro forma net tangible book value of $[ ] per share to existing stockholders and an immediate dilution in net tangible book value of $[ ] per share to investors of this offering, as illustrated in the following table:

Assumed offering price per share	$	[ ]*
Actual net tangible book value per share before this Offering as of March 31, 2016		$(0.008)
Increase in net tangible book value per share attributable to new investors		[ ]
Pro forma net tangible book value per share after this Offering as of March 31, 2016		[ ]
Dilution in net tangible book value per share to new investors in the Offering		[ ]

*The offering price includes one Warrant per share of Common Stock purchased which is not included in the calculation of the table and the above discussion.

The table above is based on shares outstanding as of March 31, 2016 and excludes 143,477 shares of Common Stock listed as “to be issued” on our balance sheet.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2015 and March 31, 2016. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

	As of December 31, 2015	As of March 31, 2016
	Actual	Actual

Preferred Series A stock outstanding (includes retroactive adjustment for subsequent conversion)	—	—
Common stock outstanding (shares)	46,939,965	47,806,744
Common stock to be issued and sold in this Offering (shares)	624,000	143,477
Additional paid in capital	$12,096,744	$14,057,653
Accumulated deficit	$(11,832,521)	$(14,468,744)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$316,737	$(363,141)

DESCRIPTION OF BUSINESS

Organization

We were incorporated in the state of Delaware on April 26, 2013 as a social network for the cannabis community.

Our principal executive office is located at MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202, and our telephone number is (720) 442-0052.

For the year ended December 31, 2015, we raised an aggregate of $3,617,663 from the sale of our securities (including the exercise of previously issued warrants for the purchase of our common stock). For the year ended December 31, 2015, we had a net loss of $8,472,898.

Our independent registered public accounting firm has issued an audit opinion for our Company, which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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Background

MassRoots was formed in April 2013 as a social network for the cannabis community. In July 2013, we launched in the App Store and since that time, have grown into a community of more than 900,000 cannabis consumers. Our users utilize MassRoots to share their cannabis experiences, follow their favorite dispensaries, and stay informed of legalization updates. Businesses use MassRoots to advertise their products directly to cannabis consumers. Our growth has been primarily driven by MassRoots’ increasing popularity as one of the first national cannabis brands and word of mouth virility from our users. We believe that by creating a central community of hundreds of thousands of cannabis consumers, we are creating a valuable marketing channel for cannabis and its ancillary products.

As a technology company, MassRoots is able to rapidly scale its products and services with minimal marginal costs – each additional user or business that we add to our platform adds negligible server hosting costs. It also allows us to have exposure to every regulated cannabis market without establishing a physical presence in each state. This minimizes the costs of scaling and required capital while, at the same time, offering a direct role in the cannabis industry without ever touching the plant itself.

MassRoots has strong relationships in both the technology and cannabis industries. As a semi-finalist for the Extreme Tech Challenge, MassRoots was introduced to some of the leading technology investors and developers in Silicon Valley and became one of the first cannabis-related companies to present on stage at the Consumer Electronics Show (CES) in early 2016. At the same time, MassRoots raised much of its seed-stage capital from the ArcView Group, the largest network of cannabis investors and businesses in the industry, enabling the Company to develop relationships with the key plays in the cannabis sector.

Definitions of Key Metrics

Total users ("Users") is defined as every user who currently has an account with MassRoots. It does not include users who have deleted their account. It does not reflect active usage over any set period of time.

User interactions ("Interactions") is defined as anytime a User follows another User, posts a status, comments on a status, or likes a status.

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Our Products and Services

Our technology platform consists of our consumer-facing social network (accessible through our Andriod application, iOS application, and web portal) and our business-facing advertising portal, MassRoots for Business.

The MassRoots Network

Verizon
11:15 AM
Discover
Hashtags
Posts
coolsmoketricks
breal
BeautifulBuds
liser
Verizon
11:14 AM
82%
Profile
Good Chemistry
@goodChemistry
2,652 Buds
Following
Denver, CO
Go
(720) 524-4657
Call
goodChemistry
3 days ago
Master Kush. #relaxation #relief #goodChem #indica #MakingLifeBetter #aurora #colfax

Examples showing the current user interface of our iOS application.

The MassRoots network is accessible as a free mobile application through the iOS App Store, the Google Play Marketplace, and as a website at www.MassRoots.com. These applications and services work in a similar manner as other social networks, such as Facebook, Instagram, Twitter and Vine.

Users may create a profile by choosing a username, setting their password and agreeing to our Terms and Conditions. We do not require users’ real names, email address or phone numbers.

  Users have the ability to follow other users on the network. By “following” an account, users are essentially “opting-in” to their posts, allowing them to be displayed on their newsfeed.
  Users’ newsfeed displays all the posts from users that they follow in reverse-chronological order, with the most recent posts being at the top. A user’s profile page displays all the posts from that particular user.
  Users have the ability to like, comment and report statuses from other users. By “liking” a status, a user is indicating his or her approval of the post’s content. By commenting on a status, users are free to voice their opinions or comments on the post’s content. By reporting a status, users can flag content that violates our Terms and Conditions, including spam, harassing content and posts about other drugs.
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  Users have the ability to tag other users and use hashtags to categorize posts. By using the “@” symbol followed by a username, users can tag other users in posts they want them to see or if they are included in the picture or post. By using the “#” followed by a categorical word, users can categorize posts based on their content.
  Users have the ability to post pictures with text captions or just text statuses.
  Users have the ability to search for users based on their username and the ability to search by hashtag to display all results within a particular category. Users can sort hashtag searches by their popularity or when they were posted.
  Users have the option to provide their phone number to MassRoots (but is not required) so their friends can search their contacts for friends with a MassRoots profile. Users also have the ability to invite their contacts that are not on MassRoots to join via text message.
  Whenever an Interaction takes place involving a user (follow, like, comment, tag), they are sent a push notification on their mobile device notifying them of the action.
  Users have the ability to set their profile to public and private, as well as enabling and disabling web-access. By setting their profile to public, any user on MassRoots’ apps will be able to see the public profile’s posts and follow the account. When a profile is private, another user must request to follow their account and the account owner must grant permission before they can view any of the account’s posts. By setting an account to web-enabled, it allows public profiles to be visible via the MassRoots website. By setting an account to web-disabled, both public and private profiles are not viewable through www.MassRoots.com.

In early December 2015, MassRoots released a new web platform, indexing the public content on MassRoots on Google for the first time. Alexa ratings are a public measure of a website’s popularity and are used by advertising agencies to gauge websites’ advertising value – similar to a Nielsen rating for television broadcast. During the month of January 2016, MassRoots.com experienced its highest ever Alexa ratings 21 out of the 31 days of the month, reflecting increasing amounts of web traffic. Over the coming months, MassRoots plans to introduce new features to our network to accelerate our user growth, boost retention, and open additional revenue streams.

MassRoots for Business

We launched MassRoots for Business in early March 2015 as an online portal for dispensaries to schedule posts, view analytics and gain insights into their followers. The basic service is available to businesses for no cost. Over 1,000 cannabis businesses were utilizing MassRoots for Business as of December 31, 2015, including 62% of the dispensaries in Colorado.

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MassRoots for Business operates in the following manner:

  A business can register for the MassRoots for Business portal with its name, business name, email address, phone number, MassRoots username and password (to verify ownership of a particular page).
  A MassRoots employee will then review the account to ensure it is in full compliance with state law. This may involve requiring the dispensary to provide its state dispensary license.
  The business can then access the MassRoots for Business portal, which will consist of five main pages: Dashboard, Posts, Profile, Billing and Contact.
  On the Dashboard, a business can view all the main analytics regarding its account: its follower count, likes per post, total reach of its posts and advertising, and balance on its account. Interactive graphs will allow businesses to track these metrics over time.
  On the Posts page, businesses can schedule posts, view analytics, and promote popular content.
  On the Profile page, businesses can edit their description, username, profile picture, URL, address, contact email, contact phone number and schedule future posts.
  On the Billing page, businesses can enter their credit card information and view past receipts of payment. The advertising portal will operate on a pre-paid basis.
  On the Contact page, businesses can contact a MassRoots employee with any questions or issues.

We started monetizing MassRoots’ network in August 2015 through advertising. We currently offer businesses the ability to sponsor posts through widely-followed MassRoots accounts run by our employees, have their products featured in our weekly email newsletter to over 500,000 opt-in email subscribers, and sponsor content on the MassRoots blog. We generated over $150,000 in revenue through these channels in the last 4 months of 2015. We believe the revenue MassRoots is generating will continue to reduce the Company’s monthly negative cash flow.

MassRoots’ business model is designed to scale as marijuana legalization continues to spread. Every state that legalizes the medicinal or adult-use of cannabis expands the number of licensed businesses in the industry, increasing our potential customer base and potential revenues.

Monetization of Our Network and Other Long Term Plans

While MassRoots does not collect Users’ names or phone numbers, we still collect a sufficient amount of information to effectively monetize our network. For instance:

  Based on the nature of someone downloading and using MassRoots, we know they are an active cannabis consumer or enthusiast.
  When a User accesses MassRoots’ apps and websites, we are able to collect Users’ location information down to the zip code.
  Based on the pictures and hashtags Users posts, we can determine what type of cannabis they prefer to consume; how they prefer to consume it; what time of day they are most active.
  Based on the usertags that Users posts, we can determine who their friends are and who is within their social circle of influence.

Because we do not collect personally-iBased on the usertags that Users posts, we can determine who their friends are and who is within their social circle of influence.dentifiable information, this data has relatively little value outside of our network, so MassRoots has no intention of selling or disclosing this information to third parties for use outside of our network. However, it has significant value when used to target advertising and services directly to Users within the MassRoots network; therefore, it is of the highest importance that MassRoots is able to build out products and services that keep our Users engaged and on the network for extended periods of time. The amount of revenue MassRoots may be able to generate per User is directly correlated to the time they spend on the network, their engagement with other Users and the quality of posts they put on the network. Additionally, the number of Apps, Websites and Services built using MassRoots’ APIs will also significantly impact the value per User – so long as MassRoots is integrated with these third party applications, we will be able to collect data, serve advertising and boost engagement to, from and between our Users, increasing their value.

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Integration with Dispensary Point of Sale Systems

During the third quarter of 2016, we expect to begin integrating MassRoots with dispensary point of sale systems, enabling businesses to target advertising to Users based on their purchasing history. For example, if a particular User goes to a dispensary every week for a month and purchases a chocolate brownie edible and then does not come back for two weeks, the dispensary would be able to send them a targeted ad offering them 20% off their next chocolate brownie edible purchase. The dispensary would be able to control the advertising offer, the targeting options, and all other relevant information. This will enable cannabis-related businesses to use data to target advertising directly to the consumers most likely to take action based on them, very similar to other social networks.

To facilitate this integration with dispensary point of sale systems, during the second quarter of 2015, MassRoots invested $175,000 in exchange for preferred shares of Flowhub LLC (“Flowhub”), a seed-to-sale system, equal to 8.95% of the then outstanding equity of Flowhub. Since that time, we have been working with Flowhub to integrate their system with our network. We believe that Flowhub has developed the “next generation” of seed-to-sale software and believe there is tremendous amount of synergies between the data both MassRoots and Flowhub collect. We believe that by consolidating data from such cannabis point of sale systems, grow operations, and our consumer-facing social network, we will have some of the most important data available in the cannabis industry.

User Growth and Product Distribution Channels

The MassRoots app is distributed free of charge through the iOS App Store and the Google Play Marketplace. Prospective users can search for MassRoots on these platforms, read user-reviews and make a decision on whether to download and utilize the MassRoots app. The MassRoots network is also accessible through desktop and mobile web browsers by navigating to www.MassRoots.com. Our MassRoots for Business portal is distributed at Business.MassRoots.com where businesses may request access.

MassRoots has primarily gained Users through organic growth - Users telling their friends to join the network. This is supported by the number of endorsements MassRoots receives on Instagram and Twitter, viewable by searching “#MassRoots”.

MassRoots also retains the owners of several widely-followed Instagram, Facebook and Twitter accounts as independent contractors. We estimate there are over 6,000,000 people actively posting about cannabis or following cannabis-related pages on Instagram – our team viewed this as the easiest market for us to capture as these users were already discussing cannabis in a social environment on a mobile application.

Apple App Store Removal, User Support and Restatement, and Similar Matters

On November 4, 2014, the MassRoots App was removed from Apple’s iOS App Store due to what we originally believed was a compliance issue with the App Store review team. Existing iOS users were still able to access and use the MassRoots App; however, new users were prohibited from downloading it. We discovered that this was a result of the App Store review team changing their app enforcement guidelines to prohibit all social cannabis applications.

When we learned of the true nature of this policy change, we immediately began organizing the cannabis community and industry against it. In early January 2015, we co-signed a letter to Apple’s CEO, Tim Cook, along with several cannabis business leaders, arguing that the App Store’s policies were stifling innovation in the cannabis industry. Over 10,000 of our users sent personal emails to Apple advocating why MassRoots should return to the App Store – with their arguments ranging from freedom of speech and expression to cannabis patients suffering from anxiety who need social support networks.

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In early February 2015, an App Store representative informed us Apple had revised its enforcement guidelines – social cannabis applications that were geo-restricted to the states with medical cannabis laws were once again permitted. On February 12, 2015, MassRoots returned to the App Store after we implemented the geo-restrictions.

While we are grateful to Apple for reversing its decision, we cannot guarantee this policy will remain in place. The iOS App Store is one of the largest content distribution channels in the world and is the only way to effectively distribute software to the significant portion of the United States population who own iPhones and iPads. The iOS App Store review team is essentially a regulator for our product – they decide what rules all applications in the iOS App Store must operate by and how to enforce those regulations. The rules related to cannabis-related apps are not published, enforcement of those rules is difficult to predict, and the App review and appeal processes are conducted in secret without public oversight. MassRoots will continue to push for a more open and transparent app review process – especially when such policies and decisions directly impact a large portion of the population – but there is no guarantee we will be successful in those efforts.

MassRoots has not encountered any regulatory issues with the Google Play Store nor have any of our competitors. Under their respective developer license agreements, Apple, Inc. and Google, Inc. have the right to update their iOS App Store and Play Store policies, respectfully, to prohibit cannabis-related applications at any time. This could result in many prospective users being unable to access and join our network and existing users being unable to access our App.

Our activities outside of the application stores have also faced backlash and resistance due to our status as a cannabis-related company. For example, our Instagram account has a wide following of over 380,000 followers, the most of any cannabis related company, per social media research website Awesomepova.com, and we utilize this following to help expand our user base. However, in a situation similar to the App Store removal, our Instagram account (along with several other cannabis related accounts) was suspended in January 2016 without notice or explanation from Instagram. The account was later reinstated on February 26, 2016. While we feel that our platform is at the point where any potential suspension will not affect our user growth, we expect to continue to face similar situations in the future that may cause disruptions, if only temporary, to our business plan.

MassRoots Store

MassRoots also operates MassRoots.com/shop, an e-commerce platform built on the Shopify platform. Visitors are able to order MassRoots t-shirts, jars and stickers by selecting the products they would like to order, entering their shipping and billing information and confirming the order. MassRoots.com/shop is not part of the Company’s primary business plan and we do not expect it to be a main focus of the Company as we grow – it is primarily meant to distribute marketing collateral to our fan base to help raise awareness and accelerate our user growth.

Market Conditions

MassRoots is poised to take advantage of two rapidly growing industries: cannabis and mobile technology.

Cannabis Market Growth and Current Trends

Since the MassRoots app first launched in July 2013, there have been a series of events that have help further shape the development of the cannabis and mobile technology industries:

·	On August 29, 2013, Deputy Attorney General James Cole issued a memo (the “Cole Memo”) in response to certain states passing measures to legalize the medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law, but does recommend that U.S. Attorneys focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, and strict-enforcement of state laws by regulatory agencies, among other priorities.

·	On January 1, 2014, the first sales of cannabis for adult-use permissible under state law took place in Colorado. This event resulted in significant media coverage for the industry. Since that time, three other states and the District of Columbia have made adult-use permissible under their state law and several states have ballot proposals pending at upcoming elections.
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·	On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries had been forced to operate on a cash basis, presenting significant security and accounting issues. This was a major step in legitimizing and accepting the cannabis industry on a national level. Further, the passing of the Rohrabacher Farr Amendment (defined below) in 2014 and 2015 indicates some level of support in Congress for medicinal cannabis, even if its actual effect is still undetermined.

See additional discussion on government regulations in the “Government Regulation” section below.

Current States With Laws Permitting the Medical or Adult Use of Cannabis

As of July 29, 2016, 25 states and the District of Columbia have passed laws allowing some degree of medical use of cannabis, while four of those states and the District of Columbia have also legalized the adult-use of cannabis. The states which have enacted such laws are listed below:

State	Year Passed
1. Alaska*	1998
2. Arizona	2010
3. California	1996
4. Colorado*	2000
5. Connecticut	2012
6. District of Columbia*	2010
7. Delaware	2011
8. Hawaii	2000
9. Illinois	2013
10. Maine	1999
11. Maryland	2014
12. Massachusetts	2012
13. Michigan	2008
14. Minnesota	2014
15. Montana	2004
16. Nevada	2000
17. New Hampshire	2013
18. New Jersey	2010
19. New Mexico	2007
20. New York	2014
21. Pennsylvania	2016
22. Ohio	2016
23. Oregon*	1998
24. Rhode Island	2006
25. Vermont	2004
26. Washington*	1998

* State has enacted laws permitting the adult use of cannabis, in addition to medical use.

Public Support for Legalization Increasing

A Gallup poll conducted in October 2013 found that 58% of the American people supported legalizing the adult-use of cannabis, an increase of 22% from 2005. This is the first time in American history the majority of registered voters support the full legalization of cannabis for adult-use. Moreover, 67% of participants aged 35 and below voted in support of recreational adult-use, setting the trend for years to come.

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A 2016 ArcView Market Research report predicts an additional 14 states will legalize the adult-use of cannabis and two states will legalize medical-use within the next five years. If public support for cannabis legalization continues to increase, we believe it is likely that Federal policies towards marijuana will be reformed. The combination of additional states legalizing adult-use under state law, expansion of medical-use provisions in states where it is currently permitted under state law and increased public awareness is projected to cause marijuana sales permitted under state law to grow from $1.43 billion in 2013 to $10.2 billion in 2018, according to ArcView Market Research.

Market Conditions that Could Limit Our Business

Cannabis is a Schedule I Controlled Substance under Federal law and, as such, there are several factors that could limit our market and our business. They include, but are not limited to:

·	The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law. Random drug screenings and potential enforcement of these employment provisions significantly reduce the size of the potential cannabis market;
·	Enforcement of Federal law prohibiting cannabis occurs randomly and often without notice. This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions;
·	There is no guarantee that additional states will pass measures to legalize cannabis under state law. In many states, public support of legalization initiatives is within the margin of error of pass or fail. This is especially true when a supermajority is needed to pass measures, like in Florida, where a state constitutional amendment permitting medical cannabis has been proposed but requires 60% approval to pass. Changes in voters' attitudes and turnout have the potential to slow or stop the cannabis legalization movement and potentially reverse recent cannabis legalization victories;
·	There has been some resistance and negativity as a result of recent cannabis legalization at the state level, especially as it relates to drugged driving. The lack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana legalization; and
·	Even if the Federal government does not enforce the Federal law prohibiting cannabis, the legality of the state laws regarding the legalization of cannabis are being challenged through lawsuits. Oklahoma and Nebraska recently sued Colorado over the legalization of cannabis, and other lawsuits have been brought by private groups and local law enforcement officials. If these lawsuits are successful, state laws permitting cannabis sales may be overturned and significantly reduce the size of the potential cannabis market and affect our business.

Additional discussion of government regulations is available in the “Government Regulation” section below.

Technology Industry

Mobile Devices Dominate the Industry

Over the past five years, mobile devices have redefined the technology industry. Smartphones were owned by two-thirds of U.S. mobile subscribers as of the fourth quarter of 2013, according to a February 2014 Nielsen Research Report. Smartphone sales worldwide increased 38.4% worldwide in 2013 according to a January 2014 IDC’s Worldwide Quarterly Mobile Phone tracker report. Additionally, 195 million mobile tablets were sold in 2013, an increase of 67.9% year over year, according to a March 2014 Gartner Research Report.

When the rapidly-growing smartphone and tablet market size is combined with the development of fast, reliable and relatively inexpensive data plans from wireless carriers, it becomes clear why mobile applications “Apps” have surged in popularity and value over recent years.

The Rise of Mobile-First Networking

The popularity, market share and value of mobile-first networks are increasing, especially if focused on a niche market.

  In August 2012, Facebook acquired Instagram for $521 million, a network without significant revenue, but a user base of approximately 100 million.
  In late 2013, Facebook bid a reported $3 billion to purchase SnapChat, which was rejected by SnapChat’s Board of Directors.
  In early 2014, Facebook acquired WhatsApp for a reported $18 billion in cash and stock.

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Additionally, there has been rapid growth in other mobile user driven niche networks, such as: Whisper (anonymous confessions) recently raised $30 million at a reported $200 million valuation; Vine (short videos) was acquired pre-launch by Twitter for $30 million; and Badoo (adventurers) has a reported valuation of $2 billion.

The Intersection of Mobile, Niche-Networking and Cannabis

MassRoots’ top priority will remain expanding our user-base and increasing engagement on the network. In addition to strengthening MassRoots’ standing within the cannabis community, public markets have placed significant value on rapidly expanding networks, as seen by the market capitalizations and price-to-earnings ratios (where applicable) in the social networking industry. As a mobile-first network focused on the cannabis industry where permitted under state laws, MassRoots is poised to take advantage of the increasing popularity of mobile devices, the emergence of a multi-billion dollar cannabis industry and the decelerating growth of Twitter and Facebook.

Fundraising and Previous Offerings

Since our inception, we have spent considerable effort on fundraising to support the operations of the Company.

In connection with an offering that occurred in October 2013, the Company filed an Amended and Restated Certificate of Incorporation which authorized the issuance of 21 shares of preferred stock (6,397,958 common shares post-Exchange) with a par value of $1.00 per share, 17.65 shares (5,377,332 common shares post-Exchange) of which were designated as Series A Preferred Stock. Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in liquidation and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends).

 In October 2013, the Company entered into agreements to issue 5.88, 5.88, and 5.89 Series A Preferred shares (1,791,428, 1,791,428, and 1,791,475 common shares post-Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for a $50,000 investment from each. In addition, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) to Douglas Leighton for financial consulting services (collectively, the “Original Offering”).

The Reorganization, March 2014 Offering and Registration Rights

In preparation for the March 2014 Offering (as defined herein) and the Company’s intention of becoming a publicly traded entity, on March 18, 2014 the Company entered into an Agreement and Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Amended and Restated Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock and amended the par value of the Company’s common stock to $0.001 per share; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis (including the accrued divided); and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

In March 2014, we raised gross proceeds of $475,000 through an offering of our securities to certain accredited and non-accredited investors consisting of: (i) $269,100 face amount of convertible debentures convertible into up to 2,691,000 shares of the Company’s common stock at $0.10 per share (the “Debentures”), together with warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share (the “Debenture Warrants”); and (ii) 2,059,000 shares of our common stock at $0.10 per share with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $0.40 per share (the “Common Stock Warrants”) (collectively, the “March 2014 Offering”). Five investors received Debentures and warrants, while 36 accredited and unaccredited investors received the common stock and warrants. In July 2015, one investor exchanged 1,000,000 shares of Common Stock for a warrant exercisable into 1,000,000 shares of our common stock at $0.001 per share, with materially the same terms as the $0.001 Consulting Warrants(as defined below).

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In connection with the March 2014 Offering, we entered into certain registration rights agreements (the “Registration Rights Agreement”), whereby we agreed to use our commercially reasonable efforts to prepare and file a registration statement with the SEC within forty-five (45) days after March 24, 2014, covering all outstanding shares of common stock (including all shares of Common Stock sold in the March 2014 Offering), in addition to all shares of common stock underlying the Debentures, Debenture Warrants, and Common Stock Warrants.

Additionally, as payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess Opportunity Fund, II LP (“Dutchess”) a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share. The Company also granted certain registration rights to Dutchess covering all shares of common stock issuable upon the exercise of each of the warrants it received in connection to the March 2014 Offering.

On September 15, 2014, our resale registration statement on Form S-1 covering 50,400,000 shares of common stock outstanding or shares of common stock underlying warrants or debentures received in connection to the March 2014 Offering (“2014 Registration Statement”) became effective.

In March 2016, holders of the Debentures agreed to revise the maturity date of the Debentures from March 24, 2016 to March 24, 2018.

Additional Offerings

From September 15, 2014 to March 11, 2015, we completed an offering of $861,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share and warrants to purchase up to 866,000 shares of common stock at $1 per share.

From April 1, 2015 through April 17, 2015, we completed an offering of 960,337 shares of the Company’s common stock to certain accredited and unaccredited investors, pursuant to which, the Company received gross proceeds of $576,200. The Company terminated this offering as of April 17, 2015. The Company compensated Chardan Capital Markets, LLC, its placement agent for the offering, $20,000 in cash and 262,560 shares of common stock as commission for this placement.

From June 10, 2015 through July 13, 2015, we sold 1,540,672 shares of unregistered common stock to certain accredited investors for gross proceeds of $1,140,502. In connection with this offering, Chardan Capital Markets LLC, its placement agent for the offering, received $27,200 in cash and 80,560 shares of the Company’s common stock as commission for this placement.

On November 9, 2015, we sold 815,500 shares of common stock, with warrants to purchase 407,475 shares of common stock, in a registered offering to certain unaccredited and accredited investors for gross proceeds of $1,019,375 to the Company. We did not utilize a placement agent in this transaction.

In December 2015, we issued 146,200 three year warrants with an exercise price of $1.06 to our holders of outstanding warrants issued in conjunction with our September 15, 2014 to March 11, 2015 offering. These warrants were issued in exchange for the holder agreeing to waive certain provisions providing price protection of the warrant received in the September 15, 2014 to March 11, 2015 offering.

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In March 2016, we completed a private offering (“March 2016 Note Offering”) to certain accredited investors of six (6) month secured convertible notes with a principal amount of $1,514,667 (the “Bridge Notes”) together with five year warrants to purchase an amount of shares of the Company’s common stock equal to the number of shares of common stock issuable upon the conversion of the Bridge Notes in full and having an exercise price of $1.00 per share. The Bridge Notes are secured by all the assets of the Company, and each of the executive officers of the Company entered into a lock-up agreement whereby they agreed to not sell or offer any shares of the Company’s common stock owned by them until the Bridge Notes are fully repaid, redeemed or converted. The Bridge Notes may be convertible into shares of the Company’s common stock at a price per share equal to the lower of (i) one dollar ($1.00), and (ii) a 25% discount to the price at which the Company next conducts an offering after the issuance date of the note; provided, however, if any part of the principal amount of the note remains unpaid at its maturity date, the conversion price would be equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the notes’ maturity date. If the note is not repaid by the maturity date, the investors will receive, in aggregate but calculated pro rata to the principal amounts remaining outstanding at the time of maturity, up to five hundred thousand (500,000) shares of the Company’s common stock. Gross proceeds received by MassRoots in this offering was $1,420,000, while net proceeds were $1,271,600 (excluding any legal fees). In connection with this offering, Chardan Capital Markets LLC, our placement agent for the offering, received $123,400 in cash as commission for this placement.

Status of NASDAQ Application/Withdrawal

We applied to have our Common Stock listed on the NASDAQ Capital Market (“NASDAQ”). In connection to this application, we also received approval from our shareholders to effect a reverse stock split in order to meet the initial listing requirements of the NASDAQ Capital Market.

While we believe the Company would meet the NASDAQ listing requirements, on May 23, 2016, the Company received preliminary notice that its application for listing had been denied. While not confirmed in writing by NASDAQ, the Company believes that this preliminary denial was at least partially related to the fact that we may be deemed as "aiding and abetting" the distribution of an illegal substance under Federal law. On June 7, 2016, the Company formally withdrew its application to list on NASDAQ and reaffirmed its focus on its core business. The Company will continue to evaluate the potential for filing a new application with NASDAQ or other securities exchange going forward; however, there can be no assurance that the Company will ever decide to file a new application, or, even if a new application is filed, that the Company will ever be successful in having its shares listed on a securities exchange.

Employees and Consultants

 MassRoots has 33 full-time employees, two part time employees, and one full time independent contractor.

Amount Spent on Research and Development

MassRoots invests a significant portion of its operating budget in developing new mobile communications tools, location-based services and in cross-platform compatibility software. We expect to spend approximately $1,500,000 during the fiscal year ended December 31, 2016 on development-related payroll and expenses. We spent $651,000 on research and development-related salaries for the year ended December 31, 2015.

Insurance

In December 2015, MassRoots began offering health, dental and vision insurance to its employees at an estimated monthly cost of $10,000. MassRoots also carries general liability and worker’s compensation insurance for its employees. We do not currently hold any other forms of insurance, including directors’ and officers’ insurance. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

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Government Regulation

Marijuana is a categorized as a Schedule I controlled substance by the Drug Enforcement Agency and the United States Department of Justice and is illegal to grow, possess and consume under Federal law. However, 25 states and the District of Columbia have passed state laws that permit doctors to prescribe cannabis for medical-use and four states and the District of Columbia have enacted laws that legalize the adult-use of cannabis for any reason. This has created an unpredictable business-environment for dispensaries and collectives that legally operate under certain state laws but in violation of Federal law.

Cole Memo

On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws, so long as:

·	cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;
·	the proceeds from sales are not going to gangs, cartels or criminal enterprises;
·	cannabis grown in states where it is legal is not being diverted to other states;
·	cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;
·	there is not any violence or use of fire-arms in the cultivation and sale of marijuana;
·	there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and
·	cannabis is not grown, used, or possessed on Federal properties.

The Cole Memo is meant only as a guide for United States Attorneys and does not alter in any way the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law. We believe we have implemented procedures and policies to ensure we are operating in compliance with the "Cole Memo". However, we cannot provide assurance that our actions are in full compliance with the Cole Memo or any other laws or regulations. Per MassRoots’ Terms and Conditions:

·	Users must agree that they are located in a state where medical-use or adult-use of cannabis is legal;
·	Users must be of legal age to consume cannabis in their particular state (18 or 21 years old, depending on the state);
·	Users may only post content that is in compliance with their state’s laws;
·	Users may not solicit or distribute cannabis through MassRoots unless they are a licensed dispensary(we also do not currently facilitate in-app messaging, forcing all conversations to take place in a public environment);
·	Posting of any other drugs or substances, including prescription pain pills, is prohibited and will result in account termination;
·	Posting of any violence or threat of violence is prohibited and will result in account termination;
·	Posting of any drugged-driving content is prohibited and will result in account termination; and
·	Posting of any copyright-protected content is prohibited and will result in account termination.

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We have implemented an aggressive content and account review program to ensure compliance with our Terms and Conditions. Users have the ability to report any status or account that is in violation of our terms and we encourage users to do so as any illegal content jeopardizes the network for all our users. When a status or account is reported, the post is automatically removed from the network until further review. A MassRoots employee then reviews the content within 24 hours and either approves it as within our Terms and Conditions or permanently deletes it and bans the user account.

In addition, as part of the agreement to allow our app to return to the Apple App Store, we implemented restrictions to restrict new users to our mobile apps to the 25 states with medical cannabis laws.

Our business plan includes allowing cannabis dispensaries to advertise on our network which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend to remain within the guidelines outlined in the Cole Memo. However, we cannot provide assurance that we are in full compliance with the Cole Memo or any other laws or regulations.

Rohrabacher Farr Amendment

On December 16, 2014, H.R. 83 - Consolidated and Further Continuing Appropriations Act, 2015 was enacted and included a provision known as the “Rohrabacher Farr Amendment” which states:

None of the funds made available in this Act to the Department of Justice may be used, with respect to the States of Alabama, Alaska, Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Illinois, Iowa, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, Oregon, Rhode Island, South Carolina, Tennessee, Utah, Vermont, Washington, and Wisconsin, to prevent such States from implementing their own State laws that authorize the use, distribution, possession, or cultivation of medical marijuana.

The Rohrabacher Farr Amendment represents one of the first times in recent history that Congress has taken action indicating support of medical cannabis. The Rohrabacher Farr Amendment was renewed by Congress in 2015 and remains in effect currently.

The Rohrabacher Farr Amendment would appear to protect the right of the states to determine their own laws on medical cannabis use; however, the actual effects of the amendment are still unclear. The Rohrabacher Farr Amendment did not remove the federal ban on medical cannabis and cannabis remains regulated as a Schedule I controlled substance. Further, the United States Department of Justice has interpreted the Rohrabacher Farr Amendment as only preventing federal action that prevents states from creating and implementing cannabis laws — not against the individuals or businesses that actually carry out cannabis laws – and has continued to sporadically commence enforcement actions against individuals or businesses participating in the cannabis industry despite such participation being legal under state law. Whether this interpretation is appropriate is still being litigated, and, while an initial district court decision has not supported the Department of Justice’s interpretation, such decision is currently under appellate review. In addition, no matter what interpretation is adopted by the courts, there is no question that the Rohrabacher Farr Amendment does not protect any party not in full compliance with state medicinal cannabis laws.

Potential Changes to Federal Laws and Enforcement Priorities

Although the Department of Justice has stated in the Cole Memo that it is not an efficient use of limited resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical cannabis, there is no guarantee that the Department of Justice’s position will not change regarding the low-priority enforcement of federal laws. Further, the United States is undergoing an election year in 2016 and a new administration could introduce a less favorable cannabis enforcement policy. There can be no assurances that any future administration would not change the current enforcement policy and decide to strongly enforce the federal laws.

In light of the 2005 U.S. Supreme Court ruling in Gonzales v. Raich, under the commerce clause of the constitution, Congress may pass laws to criminalize the production and use of home-grown cannabis even where states have approved its use for medicinal purposes, which leads to the conclusion that the Controlled Substances Act may preempt state laws relating to any cannabis-related activity. Any such change in the federal enforcement program of current federal laws could cause significant financial damage to our business. While we do not directly harvest, distribute, or distribute cannabis today, we still may be deemed to be violating federal law and may be irreparably harmed by a change in enforcement by the federal or state governments.

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Trademarks

On March 31, 2014, we applied for a trademark of the “MassRoots, Inc.” name in the United States. However, several factors, including the Company’s app being removed from Apple’s iOS App Store, required the Company to focus its resources in other areas away from completing the trademark application process, and the trademark application was deemed to be abandoned. The Company expects to reapply for this trademark in 2016.

Competitors, Methods of Completion, Competitive Business Conditions

We do not believe that we face significant direct competition in the “social network for the cannabis community” sector. No other network in the space currently has a significant user base or significant outside funding.

MassRoots competes with Facebook, Instagram and Twitter, and other social networks for users’ engagement; many of these competing social networks have substantially more financial resources, a better user-experience and a significantly larger user-base than MassRoots. Our differentiator is that MassRoots is solely dedicated to cannabis-related content, information most users do not feel comfortable sharing on these other networks as it may jeopardize their personal and professional reputations. Additionally, MassRoots is developing specialized features for the cannabis industry (such as a strain tagger) that competing networks likely will not spend the time and resources to develop given that only a small portion of their user-base consumes cannabis. This density of cannabis consumers and content is what makes MassRoots attractive to cannabis consumers and serves as our main competitive advantage.

Network effects have come to dominate consumer habits, which can provide protection to networks such as MassRoots. For example, Google+ failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to overtake SnapChat due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using. Every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry to competitors becomes higher.

While it is true that some networks, such as Friendster and MySpace, failed after building significant user-bases, we believe a primary reason for their failure was technical: their platforms underwent routine maintenance that took the network offline for hours at a time, they did not focus on the underlying user-experience, and they overwhelmed the users with advertisements. This created opportunities for well-financed competitors to emerge. We believe that by employing a similar strategy to other successful social networks and maintaining a focus on the user experience, combined with strong network effects of our large user-base, we will be able to create and maintain significant long-term shareholder value.

MassRoots competes with other cannabis networks such as WeedMaps, Leafly and THC Finder for advertisers’ dollars. WeedMaps and THC Finder are platforms that allow users to find and review dispensaries. Leafly is primarily a strain-guide that allows users to find information on strains, add a review and find it at a dispensary closest to the user. In most situations, cannabis consumers are not looking to change dispensaries often. All of these services – WeedMaps, Leafly and THC Finder – lack the daily, weekly and monthly recurring usage that drives long-term value for advertisers. We believe that MassRoots’ recurring usage and the ability to target advertisements to users based on their previous posts will present a superior value proposition to advertisers.

Legal Proceedings

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

Sources and Availability of Raw Materials

We do not use raw materials in our business.

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Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Reports to Security Holders

We are required to file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC's web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at investors.massroots.com/.

PROPERTIES

On April 14, 2015, the Company completed the relocation of its headquarters to 1624 Market Street, Suite 201, Denver, CO 80202 which we leased on March 20, 2015 pursuant to a lease agreement with RVOF Market Center, LLC (“201 Lease”). Under the 201 Lease, we agreed to rent 3,552 square feet of office space at that location for a term of 37 months, under which the Company will pay a base rate of $0 for the first month, $8,288 for months two through 13, $8,584.00 for the months 14 through 25, and $8,880.00 for the months 25 through 37. We did not incur a significant cost related to the move to this location.

We amended this lease in January 2016 (the “203 Amendment”) to include Suite 203, also located at 1624 Market Street in Denver, CO 80202, which allows us to expand our headquarters by an additional 1,508 square feet of office space. For this expansion (and in addition to the rent paid under the 201 Lease), we will pay $0 until May 30, 2016, $3,644 for each month from June 1, 2016 to May 30, 2017, $3,770 for each month from June 1, 2017 to May 30, 2018, and $3,896 for each month from June 1, 2018 to November 30, 2018.

We do not own any real property.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to expand our current space or locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

MassRoots, Inc. was incorporated in the state of Delaware on April 26, 2013, to be a mobile network for the cannabis community. Since our inception, we have generated only minimal revenues from business operations. Our independent registered public accounting firm has issued a going concern opinion. This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

The below discussions are as of the date stated (unless specifically noted otherwise) and should be read in conjunction with financial statements and notes thereto for the applicable period referenced. These discussions may include information that has since changed and may not be consistent with other sections of this prospectus.

Discussion as of March 31, 2016

Overview

MassRoots, Inc. is a Delaware corporation formed on April 24, 2013. Our principal place of business is located at 1624 Market Street, Suite 201, Denver, CO 80202, our telephone number is (720) 442-0052 and our corporate website is www.MassRoots.com. The information on our website, mobile apps, and blog is not a part of this Quarterly Report on Form 10-Q.

Definitions of Key Metrics

Total users ("Users") is defined as every user who currently has an account with MassRoots. It does not include users who have deleted their account. It does not reflect active usage over any set period of time.

User interactions ("Interactions") is defined as anytime a User follows another User, posts a status, comments on a status, or likes a status.

The Product

MassRoots has created a leading technology platform for cannabis consumers, businesses and activists. Through our mobile applications and web platform, people are able to share their cannabis experiences, follow their favorite dispensaries, and stay connected with the legalization movement.

During the first quarter of 2016, MassRoots’ top development priority was migrating its backend infrastructure from Parse, a backend as a service owned by Facebook, to Amazon Web Services (“AWS”). This migration required us to restructure MassRoots’ database, redevelop certain portions of MassRoots’ mobile applications, and develop an application program interface (API) for the core functionality and features of our platform. We believe the combination of these infrastructure improvements will result in significant improvements in MassRoots’ migration to AWS was completed in early May 2016 the Company expects the performance of its platform to continue to improve as it continues to optimize its AWS infrastructure.

With a solid foundation now built on Amazon Web Services, MassRoots intends to introduce several features and products over the coming weeks and months.

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Revamped MassRoots for Business Portal

MassRoots
https://www.massroots.com/business/analytics
MassRoots
Good Chemistry
Dashboard
Post
Analytics
Profile Clicks
Profile
Advertise
212 K
TOTAL BUDS
Feb
Mar
Apr
1 Week
1 Month
1 Quater
Start 3/1/2016
End 3/31/2016
Export Data
Engagements
Likes 10.5K
Comments 5.5K
New Buds 800
500
400
300
200
100
0
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31
Mar
Impressions
Mar
Engagment Rate
Mar

Figure 1: Revamped MassRoots for Business Portal

We originally introduced MassRoots for Business in early 2015 as an online portal for businesses to schedule posts and view analytics; while useful for businesses, it did not have the features or capacity to scale to millions of dollars in revenue. Simultaneously with our migration from Parse, MassRoots began developing a new business portal directly on AWS that took into account the feedback and research we received from over 2,500 cannabis-related businesses over the past year.

The revamped MassRoots for Business portal consolidates many online marketing functions for cannabis-related business in one central platform. Businesses can schedule posts on MassRoots, Facebook and Twitter; purchase advertising on both MassRoots owned-properties as well as third party digital properties; and view actionable, real-time data from MassRoots and third party sources in easy-to-read formats. We believe this will serve as a solid foundation for future business-related features as we prepare to integrate dispensary point-of-sale data. We expect the revamped MassRoots for Business to launch in the second quarter of 2016.

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Revamped Dispensary Finder and Features

Figure 2: MassRoot’s Dispensary Funds Shown in our iOS Application

One of the main reasons people use MassRoots is to find quality dispensaries and products in their area. With our revamped dispensary finder and profiles, our goal is to provide the easiest and quickest way for consumers to do so, while integrating social recommendations to aid consumers in finding the best products. We expect our revamped dispensary finder and profiles to launch in the second quarter of 2016.

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Revamped Discover Page

Figure 3: MassRoots’ Discover page shown on our iOS Application

There are currently tens of millions of Google searches every month for cannabis-related terms and questions – consumers, voters, activists and government officials looking for high-quality, reliable information on cannabis. Since launching MassRoots’ web platform in December 2015, we have been able to generate over 2 million page views from hundreds of thousands of unique visitors by indexing the content from our network on Google; however, this is only a fraction of the total searches that occurred during the same timeframe. In order to expand our market share of search results and web traffic, we intend to expand the functionality and content of MassRoots’ discover page to better connect consumers with the information they are looking for.

The Team

MassRoots currently has 33 full-time employees working out of headquarters in downtown Denver, Colorado. The majority of these employees are engineers and designers focused on developing new features for the MassRoots platform.

Over the past several months, one of MassRoots’ top priorities has been recruiting and retaining some of the top talent in the industry. In February 2016, we recruited Jeremiah Marquis as MassRoots’ Vice President of Sales and Business Development. Previously, Mr. Marquis was one of the first 20 employees at WeddingWire, where he was instrumental in scaling the company to over $100 million in revenue and 750 employees from 2008 to 2015. Additionally, during Q1 2016, MassRoots recruited two iOS engineers, one sales representative, an Android engineer, and an additional web engineer. We believe these hires will allow MassRoots to introduce new features more rapidly, which will improve our ability to register new users and generate revenue.

MassRoots is currently in the process of recruiting a Chief Technology Officer to lead our development team as we scale into the millions of users. We believe that by recruiting and retaining the top talent in the industry, MassRoots can develop the best platform for cannabis consumers and businesses.

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User Growth and Web Traffic

From January 1, 2016 to May 16, 2016, MassRoots expanded its userbase from 725,000 to approximately 900,000. From January 1 to April 30, 2016, MassRoots’ web platform, which does not allow users to register, generated 2.26 million pageviews from 487,000 unique visitors. This resulted in MassRoots’ Alexa rating increasing from 209,848 as of December 31, 2015 to 148,282 as of May 2, 2016.

Figure 4: MassRoots User Growth from July 2014 to May 2016

Figure 5: MassRoots Alexa Score as of May 10, 2016 (Source: http://www.alexa.com/siteinfo/massroots.com)

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In February 2016, MassRoots temporarily scaled back its advertising budget until its backend migration from Parse to AWS was complete, which occurred in early May 2016. We believe – and the preliminary data is indicating – that the performance and speed improvements of this migration to AWS is significantly improving MassRoots’ retention and engagement rates, which we believe is more important than top-line user growth.

In March 2016, MassRoots entered into agreements with Santino Walter Productions, LLC, the organizer of Denver Annual 420 Rally to produce and promote the Denver Annual 420 Rally (“420 Rally Deal”). Under the terms of the agreements, which are included in our 8-K filed on March 31, 2016, MassRoots purchased a debt note with a principal amount of $156,000 from Santino Walter Productions for a purchase price of $130,000. These funds were used to book Lil Wayne and Wiz Khalifa to perform at the 420 Rally. Additionally, MassRoots is to receive 50% of all ticket and sponsorship sales, 15% of all booth sales and has the right to enter into a materially-similar agreement every year through 2020.

MassRoots primarily entered into the 420 Rally Deal to grow its user and clientele base in the Denver metro area – over 75,000 people, primarily from the Denver area, pre-registered for the 420 Rally within 3 weeks of Lil Wayne and Wiz Khalifa being announced as headliners, which would have been one of the largest marijuana-related festivals in the world. On April 16, 2016, the original date of the 420 Rally, a severe snowstorm hit Denver and forced event organizers to postpone the festival. The 420 Rally has since been rescheduled for May 21, 2016 and event organizers expect around 75,000 people will still be in attendance.

The combined effect of the Parse to AWS migration taking longer than anticipated, reduced spending on marking, the disablement of web user registrations, and the postponement of the 420 Rally caused MassRoots’ user growth to slow during Q1 2016. Going forward, we believe that the speed and infrastructure improvements from our AWS migration, the introduction of new features, continued SEO growth, and the rescheduled 420 Rally will continue to fuel MassRoots’ organic growth.

Business Model

While MassRoots’ consumer-facing network launched in July 2013, we did not start generating advertising revenue until we crossed a half million users in mid-August 2015. Our clients have primarily been ancillary businesses marketing their products to cannabis consumers through endorsed posts on MassRoots, sponsored content on our blog, and mentions in our email newsletter. It is not necessary for a user to join MassRoots in order for us to generate revenue from them – we are finding that many people will visit our website, join our email newsletter, or view a dispensary’s profile without registering for our MassRoots network.

During the first quarter of 2016, we signed advertising contracts with a value of $324,530 with 37 of the leading cannabis brands in the industry. As many of these contracts were for 3, 6 or 12-month campaigns, only a portion of the value was realized during the first quarter of 2016, and the rest will be realized over the coming quarters, building a solid foundation on which we can expand.

In March 2016, we entered into the 420 Rally Deal, under which we receive 50% of all ticket and sponsorship sales, 15% of all booth sales, and have the right to enter into a materially-similar agreement every year through 2020. From March 21 to March 31, 2016, we generated $78,138 in ticket sales for the 420 Rally through MassRoots’ digital marketing, all of which was deferred until the second quarter of 2016.

While the vast majority of MassRoots’ advertising revenue to date has come from brands within the cannabis industry, we have started to see significant interest from mainstream brands and advertising agencies looking to market to cannabis consumers. Uber and Fusion, a division of Univision, became the first mainstream brands to sponsor the 420 which has opened the doors for other major brands to evaluate the space. We believe that as the regulated cannabis market continues to expand, mainstream brands and advertising agencies will begin to allocate portions of multi-million advertising budgets towards outreach to the millions of cannabis consumers in the United States – especially food, lighter and agricultural brands. We are positioning MassRoots to be one of the first companies to receive these budget allocations.

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While our backend was still hosted on Parse, it did not make sense for us to develop localized advertising features as they would have had to be completely re-developed once we had migrated to AWS. Now that the migration is complete, one of our top priorities is rolling out localized advertising features, which will enable dispensaries and glass shops to target their advertising to just people within a certain distance of their location. In conjunction with the roll out of our dispensary map, we believe this will significantly expand the number of businesses engaging and allocating advertising budgets to our platform -- WeedMaps reportedly generated over $20 million in revenue during 2015 primarily from dispensary advertising. We expect to begin rolling out our dispensary map and features in the Denver metro area shortly after the 420 Rally on May 21, 2016 and expand to additional markets over the balance of 2016.

If MassRoots’ user and web traffic continue to grow at their current pace, we believe MassRoots could be cash flow positive on a monthly basis by the end of 2016.

On Competitive Advantage and Network Effects

We believe network effects serve as the most powerful form of competitive advantage for all consumer-facing social networks, including MassRoots. Once a person and their friends join a social network, it is unlikely they switch their active usage to another social network in the same category. For example, in 2011, Google+ launched to much fanfare as a competitor to Facebook with the resources of Google at its disposal: billions of dollars in launch and advertising costs, immediate integration with the largest search engine in the world, and the use of the Google brand. However, it failed to gain traction because Facebook already dominated desktop-based social networking.

Similarly, Facebook launched Poke in 2013 as an competition to Snapchat. Poke had more functionality and features than Snapchat, and was immediately pushed to millions of Facebook users and it had the backing of Facebook’s assets at its disposal. However, even Poke failed to make a dent in Snapchat’s market share and was scrapped shortly after.

We believe MassRoots’ userbase is at the size at which it will be extremely difficult for potential competitors to enter the social networking for cannabis consumers space. Over the coming quarters, MassRoots aims to continue to aggressively grow the number of cannabis consumers, business, and activists engaging on our platform to make this barrier to entry ever higher.

Market Share

As of early May 2016, MassRoots had approximately 900,000 users of an estimated 10 million Americans who consume cannabis on a regular basis and actively engage on social media, a market that we believe will continue to grow as additional states pass laws to regulate and control the sale of cannabis. We have approximately 2,500 of the estimated 15,000 cannabis-related businesses in America actively posting on our network, a market that we believe will continue to grow as additional states pass laws to regulate and control the sale of cannabis. MassRoots has approximately 4,400 shareholders according to an April 25, 2016 non-objecting beneficial owner list and more than 500 round-lot holders.

The 2016 Elections

The Company believes that the 2016 elections have the potential to significantly increase the size and scope of the regulated cannabis industry. Activists in Maine and Nevada have already succeeded in placing recreational-use on their state’s ballots, while United for Care has succeeded in placing medical marijuana on Florida’s ballot. Arizona, California, Michigan, Ohio and Massachusetts are expected to have some type of cannabis legalization initiative on their states’ ballots for this year’s elections.

Historically-speaking, the demographic make-up of the electorate during presidential election years tends to be younger and more diverse than in off-year elections, groups that are generally more supportive of the legalization of cannabis. We believe a number of the state initiatives on this year’s ballot stand a significant chance of becoming law. A 2016 ArcView Market Research Report projects the regulated cannabis industry could grow to $10 billion by 2018.

Our business model is designed to benefit from this trend. When a new state passes a medical or recreational cannabis law, we are able to start registering users and businesses in that state with minimal marginal cost. Because MassRoots is not involved in the production or sale of cannabis, we do not have to build outgrow operations, open retail stores, or have a physical presence in the state in order to generate revenue. At the same time, MassRoots’ financial model is not tied to the success of a particular location or brand – we believe we will have a significant percentage of all dispensaries and brands on our platform, making MassRoots a play on the industry as a whole.

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MassRoots is also in a unique position to help these legalization initiatives become law. With 900,000 users on our network, approximately half a million followers on other social channels, a 600,000+ person opt-in email list, and relationships with 2,500 businesses. We believe MassRoots has the reach and scale to raise awareness of these initiatives, push voter registration, and drive grassroots donations to these campaigns. To be clear, MassRoots does not intend to allocate material shareholder resources to these campaigns, but to use our social reach and influence to help legalization initiatives pass. Not only will this help expand regulated cannabis markets and our potential revenue, but it will raise awareness and improve favorability of the MassRoots brand amongst cannabis consumers.

Competition

We do not believe we face any significant competition in the social network for the cannabis community niche; there are no other cannabis social networks with more than 100,000 users or significant capital. However, Over the coming months, we expect to actively compete with dispensary locators and strain guides, such as WeedMaps and Leafly, for dispensaries' advertising budgets. Our advertising revenue is currently generated mainly from national cannabis brands; as more of our localized advertising features come online during 2016, we will begin to more actively compete with WeedMaps and Leafly for local advertising budgets.

Over the coming months, MassRoots plans to implement many of the utilities WeedMaps and Leafly offer as added-in features of our community. We believe that while you can replicate a map and duplicate a strain database, you cannot replicate relationships and you cannot duplicate a community. As with any social application, recurring engagement and network effects are MassRoots' primary competitive advantage.

Results of Operations

Results of Operations	For the three-months ended
	March 31, 2016	March 31, 2015	$ Change	% Change
Gross revenue	$93,385	$941	$92,444	9,824%

General and administrative expenses	2,378,567	565,751	(1,812,816)	320%

Loss from Operations	(2,285,182)	(564,810)	(1,720,372)	305%

Other Income /(Expense)	(351,041)	14,301	(365,342)	(2,555%)

Net Loss	($2,636,223)	(550,509)	(2,085,714)	(379%)

Net loss per share - basic and diluted	($0.06)	($0.01)	($0.05)	(367%)

Revenues

While MassRoots’ consumer-facing network launched in July 2013, we did not start generating advertising revenue until we crossed a half million users in mid-August 2015. Our clients have primarily been ancillary businesses marketing their products to cannabis consumers through endorsed posts on MassRoots, sponsored content on our blog, and mentions in our email newsletter. It is not necessary for a user to join to MassRoots in order for us to generate revenue from them – we are finding that many people will visit our website, join our email newsletter, or view a dispensary’s profile without registering for MassRoots.

For the three months ended March 31, 2016 and March 31, 2015, we generated revenues of $93,385 and $941, respectively. This is an increase of $92,444 over the same period in 2015. Of this $93,385 generated in the quarter ended March 31, 2016, $79,600, was made up of advertising revenue related to the MassRoots network, while the remaining revenue of $13,700 was made up of sales on our online merchandise store. We also signed advertising contracts and generated ticket sales for an additional $347,222 that was deferred to future quarters. These sales are primarily related to digital advertising.

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Cost of Goods Sold

For the three months ended March 31, 2016 and March 31, 2015, cost of goods sold was $8,552 and $700, respectively. This is an increase of $7,852 over the same period in 2015, which represents the cost of items sold from our online merchandise store, MassRoots.com/Shop. Our main purpose with the online store is to raise awareness of the MassRoots brand and drive user downloads and web traffic, not to generate profits. MassRoots’ main business model will remain generating digital advertising sales.

Operating Expenses

For the three months ended March 31, 2016 and March 31, 2015, our operating expenses were $2,378,567 and $565,751, respectively. This $1,812,816 increase is attributed mainly to an increase of $432,568 in payroll-related expenditures as we expanded our development team, an increase of $838,166 in equity issuances for services to employees and service providers, and a $402,002 increase in other general and administrative expenditures, including rent, travel, and legal expenses. Approximately $200,000 of these expenditures were related to commissions, legal, and closing fees of the convertible debt financing closed in March 2016.

Other Income (Expense)

For the three months ended March 31, 2016 and March 31, 2015, the Company realized loss related to the fair value mark to market adjustments of its derivative liabilities of $222,857 and a gain of $42,737, respectively. The derivative liabilities are caused by certain price protections found in the warrants issued as part of the Company’s March 2016 convertible debt offering and will be automatically waived upon the repayment or conversion of the convertible debentures. For the three months ended March 31, 2016 and March 31, 2015, the Company recorded amortization of discount on notes payable of $119,549 and $26,146, respectively.

For the three months ended March 31, 2016 and March 31, 2015, we had net losses of $2,636,223 and $550,509, respectively. The increase in net loss was due to the increase in expenses noted above.

Liquidity and Capital Resources

Net cash used in operations for the three months ended March 31, 2016 and March 31, 2015 was $1,385,002 and $409,141 respectively. This cash used in operating activities was attributed to $2,636,223 net loss for the period, offset by cash provided by equity issuances of $1,002,719 and a decrease in accounts payable and other liabilities.

Net cash used in investing activities for the three months ended March 31, 2016 and March 31, 2015 was $15,704 and $9,896, respectively. This increase was attributed to the purchase of equipment, primarily computers, of $14,944 during the first quarter in 2016.

Net cash provided by financing activities for the three months ended March 31, 2016 and March 31, 2015 was $1,428,000 and $332,000, respectively. This increase was primarily related to the $1,420,000 received in the Company’s March 2016 convertible debt offering.

Capital Resources

Our current cash on hand as of March 31, 2016 was $413,610. As of March 31, 2016, there are warrants to purchase up to 3,400,275 shares of the Company’s common stock outstanding with an exercise price of $0.40 per share and warrants to purchase up to 2,310,699 shares of the Company’s common stock outstanding with an exercise price of $1.00 per share, which, if exercised, would supply up to approximately $3.67 million in cash to the Company.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

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Fundraising

On March 17, 2016, the Company sold to investors six (6) month secured convertible original issue discount notes in the principal amount in the aggregate of $1,514,667, together with five year warrants to purchase up to an amount of shares of the Company’s common stock equal to the number of shares of common stock issuable upon the conversion of the notes in full and having an exercise price of $1.00 per share. If the Company exercises its right to prepay the note, the Company shall make payment to the investor of an amount in cash equal to the sum of the then outstanding principal amount of the note that it desires to prepay, multiplied by (a) 1.2, during the first ninety (90) days after the execution of this Note, or (b) 1.35, at any point thereafter. The notes are convertible into shares of the Company’s common stock at a price per share equal to the lower of (i) one dollar ($1.00), and (ii) a 25% discount to the price at which the Company next conducts an offering after the issuance date of the note; provided, however, if any part of the principal amount of the note remains unpaid at its maturity date, the conversion price will be equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the notes’ maturity date. The notes require that any net proceeds received from subsequent offerings made by the Company first be used to repay the notes’ outstanding principal amount. If the note is not repaid by the maturity date, the investors will receive, in aggregate, but calculated pro rata to the principal amounts remaining outstanding at the time of maturity, up to five hundred thousand (500,000) shares of the Company’s common stock. Gross proceeds received by the Company for the notes and warrants in this Offering was $1,420,000, while net proceeds were $1,271,600 (excluding any legal fees).

Required Capital Over the Next Fiscal Year

Our cash on hand and receivable as of March 31, 2016, is expected to be able to fund our operations through June 2016. We believe MassRoots will need to raise an additional $2.5 million over the next fiscal year to sustain operations; however, we expect to be able to raise the majority of these funds through warrant exercises. As of March 31, 2016, there were warrants outstanding to purchase up to 3,400,275 shares with an exercise price of $0.40 per share and warrants outstanding to purchase up to 2,310,669 shares, with an exercise price of $1.00 per share, which, if all were exercised, would supply approximately $3.67 million in cash to the Company.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 2 of our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Condensed Unaudited Financial Statements, included in Item 1.

Discussion as of December 31, 2015:

Overview and Results of Operations

Our operational expenditures are primarily related to development of the MassRoots platform, marketing costs associated with attracting and retaining users, and the costs related to being a fully reporting company with the SEC.

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2015 was a year of transformation for MassRoots – our userbase more than tripled, growing from roughly 200,000 to 700,000 over the course of the year; we started monetizing our network through advertising in August and generated our first $200,000 in revenue; and our team grew from a handful of employees to more than 20. We believe that 2015 will serve as a solid foundation for continued growth in the quarters and years to come.

MassRoots’ business model is designed to scale as marijuana legalization continues to spread: every state that legalizes the medicinal or adult-use of cannabis expands the number of licensed businesses in the industry, increasing our potential revenue.

Results of Operations

	For the Fiscal Year ended
	December 31, 2015	December 31, 2014	$ Change	% Change
Gross revenue	$213,963	$9,030	$204,933	2,269%

Operating expenses	6,339,063	1,616,253	4,722,810	292.21%

Loss from Operations	(6,125,100)	(1,607,223)	(4,517,877)	281.1%

Other Income /(Expense)	(2,347,798)	(828,919)	(1,518,879)	183.23%

Net Loss	(8,472,898)	(2,436,142)	(6,036,756)	247.80%

Net loss per share basic and diluted	$(0.19)	$(0.17)	$(0.02)	11.7%

Revenues

Since beginning to monetize our platform in August 2015, we have generated minimal revenues from our operations.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us and risks associated with the implementation of our business strategies.

For the year ended December 31, 2015, we generated $213,963 in advertising revenues, as compared to $9,030 for the year ended December 31, 2014, an increase of $204,933. This revenue was primarily generated from advertising on the MassRoots network, in our email newsletters, and our website since we began monetizing our platform in August 2015. Of our $213,963 in 2015 revenues, $180,000, or 84.1%, was generated from advertising services and $140,000 of these revenues occurred during the fourth quarter. Our user base averaged roughly 625,000 users during this time period, equating to an average of $0.35 in revenue per user during our first 4 months of monetization.

Operating Expenses

Our cost of revenues increased $56,921 during 2015, from $690 during fiscal year 2014 to $57,611 during fiscal year 2015. This increase was primarily related to inventory for MassRoots.com/Store, an ecommerce platform hosted on Shopify that we use to market shirts and other merchandise to our userbase. The primary purpose of the MassRoots Store is to raise awareness of the MassRoots platform and drive user registration. Going forward, we believe the vast majority of MassRoots’ revenues and shareholder value will come from digital advertising on our platform, not merchandise sales.

We incurred $717,773 in advertising expenses during 2015, an increase of $536,997 from $180,776 in fiscal year 2014. This increase was primarily driven by sponsorships of events, digital marketing to cannabis consumers, and physical collateral to display at dispensaries. We believe these expenses were critical in scaling MassRoots’ users base from 200,000 registered users in early January 2015 to 700,000 by the end of the year.

Payroll and related expenses increased $1,118,418 to $1,381,071 during fiscal year 2015 from $262,653 during 2014 primarily as a result of MassRoots expanding its development team to 12 full-time, in-house developers by the end of 2015. This allows MassRoots to introduce new features to our products more rapidly, which we expect will result in additional user growth and increases in retention in the coming quarters.

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Over the course of fiscal year 2015, we issued $1,219,904 in common stock for services, as compared to $30,658 during fiscal year 2014, an increase of $1,189,246. This increase was mainly a result of MassRoots issuing shares under its 2014 and 2015 Employee Stock Option Programs to recruit and retain the most talented developers, as well as issuances to our Chief Operations Officer and investor relations professionals.

Options issued for services also increased during fiscal year 2015 to $1,273,393 from $59,473 during 2014, an increase of $1,213,920. This increase was mainly a result of MassRoots issuing options under its 2014 and 2015 Employee Stock Option Programs to recruit and retain the most talented developers. We saw a decrease in the value of warrants issued for services from $555,598 during 2014 to $229,365 during 2015, a decrease of $326,233. The warrants for services issued in 2014 were related to assisting MassRoots become a publicly-traded company through the filing of our initial S-1 Registration Statement, whereas the warrants issued in 2015 were issued in conjunction with agreements with previous investors to waive certain price protection provisions in our outstanding warrants that would eliminate MassRoots’ derivative liabilities.

MassRoots’ other general and administrative expenses increased to $1,459,946 during fiscal year 2015 from $526,405 in 2014, an increase of $933,541. This increase was attributed to the following:

•	Legal expenses increased during the year ended December 31, 2015 to $223,548 from $179,504 during the year ended December 31, 2014. This increase was primarily a result of MassRoots being a fully reporting company to the Securities and Exchange Commission during 2015, as well as the legal costs of MassRoots’ Registration Statement on Form S-1 during fall 2015.

•	Independent contractor expenses decreased from $182,198 during 2014 to $144,452 during 2015 as a result of MassRoots’ initiative to bring all programming and development in-house during April 2015 and the subsequent reduction of all independent contractor expenses related to development. We expect our independent contractor expenses to continue to decrease during 2016.

•	During fiscal year 2015, MassRoots incurred $345,411 in consulting and accounting related expenses as compared to $56,616 in fiscal year 2014. This increase was primarily caused by fees for our annual audit and quarterly reviews, cost of our Chief Financial Officer, as well as certain investor relations professionals in helping to establish a market for MassRoots’ common stock.

•	Travel and related expenses increased to $182,929 in fiscal year 2015 from $23,070 during the same period in 2014. Over the course of the year, the MassRoots team attended over 20 conferences and hundreds of meetings with cannabis related businesses that have built the relationships necessary for our Company to grow. The MassRoots team, including management, continues to fly budget airlines and modest hotels to minimize expenditures and maximize shareholder value.

The combination of these increasing expenditures resulted in MassRoots’ total operating expenses growing to $6,339,063 in fiscal year 2015 versus $1,616,253 in 2014, an increase of $4,722,810.

Loss from Operations

MassRoots’ Loss from Operations grew to $6,125,100 for fiscal year 2015 from $1,607,223 in 2014, an increase of $4,517,877.

Other Income (Expense)

During fiscal year ended 2015 and 2014, the Company realized losses related to the fair value mark to market adjustments of its derivative liabilities of $2,236,401 and $753,240, respectively. These derivative liabilities were originally determined as of December 31, 2014. For the fiscal years ended 2015 and 2014, the Company recorded amortization of discount on notes payable of $107,016 and $67,363, respectively.

Net Loss

For the fiscal year ended 2015, our net loss grew to $8,472,898, as compared to $2,436,142 for the year ended December 31, 2014, an increase of $6,036,756.

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Liquidity and Capital Resources

Capital Raising

From January 1 to March 11, 2015, we completed an offering of $337,000 in gross proceeds of our securities to certain accredited and non-accredited investors consisting of 684,000 shares of our common stock at $0.50 per share and warrants to purchase 342,000 shares of common stock at $1 per share. MassRoots did not utilize a placement agent in this transaction.

From April 1, 2015 through April 17, 2015, MassRoots, Inc. completed an offering of 960,937 shares of the Company’s common stock to certain accredited and unaccredited investors, pursuant to which the Company received gross proceeds of $576,200. The Company terminated this offering as of April 17, 2015. The Company compensated Chardan Capital Markets, LLC, its placement agent for the offering, $20,000 cash and 262,560 shares of common stock as commission for this placement.

From June 10, 2015 through July 13, 2015, MassRoots sold 1,540,672 shares of unregistered common stock to certain accredited investors for gross proceeds of $1,140,502. In connection with this offering, Chardan Capital Markets LLC, our placement agent for the offering, received $27,200 in cash and 80,560 shares of the Company’s common stock as commission for this placement.

On November 9, 2015, MassRoots sold 815,500 shares of common stock, with warrants to purchase 407,475 shares of common stock, in a registered offering to certain unaccredited and accredited investors for gross proceeds of $1,019,375 to the Company. MassRoots did not utilize a placement agent in this transaction.

In December 2015, MassRoots issued 146,200 three year warrants with an exercise price of $1.06 to our holders of outstanding warrants issued in conjunction with our September 15, 2014 to March 11, 2015 offering. These warrants were issued in exchange for the holder agreeing to waive certain provisions providing price protection of the warrant received in the September 15, 2014 to March 11, 2015 offering.

Cash on Hand

Our current cash on hand as of December 31, 2015 was $386,316, as compared to $141,928 as of December 31, 2014. The increase of cash on hand was primarily due to further issuances of our common stock for cash, offset significantly by increases in our operating expenses.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 2 of our financial statements.

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Use of Cash

We had net cash used in operations for the year ended December 31, 2015 and December 31, 2014 of $3,129,240 and $922,956, respectively. In 2015 and 2014, net cash used was mainly attributed to our loss of $8,472,898 and $2,436,142, respectively. These amounts were offset by the cash provided from stock issuances, stock options and warrant exercises for 2015 and 2014 of $2,722,662 and $645,729, respectively. In addition, the net cash used was also offset by cash provided by changes in derivative liabilities of $2,236,401 for 2015 and $753,240 for 2014. In addition, cash provided from amortizations of discounts on notes payable for 2015 and 2014 of $107,016 and $67,363, respectively, provided an offset. Deposits grew from $2,550 as of December 31, 2014 to $30,952 as of December 31, 2015. This increase was primarily a result of a deposit on MassRoots’ headquarters in downtown Denver.

In May 2015, MassRoots invested $175,000 into Flowhub, a seed-to-sale tracking platform for cannabis businesses that we intend to integrate with MassRoots over the coming quarters to synchronize and analyze the most important data from cannabis consumers, dispensary point of sale systems and grow facilities. Computer and office equipment purchases increased by $58,861 to $73,023 as of December 31, 2015 from $14,162 as of December 31, 2014. This increase was primarily driven by purchases of additional computers and equipment for our team.

We had net cash provided in financing activity for the year ended December 31, 2015 and December 31, 2014 of $3,617,633, and $999,072, respectively. These amounts are primarily attributed to equity issuances throughout the periods.

Required Capital Over the Next Fiscal Year

We expect to incur losses from operations for the near future. We believe we will have to raise an additional $2.5 million to fund our operations through the end of the 2016 fiscal year, including roughly $250,000 to remain current in our filings with the SEC; however, we expect to be able to raise a majority of these funds through warrant exercises. As of December 31, 2015, there are 3,415,275 warrants outstanding with an exercise price of $0.40 per share and 761,000 warrants outstanding with an exercise price of $1.00 per share, which, if exercised, would generate approximately $2.0 million in cash to the Company.

Future financing may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, existing holders of our securities may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our securities.

If additional financing is not available or is not available on acceptable terms, we may be required to delay or reduce our commercialization efforts.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows. See the Notes to the Financial Statements for more information.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our By-Laws provide for not less than one and not more than nine Directors. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. The officers are elected by our Board.

Name	Age	Executive Position and Term
Isaac Dietrich	23	Director and Chairman of the Board (Since 2013), Chief Executive Officer (Since 2013)

Tripp Keber	47	Director (Since 2014)

Stewart Fortier[1]	25	Director (Since 2014)

Ean Seeb	40	Director (Since 2014)

Terence Fitch	56	Director (Since 2015)

Lance Galey	41	Chief Technology Officer (Since 2016)

Daniel Hunt	22	Chief Operations Officer (Since 2015)

Jesus Quintero	54	Chief Financial Officer (Since 2014)

1 Stewart Fortier and Hyler Fortier, our former Chief Operations Officer, are siblings.

Isaac Dietrich, Chief Executive Officer, Chairman of the Board and Director - Isaac Dietrich is the founder, CEO, and Chairman of the Board of MassRoots, each since our inception. He is responsible for executing our strategic business development. In June 2012, Mr. Dietrich co-founded RoboCent, Inc., a self-service call platform that reached $300,000 in revenue in its first 18 months, and previously served as its President. He also founded Tidewater Campaign Solutions, LLC, a Virginia Beach-based political strategy firm that was retained by more than 30 political campaigns and political action committees from January 2010 to December 2012. From February to December 2010, Mr. Dietrich served as Field Director for Congressman Scott Rigell’s campaign.

In April 2012, Mr. Dietrich was a finalist for Peter Thiel’s 20 Under 20 Fellowship and was featured in the CNBC documentary “Transforming Tomorrow.” We believe Mr. Dietrich has the business experience in both scalable technology companies and political strategy to successfully lead the development and growth of the Company.

Tripp Keber, Director – Tripp Keber has served as a Director of MassRoots since 2014. Mr. Keber also is a co-founder, Director and Chief Executive Officer of Dixie Elixirs & Edibles, a Colorado licensed medical marijuana infused products manufacturer. He is a founding director of the National Cannabis Industry Association, and, since 2013, has served as a director of the Marijuana Policy Project. He is also an advisory board member of the Medical Marijuana Industry Group in Colorado. Mr. Keber also serves as a board member of American Cannabis Company (2014-current). In his current role as CEO of Dixie, Mr. Keber is responsible for the overall strategy, licensing, marketing, branding and expansion efforts related to the Dixie brand, both domestically and internationally.  Mr. Keber has been featured on CBS’s 60 Minutes and CNBC.

Prior to joining Dixie, Mr. Keber served as Chief Operating Officer for Bella Terra Resort Development Company, and EVP of Business Development for Sagebrush Realty Development. He has a BS in Political Science from Villanova University and currently resides in both Aspen and Denver, CO with his family. He is involved in several charitable organizations located within his community and assists in the research and development of cannabis support for veterans suffering from PTSD. As an experienced leader in the legal cannabis industry, we believe that Mr. Keber will use his experience and industry knowledge to help guide our leadership team.

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Ean Seeb, Director – Ean Seeb has served as a Director of MassRoots since 2014. Mr. Seeb is also the co-owner and manager of Denver Relief Consulting LLC, a Colorado medical cannabis operation. As a founding partner of Denver Relief Consulting LLC and seasoned cannabis dispensary operator, Mr. Seeb has significant experience navigating complex legislation and regulatory demands unique to legal cannabis operations. Mr. Seeb also serves as a board member of Manna Molecular Sciences (2015-current). He serves as Chair of the National Cannabis Industry Association and holds leadership positions with charitable organizations focused on a range of social causes, from civil rights to sustainable volunteer farming. Mr. Seeb has been actively involved with non-profit groups for over two decades. His years of humanitarian experience lead Mr. Seeb to conceptualize and develop a cannabis-centric service organization called the Denver Relief GREEN TEAM in 2009. He holds a B.S. degree in Business Administration with an emphasis in Computer Information Systems from University of Northern Colorado. We believe that Mr. Seeb will use his experience and industry knowledge to help guide our leadership team.

Terence Fitch, Director - Terence Fitch has served as a Director of the Company since 2015. Mr. Fitch is a seasoned corporate executive with 23 years of marketing, sales, finance, manufacturing, supply chain and media experience. Mr. Fitch founded Drink Teck, LLC in 2013 and has served as its Chief Executive Officer since that time. Drink Teck LLC is a functional beverage company which uses liposome technology to cost-effectively formulate drinks for the consumer health and wellness sector. Prior to founding Drink Teck LLC, Mr. Fitch spent 3 years at Coca Cola Refreshments as Senior Vice President and General Manager. Before that, 18 years at, Coca-Cola Enterprises, where, from 2004 to 2010, he served as the Senior Vice President and General Manager of the Western Region and was responsible for a team of 13,500 sales, strategy, marketing, operations, manufacturing, supply chain and analytical professionals and accountable for over $4.2 billion in sales. From 1998 to 2002, Mr. Fitch acted as Division Vice President and General Manager for Coca-Cola Enterprises and, from 1994-1998, was the Regional Vice President of Sales and Marketing of the Gulf States for Coca-Cola Enterprises. Mr. Fitch has a Bachelor of Science in Marketing and Finance from Arizona State University. Mr. Fitch brings a strong understanding of financial reporting and corporate governance matters, along with expertise in corporate governance, enterprise risk management and strategic planning, which we believe will strengthen the Board’s collective qualifications, skills, and experience.

Stewart Fortier, Director - Stewart Fortier is a co-founder and Director of MassRoots, and is our Lead Recruiter and Head of Culture. Previously, he served as Chief Technology Officer since our inception until 2016. Mr. Fortier was responsible for the development of our iOS application and technical strategy. He is a self-taught software developer with an interest in both entrepreneurship and technology. Prior to joining MassRoots, Mr. Fortier worked for a real estate development company in Washington, D.C., where he was responsible for the underwriting of commercial and multifamily acquisitions. Previously, Mr. Fortier served as a technical adviser to RoboCent, Inc. from June 2012 to April 2013.

Mr. Fortier holds a Bachelor of Arts in Economics and Religious Studies from the University of Virginia. We believe Mr. Fortier has the technical and business experience and skill to be successful in both his Chief Technology Officer and Director roles.

Lance Galey, Chief Technology Officer - Mr. Galey has served as MassRoots' Chief Technology Officer since June 2016. Previously, Mr. Galey was the Chief Cloud Architect for Autodesk from February 2014 to April 2016, where he helped transform their products into strategic SaaS businesses. From June 2012 to February 2015, Mr. Galey served as Vice President and Principal Architect at Salesforce, where he led the architecture and development of numerous core infrastructure services underlying a large portfolio of Salesforce SaaS applications and was selected as the executive MVP for the technology division of Salesforce.com. Prior to his time at Salesforce, Mr. Galey served as Technical Advisor for PLUMgrid Inc. (2012-2013); Chief Architect and Head of OpenStack Engineering of Cloud Services for WebEx, a division of Cisco (2011-2012); and as the Director of Architecture for the Disney Connected and Advanced Technologies division of The Walt Disney Company (2009-2011). Mr. Galey also served as Sr. Program Manager at Microsoft Inc. (2006-2009) and began his career at Amazon (2005-2006) and Level 3 Communications (2000-2005). Mr. Galey is passionate about helping technology companies scale their teams and products to meet growing demands. He holds a B.S. in computer science from Regis University.

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Daniel Hunt, Chief Operations Officer - Since June 2015, Daniel Hunt, age 22, has served as the Company’s Chief Operations Officer, responsible for overseeing the Company's daily operations, including marketing, sales, business development, staffing, processes and infrastructure. From July 2014 to June 2015, Mr. Hunt served as the Company's Vice President of Marketing, where he was responsible for the coordination and implementation of the Company’s marketing initiatives. From June 2011 to July 2014, Mr. Hunt served as Head of Business Development for SearchParty Music, a media production company in Massachusetts. Prior to joining the Company, Mr. Hunt attended James Madison University from 2012-2014, where he gained experience while supporting the operations of early-stage startups as a member of the Society of Entrepreneurs. Mr. Hunt also serves on the board of managers of Flowhub, LLC, a private cannabis point-of-sale company.

Jesus Quintero, Chief Financial Officer - Jesus Quintero joined MassRoots as its Chief Financial Officer in May 2014. From January 2013 to October 2014, Mr. Quintero also served as Brazil Interactive Media’s Chief Financial Officer. He has previously served as a financial consultant to several multi-million dollar businesses in Florida. Mr. Quintero has extensive experience in public company reporting and SEC/SOX compliance, and held senior finance positions with Avnet, Inc., Latin Node, Inc., Globetel Communications Corp. and Telefonica of Spain. His prior experience also includes tenure with PricewaterhouseCoopers and Deloitte & Touche. Mr. Quintero earned a B.S. in Accounting from St. John’s University and is a certified public accountant. He is fluent in English and Spanish, and conversant in Brazilian Portuguese.

Family Relationships

There are no family relationships among the directors and executive officers.

Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us or has a material interest adverse to us.

 None of our executive officers or directors have (i) been involved in any bankruptcy proceedings within the last five years, (ii) been convicted in or has pending any criminal proceedings (other than traffic violations and other minor offenses), (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (iv) been found to have violated any Federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

CORPORATE GOVERNANCE

Governance of Our Company

We seek to maintain high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our shareholders well and maintaining our integrity in the marketplace. Our corporate governance guidelines and code of business conduct, together with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the charters for each of our Board committees, form the basis for our corporate governance framework. We also are subject to certain provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC. The full text of the Code of Conduct is available on our website at www.massroots.com/investors.

As described below, our Board has established three standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Our Board of Directors

Our Board currently consists of five members. The number of directors on our Board can be determined from time to time by action of our Board.

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Our Board has decided that it would judge the independence of its directors by the heightened standards established by the NASDAQ Stock Market, despite the Company not being subject to these standards at such time. Accordingly, the Board has determined that our three non-employee directors, Ean Seeb, Terence Fitch, and Tripp Keber, each meet the independence standards established by the NASDAQ Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our Audit Committee and Compensation Committee. Our Board considers a director to be independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the NASDAQ Stock Market and the rules and regulations of the SEC.

Our Board believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to their Board and committee duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Risk Oversight. Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The Board also is provided updated by the CEO and other executive officers of the Company on a regular basis.

Shareholder Communications. Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 1624 Market Street, Suite 201, Denver, CO 80202, Attention: Legal. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate. Please note that the foregoing communication procedure does not apply to (i) shareholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Board Committees

On December 9, 2015, our Board voted to create separate audit, nominating and corporate governance, and compensation committees of our Board. Before that time, we did not have any standing audit, nominating and compensation committees of the Board or committees performing similar functions.

Audit Committee. The Audit Committee is comprised of three of our independent directors, Ean Seeb, Terence Fitch, and Tripp Keber, each of whom is able to read and understand fundamental financial statements, including our balance sheet, statements of operations, stockholders’ equity and cash flows. Mr. Fitch is the chairperson of the Audit Committee. The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of our Company’s annual audit, reviewing the adequacy of our Company’s accounting and financial controls and reviewing the independence of our Company’s independent registered public accounting firm. While the Company is not listed on the NASDAQ Stock Market, our Board has determined that each member of the Audit Committee is an “independent director” under the listing standards of the NASDAQ Stock Market and the applicable rules and regulations of the SEC. Our Board has also determined that each of Ean Seeb and Terence Fitch are an “audit committee financial expert” within the applicable requirements of the SEC. The Audit Committee is governed by a written charter approved by our Board, a copy of which is available on our website at https://massroots.com/investors. The charter complies with the applicable provision of the Sarbanes-Oxley Act and related rules of the SEC.

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Compensation Committee. The Compensation Committee is comprised of two of our independent directors, Ean Seeb and Tripp Keber. Mr. Keber is the chairperson of the Compensation Committee. The functions of the Compensation Committee include the approval of the compensation offered to our executive officers and recommendation to the full Board of the compensation to be offered to our non-employee directors. While the Company is not listed on the NASDAQ Stock Market, our Board has determined that each member of the Compensation Committee is independent is accordance with the listing standards of the NASDAQ Stock Market and the applicable rules of regulations of the SEC, including the additional requirements that apply to members of the Compensation Committee. In addition, the Compensation Committee evaluates the independence of each compensation consultant, outside counsel and advisor retained by or providing advice to the Compensation Committee. In addition, the members of the Compensation Committee each qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is governed by a written charter approved by our Board, a copy of which is available on our website at https://massroots.com/investors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of three of our independent directors, Ean Seeb, Terence Fitch, and Tripp Keber. Mr. Seeb is the chairperson of the Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee include the identification, recruitment and nomination of candidates for our Board and its committees, making recommendations to our Board concerning the structure, composition and functioning of our Board and its committees (including the reporting channels through which our Board receives information and the quality and timeliness of the information), developing and recommending to our Board corporate governance guidelines applicable to our Company and annually reviewing and recommending changes (as necessary or appropriate), overseeing the annual evaluation of our Board’s effectiveness and performance, and periodically conducting an individual evaluation of each director. While the Company is not listed on the NASDAQ Stock Market, our Board has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” under the listing standards of the NASDAQ Stock Market and the applicable rules and regulations of the SEC. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board, a copy of which is available on our website at https://massroots.com/investors.

Nominations of Directors

Until December 9, 2015, we did not have a standing nominating committee or a committee performing similar functions. Accordingly, until December 9, 2015, the Board of Directors served as our nominating committee.

The Board and the Nominating and Corporate Governance Committee have not promulgated any minimum qualifications that nominees for the Board must meet in order to be considered. In identifying individuals qualified to become members of our Board, our Nominating and Corporate Governance Committee will take into account all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which we operate, specific skills, general business acumen and the highest personal and professional integrity. Generally, our Board will first consider the current members of the Board of Directors because they meet the criteria listed above and possess an in-depth knowledge of the Company and our history, strengths, weaknesses, goals and objectives. Each of the current directors has specific experience and qualifications that led to the conclusion that such director should serve as a director on our Board. Due to the limited size of our Board, we do not have a diversity policy.

We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

Director Meetings

As of the end of our most recent fiscal year, December 31, 2015, our Board of Directors has conducted all business pursuant to unanimous written consent. Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee were created by our Board on December 9, 2015 and have not yet held any meetings. Because we have not previously held an annual shareholders’ meeting, our Board has not adopted a formal policy with regard to director attendance at annual meetings of shareholders.

Certain Relationships and Related Transactions

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Except as described herein (or within the sections entitled Executive Compensation or Director Compensation of this prospectus), none of the following parties has, in our fiscal years ended 2014 and 2015 (or, for our founders, during the previous five years), had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or executive officers;

•	any of our founders (which include Isaac Dietrich, Tyler Knight, Stewart Fortier, and Hyler Fortier);

•	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

On March 24, 2014, as part of Agreement and Plan of Reorganization, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”). Each of the below transactions reference such share amounts before and after such Exchange, where applicable.

On April 26, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services.

On April 26, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to Hyler Fortier, our former Chief Operations Officer, in exchange for her services.

On April 26, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier, our Chief Technology Officer, in exchange for his services.

On April 26, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight, our then Chief Marketing Officer, in exchange for his services.

During the year ended December 31, 2013, the Company issued options to purchase 42.81, 11.25, 9.0, and 9.0 shares (13,042,695, 3,427,478, 2,741,982 and 2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share were issued to Mr. Dietrich, Ms. Fortier, Mr. Fortier, and Mr. Knight, respectively. The options vested through January 1, 2017 and contained an acceleration clause which was triggered on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, each officer exercised all options held at that time.

In 2013, Mr. Dietrich, Mr. Fortier, Ms. Fortier, and Mr. Knight received salaries for their services as employees of the Company of $8,750, $10,510, $5,000 and $5,000, respectively. In 2014, Mr. Dietrich, Mr. Fortier, Ms. Fortier, and Mr. Knight received salaries for their services as employees of the Company of $53,000, $62,734, $33,500 and $[ ], respectively. In 2015, Mr. Dietrich, Mr. Fortier, Ms. Fortier, and Mr. Knight received salaries for their services as employees of the Company of $81,220, $77,782, $54,722 and $59,163, respectively.

On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton, the Company’s former director, for financial consulting services. The market value of the shares approximated the fair market value of services received. These shares were recorded as Series A Preferred Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014 and exchanged for 895,715 common shares post-Exchange.

As payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share on March 24, 2014. Dutchess is controlled by our former director, Douglas Leighton, and Michael Novielli. These warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date. The Company also granted registration rights to Dutchess covering all shares of common stock issuable upon the excise of the warrants.

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On October 28, 2014, Isaac Dietrich and Stewart Fortier, our Chief Executive Officer and Chief Technology Officer, respectively, each participated in the Company’s private offering that took place beginning September 15, 2014 and continued until March 11, 2015, whereby Mr. Dietrich purchased $5,000 of the Company’s securities consisting of 10,000 shares of the Company’s common stock and warrants to purchase 5,000 shares at $1 per share, while Mr. Fortier purchased $10,000 of the Company’s securities consisting of 20,000 shares of the Company’s common stock and warrants to purchase 5,000 shares at $1 per share. On March 11, 2015, E3 Events, LLC, which is controlled by our Director, Ean Seeb, purchased $15,000 of the Company’s securities consisting of 30,000 shares of the Company’s common stock and warrants to purchase 15,000 shares at $1 per share. On March 10, 2015, Michael and Shelly Seeb, Mr. Seeb’s parents, as well as JEAP Partners, owned by Mr. Seeb’s father in law, participated in the Company’s private offering, purchasing $5,000 and $20,000 of the Company’s securities respectively. Each of these purchases were made on the same terms as other, non-affiliated investors.

Director Independence

Our Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and, therefore, the Company is not subject to any director independence requirements. Our Board considers a director to be independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the NASDAQ Stock Market and the rules and regulations of the SEC. Under this standard, Messrs. Dietrich and Fortier would not be considered “independent” under such standards.

EXECUTIVE COMPENSATION

Named Executive Officers

Our “named executive officers” for the 2015 fiscal year consisted of the following individuals:

Isaac Dietrich, our Chief Executive Officer
Dan Hunt, our Chief Operations Officer

No other executive officers earned over $100,000 during the previous fiscal year.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two most highly compensated executive officers (the “named executive officers” listed above) at the end of our last fiscal year for all services rendered in all capacities to us during the years during which they served as executive officers. Where a named executive officer is also a director, all compensation relates to such individual’s position as an officer.

Name & Principal Position	Year	Salary $	Bonus $	Stock Awards (1) $	Option Awards (1) $	Non-Equity Incentive Plan Compensation $	All Other Compensation $	Total $
Isaac Dietrich Chief Executive Officer, Director	2015 2014	81,220 53,000	- -	- -	- -	- -	- -	81,220 53,000

Daniel Hunt Chief Operating Officer	2015	67,500	-	25,000 (2)(4)	245,951 (2)(3)	-	-	338,451

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(1)	These amounts are the aggregate fair value of the equity compensation incurred by the Company for payments to executives during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. The fair market value was calculated using the Black-Scholes options pricing model. Assumptions underlying the valuation of each specific award are included in Note 8 of our Financial Statements included in our Annual Report on Form 10-K filed on March 30, 2015 and included herein.
(2)	On January 1, 2015, the Company approved the issuance to Daniel Hunt of 50,000 shares of its common stock and 100,000 options to purchase shares of common stock at $0.50 per share pursuant to the 2014 Plan (defined below), which would vest over the period of one year on a monthly basis. As of December 31, 2015, all such options had vested. The fair market value of the options was determined to be $45,953 as calculated assuming approximately 2.17% risk-free interest, 0% dividend yield, 1.50% volatility, and expected term of 5.25 years. The fair market value of the stock awards was determined to be $25,000 (or $0.50 per share) on grant date pursuant to our 2014 Plan, tied to the price of our then ongoing private placement offering. The Company incurred compensation expense of $25,000 during the fiscal year 2015 related to the amortization of such stock awards and $45,953 related to the amortization of such options received during the year by Mr. Hunt.
(3)	On December 14, 2015, the Board approved a grant of 800,000 unvested options to purchase shares of common stock at $1.00 per share to Mr. Hunt pursuant to the 2015 Plan (defined below), which vest as follows: upon the Company reaching 1,000,000 registered users, 200,000 options shall vest; upon the Company reaching 2,500,000 registered users, 200,000 options shall vest; upon the Company reaching $1,000,000 in cumulative revenue, 200,000 options shall vest; and, upon the Company reaching $2,500,000 in cumulative revenue, 200,000 options shall vest. As of December 31, 2015, no options had vested. The fair market value of the 200,000 options that vest upon the Company reaching 1,000,000 register users was calculated to be $199,998, assuming approximately 2.23% risk-free interest, 0% dividend yield, 280% volatility, and expected term of 5.25 years. The value of the other 600,000 options was not determinable as the probability of achieving those targets is not currently estimable. The Company incurred compensation expense of $20,118 during the fiscal year 2015 related to the amortization of such options received during the year by Mr. Hunt.
(4)	On December 14, 2015, the Company’s Board approved the grant of 200,000 unvested restricted shares to Mr. Hunt. However, pursuant to the 2015 Plan (defined below), the grant would not occur until shareholder approval of the 2015 Plan became effective, which occurred in January 2016 (as described further in the section below entitled “2014 and 2015 Equity Incentive Plans“). As such, this grant will be included as compensation for Mr. Hunt in fiscal year 2016.

Outstanding Equity Awards at December 31, 2015 Fiscal Year End

The following table sets forth the equity awards to our named executive officers outstanding at December 31, 2015.

	Option Awards
Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option exercise price	Option expiration date
Daniel Hunt	100,000	-	-	$0.50	1/1/2025
	-	-	800,000 (1)	$1.00	12/14/2025
(1)	The 800,000 unvested options were awarded pursuant to the 2015 Plan (defined below), which vest as follows: upon the Company reaching 1,000,000 registered users, 200,000 options shall vest; upon the Company reaching 2,500,000 registered users, 200,000 options shall vest; upon the Company reaching $1,000,000 in cumulative revenue, 200,000 options shall vest; and, upon the Company reaching $2,500,000 in cumulative revenue, 200,000 options shall vest.

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Narrative Disclosure to Summary Compensation and Option Tables

Isaac Dietrich provides services to us as our Chief Executive Officer pursuant to an “at-will” agreement (with one month notice to be given prior to termination) that provides that Mr. Dietrich would be paid an amount determined by the Company in accordance with the Company’s normal payroll procedures. From October 1, 2013 to March 31, 2014, Mr. Dietrich was paid a salary of $3,500 per month. From April 1, 2014 to March 31, 2015, Mr. Dietrich was paid a salary of $5,000 per month. From April 1, 2015 and thereon, Mr. Dietrich was paid a salary of $6,500 per month. Mr. Dietrich did not receive any compensation related to his position as a director.

Dan Hunt provides services to us as our Chief Operating Officer pursuant to an “at-will” agreement that became effective July 19, 2015. Pursuant to this agreement, Mr. Hunt receives a salary of $78,000 per year and may be terminated by either party with or without cause with one (1) month’s written notice. From January 1, 2015 until July 17, 2015, Mr. Hunt served as an at-will employee with a salary of 3,500 per month.

In addition, on January 1, 2015, the Company approved the issuance to Mr. Hunt of 50,000 shares of its common stock and 100,000 options to purchase shares of common stock at $0.50 per share pursuant to the 2014 Plan (defined below), which would vest over the period of one year on a monthly basis. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.17% risk-free interest, 0% dividend yield, 1.50% volatility, and expected term of 5.25 years.

On December 14, 2015, the Board approved a grant of 800,000 unvested options to purchase shares of common stock at $1.00 per share to Mr. Hunt pursuant to the 2015 Plan (defined below), which vest as follows: upon the Company reaching 1,000,000 registered users, 200,000 options shall vest; upon the Company reaching 2,500,000 registered users, 200,000 options shall vest; upon the Company reaching $1,000,000 in cumulative revenue, 200,000 options shall vest; and, upon the Company reaching $2,500,000 in cumulative revenue, 200,000 options shall vest. The fair market value was calculated using the Black-Scholes options pricing model. Under this model, the fair market value of the 200,000 options that vest upon the Company reaching 1,000,000 register users was calculated assuming approximately 2.23% risk-free interest, 0% dividend yield, 280% volatility, and expected term of 5.25 years. No cost is recognized in 2015 for the other 600,000 options as the probability of achieving those targets is not currently estimable. As of December 31, 2015, no options had vested.

On that same date, the Company’s Board approved the grant of 200,000 unvested restricted shares to Mr. Hunt. However, pursuant to the 2015 Plan (defined below), the grant would not occur until shareholder approval of the 2015 Plan became effective, which occurred in January 2016 (as described further in the section below entitled “2014 and 2015 Equity Incentive Plans“). As such, this grant will be included as compensation for Mr. Hunt in fiscal year 2016.

In December 2015, Mr. Dietrich started receiving health, vision and dental insurance. No retirement plan, life insurance or employee benefits program has been awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

On March 29, 2016, the Board of Directors, upon the recommendation of the Company’s Compensation Committee, approved increases in the salary of Mr. Dietrich and Mr. Hunt, such that each would receive $10,833 per month for their services in their respective positions.

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At no time during the periods listed in the above tables, with respect to any named executive officers, was there:

•	any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

•	any non-equity incentive plan award made to a named executive officer;

•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Director Compensation

Our interested, employee directors do not receive any additional compensation for their service as directors.

The following table shows for the fiscal year ended December 31, 2015, certain information with respect to the compensation of all non-employee directors of the Company:

Name		Fees Earned or Paid in Cash	Stock Awards (1)		Option Awards (1)		Total
Ean Seeb	(2)	$0	$0	(3)	$0	(3)	$0
Tripp Keber	(2)	$0	$0	(3)	$0	(3)	$0
Terence Fitch		$0	$0		$90,876	(4)	$90,876

(1)	These amounts are the aggregate fair value of the equity compensation granted to our directors during the fiscal year. The fair value is computed in accordance with FASB ASC Topic 718. The fair market value was calculated using the Black-Scholes options pricing model. Assumptions underlying the valuation of each specific award are included in Note 8 of our Financial Statements included elsewhere in this prospectus.
(2)	Messrs. Seeb and Keber joined the Company’s Board of Directors on June 4, 2014 and March 31, 2014, respectively.

(3)	As discussed below, Ean Seeb and Tripp Keber received stock awards and options on June 4, 2014 intended to compensate them for approximately three years of service on the Company’s Board. The Company did not grant any additional awards in 2015 to Mr. Seeb or Mr. Keber, but did incur compensation cost of $8,333 and $16,605 related to the amortization of the stock awards and options issued on June 6, 2014.
(4)	The Company incurred compensation expense of $7,573 during the fiscal year 2015 related to the amortization of options received during the year by Mr. Fitch.

On December 9, 2015, in exchange for his service as a Director, the Board approved the issuance to Mr. Terence Fitch, pursuant to the 2015 Employee Incentive Plan, unvested options to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $0.90 per share that will expire ten years from date of issuance and vest monthly over the period of one year, beginning January 1, 2016. All vesting per the above schedule shall cease thirty days from the time the applicable director is dismissed from the Board, fails to win re-election by shareholders, or resigns as a director. The fair market value of the options was calculated using the Black-Scholes options pricing model, assuming approximately 2.23% risk-free interest, 0% dividend yield, 280% volatility, and expected term of 5.25 years.

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On that same date, the Company’s Board approved the grant of 100,000 shares to Mr. Fitch. However, pursuant to the 2015 Plan (defined below), the grant would not occur until shareholder approval of the 2015 Plan became effective, which occurred in January 2016 (as described further in the section below entitled “2014 and 2015 Equity Incentive Plans“). As such, this grant will be included as compensation for Mr. Fitch in fiscal year 2016.

On June 6, 2014, each of Ean Seeb and Tripp Keber received the following pursuant to our 2014 Employee Incentive Plan for their service as a director: (i) a stock award of 250,000 shares of our Common Stock and (ii) options to purchase up to 750,000 shares of our common stock at $0.10 per share which vest as follows:

•	Beginning on October 1, 2014, 250,000 options shall begin to vest over the period of one year on a monthly basis, such that 20,833 options shall vest on the first of each month, except for every third month when 20,834 options shall vest;

•	Beginning on the later of (i) the date that Company attains 830,000 Users (“Users” are defined for the purposes of the options as the number of unique registrations for MassRoots Inc.’s network through MassRoots Inc.’s mobile application and/or website (final determination shall be by the Committee)) and (ii) October 1, 2015, 250,000 options shall begin to vest over the period of one year on a monthly basis, such that 20,833 options shall vest on the first of each month, except for every third month when 20,834 options shall vest; and

•	Beginning on the later of (1) the date that Company attains 1,080,000 Users and (2) October 1, 2016, 250,000 options shall vest immediately.

All vesting per the above schedule shall cease thirty days from the time the applicable director is dismissed from the Board, fails to win re-election by shareholders, or resigns as a director. As of December 31, 2015, 250,000 options held by each of Messrs. Seeb and Keber had vested and were available for exercise. No additional grants were made to Messrs. Keber and Seeb during 2015. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors.

We do not currently maintain directors’ and officers’ liability insurance but we may do so in the future.

2014 and 2015 Equity Incentive Plans

2014 and 2015 Equity Incentive Plans. In June 2014, our shareholders approved our 2014 Equity Incentive Plan (“2014 Plan”) and in December 2015, our shareholders approved our 2015 Equity Incentive Plan (“2015 Plan”, and collectively, the “Plans”), such approval becoming effective in January 2016. The Plans are identical, except for the number of shares of common stock reserved for issuance under each.

The Plans provide for the grant of incentive stock options to our employees and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our Plans also provide that the grant of performance stock awards may be paid out in cash as determined by the Committee (as defined herein).

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The following table and information below sets forth information as of December 31, 2015 on our Plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders:
2014 Equity Incentive Plan	2,900,000	$0.263	0
2015 Equity Incentive Plan	2,755,000*	$0.929	1,745,000*
Equity compensation plans not approved by security holders	—	—	—
Total			1,745,000*

*In December 2015, the grant of 540,000 shares of our common stock and 2,755,000 options to purchase shares of our common stock were authorized by the Company under the 2015 Plan. These grants occurred after the Board and shareholders approved the 2015 Plan, but before the shareholder approval was deemed to have become effective under Delaware law (which occurred in January 2016). Under the terms of the 2015 Plan, no shares of common stock may be issued and no options may be exercised until shareholder approval of the 2015 Plan occurs. As such approval had been obtained but was not yet effective as of December 31, 2015, the grant and issuance of the 540,000 shares of our common stock under the 2015 Plan did not occur until January 2016 and are still listed as available for issuance in column “(c)” above.

Summary of the Plans

Authorized Shares.    A total of 4,000,000 shares of our common stock are reserved for issuance pursuant to the 2014 Plan. A total of 4,500,000 shares of our common stock are reserved for issuance pursuant to the 2015 Plan. Shares issued under our Plans may be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our Plans that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our Plans. Additionally, shares issued pursuant to stock awards under our Plans that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award, will become available for future grant under our Plans.

Administration.    Our Board of Directors, or a duly authorized committee thereof (collectively, the “Committee”), has the authority to administer our Plans. Our Board may also delegate to one or more of our officers the authority to designate employees other than Directors and officers to receive specified stock, which, in respect to those awards, said officer or officers shall then have all authority that the Committee would have.

Subject to the terms of our Plans, the Committee has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the Plans. The Committee has the power to modify outstanding awards under the Plans, subject to the terms of the Plans and applicable law. Subject to the terms of our Plans, the Committee has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

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Stock Options. Stock options may be granted under the Plans. The exercise price of options granted under our Plans must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. The Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Committee, as well as other types of consideration permitted by applicable law. No single participant may receive more than 25% of the total options awarded in any single year. Subject to the provisions of our Plans, the Committee determines the other terms of options.

Performance Shares. Performance shares may be granted under our Plans. Performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The Committee will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. After the grant of a performance share, the Committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance shares. The Committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof, per the terms of the agreement approved by the Committee and delivered to the participant. This agreement will state all terms and condition of the agreements.

Restricted Stock. The terms and conditions of any restricted stock awards granted to a participant will be set forth in an award agreement and, subject to the provisions in the Plans, will be determined by the Committee. Under a restricted stock award, we issue shares of our common stock to the recipient of the award, subject to vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. The Committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted stock award. Unless the Committee determines otherwise, the recipient may vote and receive dividends on shares of restricted stock issued under our Plans.

Other Share-Based Awards and Cash Awards. The Committee may make other forms of equity-based awards under our Plans, including, for example, deferred shares, stock bonus awards and dividend equivalent awards. In addition, our Plans authorize us to make annual and other cash incentive awards based on achieving performance goals that are pre-established by our Compensation Committee.

Change in Control.    If the Company is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company while awards or options remain outstanding under the Plans, unless provisions are made in connection with such transaction for the continuance of the Plans and/or the assumption or substitution of such awards or options with new options or stock awards covering the stock of the successor company, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding options and stock awards which have not been continued, assumed or for which a substituted award has not been granted shall, whether or not vested or then exercisable, unless otherwise specified in the relevant agreements, terminate immediately as of the effective date of any such merger, consolidation or sale.

Change in Capitalization. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the common stock outstanding, without receiving consideration therefore in money, services or property, then awards amounts, type, limitations, and other relevant consideration shall be appropriately and proportionately adjusted. The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

Plan Amendment or Termination.    Our Board has the authority to amend, suspend, or terminate our Plans, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. The Plans will terminate ten (10) years after the earlier of (i) the date each Plan is adopted by the Board, and (ii) the date a Plan is approved by the stockholders, except that awards that are granted under the applicable Plan prior to its termination will continue to be administered under the terms of the that Plan until the awards terminate, expire or are exercised.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of common stock by: (i) each director, (ii) each of the executive officers of the Company, (iii) all current directors and executive officers as a group, and (iv) each shareholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Each of the Company’s outstanding convertible debentures, convertible notes and warrants to purchase common stock include a provision which prevents the Company from effecting any conversion or exercise of the respective debenture, note or warrant, to the extent that, as a result of such conversion or exercise, the holder beneficially owns more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company's common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion or exercise (collectively, the “4.99% Blocker”).

Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of July 7, 2016 and the address for each director and executive officer of the Company is: c/o MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202. The addresses for the greater than 5% shareholders are set forth in the footnotes to this table.

	Number of Shares Beneficially Owned (1)		Percentage Outstanding (2)
Directors and Officers
Isaac Dietrich	17,703,831	(3)	35.91%	(3)
Stewart Fortier	3,685,976	(4)	7.48%	(4)
Daniel Hunt	467,500	(15)	0.95%
Ean Seeb	295,000	(12)	0.60%
Vincent “Tripp” Keber	250,000	(13)	0.51%
Terence Fitch (17)	174,997	(18)	0.35%
Jesus Quintero	100,000	(19)	0.20%
Lance Galey	-		-

All directors and executive officers as a group (8 persons)	22,677,304		46.00%

5% Shareholders
Douglas Leighton (5)	9,614,779	(6)	19.50%	(7)
Michael Novielli (8)	6,915,010	(9)	14.03%	(7)
Dutchess Opportunity Fund II, LP (10)	6,165,010	(11)	12.50%	(7)
Hyler Fortier (14)	4,472,970		9.07%
Tyler Knight (16)	3,565,000		7.23%

(1)	The Company believes that each shareholder has sole voting and investment power with respect to the shares of common stock listed, except as otherwise noted. The number of shares beneficially owned by each shareholder is determined under the rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes (i) any shares as to which the person has sole or shared voting power or investment power and (ii) any shares which the individual has the right to acquire within 60 days after July 7, 2016 through the exercise of any stock option, warrant, conversion of preferred stock or other right, but such shares are deemed to be outstanding only for the purposes of computing the percentage ownership of the person that beneficially owns such shares and not for any other person shown in the table. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such shareholder of beneficial ownership of those shares of common stock.

(2)	Based on 49,303,384 shares of common stock issued and outstanding as of July 7, 2016.

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(3)	The 17,703,831 shares of common stock include (i) 17,698,831 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of our $1 warrants. These are aggregated without regard to the 4.99% Blocker and the percentage outstanding calculated without regard to the 4.99% Blocker. With regard to the 4.99% Blocker, the amount beneficially owned would be 17,698,831 shares, which would be equal to 36.51% of the Company’s outstanding shares.

(4)	The 3,685,976 shares of common stock include (i) 3,675,976 shares of common stock; and (ii) 10,000 shares of common stock issuable upon exercise of our $1 warrants. These are aggregated without regard to the 4.99% Blocker and the percentage outstanding calculated without regard to the 4.99% Blocker. With regard to the 4.99% Blocker, the amount beneficially owned would be 3,765,976 shares, which would be equal to 7.60% of the Company’s outstanding shares

(5)	Douglas Leighton resigned from the Company’s Board of Directors as of March 25, 2014. His address is as follows: 50 Commonwealth Ave., Suite 2 Boston, MA 02116.

(6)	The 9,609,779 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) 923,371 shares of our common stock held of record by Mr. Douglas Leighton; (ii) 771,398 shares of our common stock held of record by Bass Point Capital, LLC (of which Mr. Leighton, as Managing Member, has sole voting power and dispositive control); (iii) 1,000,000 shares of our common stock issuable to Bass Point Capital, LLC upon exercise of our $0.001 warrants; (iv) $109,100 in convertible debentures held by Dutchess (which Mr. Leighton and Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (v) 2,963,659 shares of our common stock issuable to Dutchess upon exercise of our $0.001 warrants; (vi) 1,889,541 shares of our common stock issuable to Dutchess upon exercise of our $0.40 warrants; (vii) 220,810 shares of our common stock held by Dutchess; (viii) $50,000 of convertible debentures held by Azure Capital, LLC (of which Mr. Leighton, as Managing Partner, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (ix) 250,000 shares of our common stock issuable to Azure Capital, LLC upon exercise of our $0.40 warrants.

(7)	Each of the convertible debentures and warrants to purchase shares of our common stock held of record and beneficially by Dutchess, Mr. Leighton and Mr. Novelli contain the 4.99% Blocker. Amounts shown in the table, however, are calculated without regard to the 4.99% Blocker. As of the date noted above, inclusive of the 4.99% Blocker, Dutchess, Mr. Leighton and Mr. Novelli beneficially own 4.99%, 4.99% and 4.99%, respectively, of our issued and outstanding common stock.

(8)	Michael Novelli’s address is as follows: c/o Dutchess Global LLC, 1110 Rt. 55, Suite 206, LaGrangeville, NY 12540.

(9)	The 6,915,010 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) $109,100 in convertible debentures held by Dutchess (which Mr. Douglas Leighton and Mr. Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (ii) 2,963,659 shares of our common stock held by Dutchess issuable upon exercise of our $0.001 warrants; (iii) 1,889,541 shares of our common stock issuable to Dutchess upon exercise of our $0.40 warrants; (iv) 220,810 shares of our common stock held by Dutchess; (v) $50,000 in convertible debentures held by Dutchess Global Strategies Fund, LLC (which Mr. Novelli, as Managing Member, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (vi) 250,000 shares of our common stock issuable to Dutchess Global Strategies Fund, LLC upon exercise of our $0.40 warrants.

(10)	Dutchess’ address is as follows: Dutchess Opportunity Fund, II, LP 50 Commonwealth Ave., Suite 2 Boston, MA 02116.

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(11)	Each of Mr. Michael Novielli and Mr. Douglas Leighton, as Managing Partners of Dutchess, has voting power and dispositive control over these shares. The 6,165,010 shares of common stock are aggregated without regard to the 4.99% Blocker and include (i) $109,100 in convertible debentures convertible into 1,091,000 shares of our common stock; (ii) 2,963,659 shares of our common stock issuable upon exercise of our $0.001 warrants; (iii) 1,889,541 shares of our common stock issuable upon exercise of our $0.40 warrants; and (iv) 220,810 shares of our common stock.

(12)	Mr. Seeb’s 295,000 shares of common stock consists of (i) 250,000 shares common stock held by Denver Relief Consulting, which is controlled by Mr. Seeb, (ii) 30,000 shares of common stock held by E-3 Events, which Mr. Seeb shares a 1/3 interest in, and (iii) 15,000 shares of common stock issuable upon exercise of our $1 warrants, also held by E-3 Events. These amounts do not include the underlying shares related to options to purchase 750,000 shares of our common stock held by Mr. Seeb which had not yet vested on July 7, 2016 and were not exercisable within 60 days of such date, and/or contained conditions preventing their exercise.

(13)	Mr. Keber’s 250,000 shares of common stock consists of (i) 250,000 shares common stock held by Dixie Holdings LLC, which is controlled by Mr. Keber. These amounts do not include the underlying shares related to options to purchase 750,000 shares of our common stock held by Mr. Keber which had not yet vested on July 7, 2016, and were not exercisable within 60 days of such date, and/or contained conditions preventing their exercise.

(14)	Ms. Fortier is the Company’s Senior Content Strategist, a non-executive position for the purposes of Item 401 of Regulation S-K, and, until June 2015, was the Company’s Chief Operations Officer. Her address is: c/o MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202.

(15)	Mr. Hunt’s 467,500 shares of common stock consists of (i) 330,000 shares of common stock; (ii) 37,500 shares of common stock issuable upon exercise of our $0.40 warrants; and (iii) options to purchase 100,000 shares of our common stock which had vested on July 7, 2016 or were exercisable within 60 days of such date. These amounts do not include the unvested grants of 100,000 shares of restricted stock and the underlying shares related to options to purchase 800,000 shares of our common stock held by Mr. Hunt which had not yet vested on July 7, 2016 and were not exercisable within 60 days of such date, and/or contained conditions preventing their exercise.

(16)	Mr. Knight is the Company’s Senior Content Strategist, a non-executive position for the purposes of Item 401 of Regulation S-K, and, until December 2015, was the Company’s Director and Chief Marketing Officer. His address is: c/o MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202.

(17)	Mr. Fitch joined the Company’s Board of Directors on December 9, 2015.

(18)	Mr. Fitch’s 174,997 shares of common stock consists of (i) 100,000 shares common stock held by Mr. Fitch and (ii) options held by Mr. Fitch to purchase 74,997 shares of our common stock which had vested on July 7, 2016 or were exercisable within 60 days of such date. These amounts do not include the underlying shares related to options to purchase 25,003 shares of our common stock held by Mr. Fitch which had not yet vested on July 7, 2016 and were not exercisable within 60 days of such date, and/or contained conditions preventing their exercise.

(19)	These amounts do not include the underlying shares related to options to purchase 100,000 shares of our common stock held by Mr. Quintero which had not yet vested on July 7, 2016 and were not exercisable within 60 days of such date, and/or contained performance-based conditions preventing their exercise.

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DESCRIPTION OF SECURITIES

We are offering up to 10,000,000 shares of our Common Stock, together with up to 10,000,000 Warrants to purchase shares of Common Stock in this Offering. The shares of Common Stock and Warrants are immediately separable and will be issued separately. This Prospectus also relates to the offering of shares of our Common Stock issuable upon exercise, if any, of the Warrants.

Common Stock:

General

The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized common stock consists of 200,000,000 shares, par value $0.001 per share, of which 49,303,384 shares were issued and outstanding as of July 7, 2016.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Except as otherwise required by Delaware law, the holders of our common stock possess all voting power. Pursuant to Delaware law, directors of the Company are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on any matter is to be the act of our stockholders. Our bylaws provide that a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting if a written memorandum, setting forth the action so taken, is signed by all of the holders of outstanding shares of our common stock.

Dividend Rights

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available for dividends. Our Board of Directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities, subject to rights, if any, of the holders of any of our other securities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock, as discussed below, and any preferred stock that we may designate and issue in the future.

Our common stock, after the fixed consideration thereof has been paid or performed, is not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our Directors may amend our bylaws by a majority vote of Directors or a majority vote of our shareholders.

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Warrants:

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the Warrant, which is filed as an exhibit to the Registration Statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercise Price. The exercise price per share of Common Stock purchasable upon exercise of the Warrants is $[ ]. If we, at any time while the warrants are outstanding, pay a stock dividend on our Common Stock or otherwise make a distribution on any class of capital stock that is payable in shares of our Common Stock, subdivide outstanding shares of our Common Stock into a larger number of shares or combine the outstanding shares of our Common Stock into a smaller number of shares, then, the number, class and type of shares available under the Warrants and the exercise price will be correspondingly adjusted to give the holder of the Warrant, on exercise for the same aggregate exercise price, the total number, class, and type of shares or other property as the holder would have owned had the Warrant been exercised prior to the event and had the holder continued to hold such shares until the event requiring adjustment.

Exercisability. Warrants may be exercised beginning on the date of original issuance and at any time up to the date that is three years from the initial issuance date.

Cashless Exercise. The Warrants do not contain a cashless exercise provision.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants; provided, however, that if we choose to engage in a rights offering or make a distribution of our assets to our common stockholders as a class, the holders of the Warrants will have the right to participate in such distributions as if they had exercised the warrants.

Fundamental Transactions. The Warrants will survive an acquisition or similar fundamental change of control transaction. In addition, upon a change of control merger or a non-surviving merger of the Company, the holders of the Warrants will have the right to require us or our successor to provide such property or securities that the holder would have received if exercised prior to the transaction occurring.

Limits on Exercise of Warrants. The holder will not have the right to exercise any portion of the Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock (including securities convertible into Common Stock) outstanding immediately after the exercise.

Description of Certain Securities Not Included In Offering

Preferred Stock:

As of the date of this prospectus, no shares of preferred stock are outstanding. Pursuant to our Amended and Restated Certificate of Incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time up to 21 shares of preferred stock in one or more series. The only series which has been issued previously is Series A Preferred Stock, none of which is currently outstanding as of the date of this prospectus . Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in the case of liquidation, merger, and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends). This right to convert on a one to one basis to common stock is unaffected by the Exchange. Each share of Series A Preferred Stock entitles the holder to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held are convertible as of the record date. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect 2 directors of the Company when such shares are outstanding.

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We currently have no plans to issue any shares of preferred stock.

Bridge Notes:

In March 2016, MassRoots completed the March 2016 Note Offering to certain accredited investors of six (6) month secured convertible notes with a principal amount of $1,514,667 together with five year warrants to purchase an amount of shares of the Company’s common stock equal to the number of shares of common stock issuable upon the conversion of the Bridge Notes in full and having an exercise price of $1.00 per share. The Bridge Notes are secured by all the assets of the Company, and each of the executive officers of the Company entered into a lock-up agreement whereby they agreed to not sell or offer any shares of the Company’s common stock owned by them until the Bridge Notes are fully repaid, redeemed or converted. The Bridge Notes may be convertible into shares of the Company’s common stock at a price per share equal to the lower of (i) one dollar ($1.00), and (ii) a 25% discount to the price at which the Company next conducts an offering after the issuance date of the note; provided, however, if any part of the principal amount of the note remains unpaid at its maturity date, the conversion price would be equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the notes’ maturity date. If the note is not repaid by the maturity date, the investors will receive, in aggregate but calculated pro rata to the principal amounts remaining outstanding at the time of maturity, up to five hundred thousand (500,000) shares of the Company’s common stock.

MARKET FOR COMMON STOCK / SHARES ELIGIBLE FOR FUTURE SALE

Since April 9, 2015, our common stock has been quoted on the OTCQB under the symbol “MSRT”. Trading in our common stock has historically lacked consistent volume, and the market price has been volatile.

The following table presents, for the periods indicated, the high and low sales prices of the Company’s common stock, and is based upon information provided by the OTCQB Marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

	2015
	High	Low
Second Quarter	$7.01	$1.02
Third Quarter	$2.34	$0.80
Fourth Quarter	$1.80	$0.84

	2016
	High	Low
First Quarter	$1.54	$0.65
Second Quarter	$1.67	$0.66
Third Quarter	$0.85	$0.70

The last reported sale price of the Company’s common stock as of July 26, 2016 was $0.70 per share.

As of July 7, 2016, there were 84 shareholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company, located at 173 Keith Street, Suite 3, Warrenton, Virginia 20186.

As of July 7, 2016, there were 49,303,384 shares of our common stock issued and outstanding. As of that date, 25,000 shares were recorded as to be issued and 2,091,000 shares of common stock were issuable upon the exercise of convertible debentures then outstanding, such debentures exchangeable for one share of common stock at $0.10 per share.

68

As of July 7,, 2016, excluding consideration of vesting provisions, 5,706,131 shares of common stock were issuable upon the exercise of options granted under our 2014 and 2015 Equity Incentive Plans to certain employees and directors with a weighted average exercise price of $0.63 per share. Under the 2014 and 2015 Employee Equity Incentive Plans, disregarding current vesting schedules, there are 1,500,000 options exercisable at $0.10 per share, 654,881 options at $0.50 per share, 105,000 options at $0.60 per share, 160,000 options at $0.80 per share, 100,000 options at $0.83 per share, 1,955,000 options at $0.90 per share, 850,000 options at $1.00 per share, and 381,250 options at $1.05 per share. All options will expire 10 years from the date of issuance, which ranges from January 2025 to March 2026.

Further, 10,247,278 shares of common stock were issuable upon the exercise of warrants outstanding as of July 7, 2016, as shown below:

Number of Shares Underlying Warrants	Per Share Exercise Price	Expiration Date
3,963,659	$0.001	March 2017
2,489,041	$0.40	March 2017
100,000	$0.50	February 2020
50,000	$0.60	April 2020
100,000	$0.83	January 2021
175,000	$0.90	July 2020
2,310,669	$1.00	September 2017 to March 2021 (Range)
146,200	$1.06	December 2018
407,475	$3.00	November 2018

This table excludes warrants issuable pursuant to the March 2016 Note Offering, the amount of which are not currently determinable.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock subject to outstanding stock options and common stock issuable under our equity incentive plans. We expect to file the registration statement covering such shares shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to the expiration of any applicable lock-up period and compliance with the resale provisions of Rule 144. For more information on our equity incentive plans, see "2014 and 2015 Equity Incentive Plans."

PLAN OF DISTRIBUTION

We are offering up to 10,000,000 shares of our Common Stock, together with of up to 10,000,000 Warrants to purchase shares of Common Stock, at a price equal to $[ ] per combination of share and Warrant, for gross proceeds of up to $5,000,000 before deduction of offering expenses (excluding potential exercises of any Warrants). There is no minimum offering amount required as a condition to closing and we may sell significantly fewer shares of common stock and warrants in the offering.

This offering will terminate upon the earlier to occur of (i) three months after this Registration Statement becomes effective with the Securities and Exchange Commission, and (ii) the date on which the Offering is fully subscribed; provided, however, that we may, at our sole discretion, extend the offering for an additional 90 days or terminate the Offering at an earlier date.

Our Officers and Directors may be making solicitations of our securities directly on a best-efforts basis pursuant to this Offering. Only Officers and Directors who are eligible to participate in the offering under Rule 3a4-1(a)(4)(ii) will be making solicitations. None of the officers or directors will receive any commission or compensation for the sale of the Securities. We may engage one or more Agents to sell the securities in the future. If we elect to do so, we will file an amendment to this Registration Statement to identify them and such related compensation.

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We will enter into subscription agreements directly with investors in connection with this offering and we may not sell the entire amount of Securities offered pursuant to this prospectus. The public offering prices set forth on the cover page of this Prospectus have been determined based upon arm’s-length negotiations between the purchasers and us, as set forth below.

Our obligation to issue and sell the Securities offered hereby to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase the Securities offered hereby is subject to the conditions set forth in his or her subscription agreement as well, which may also be waived.

The proceeds from the sale of the shares in this offering will be payable directly to the Company for immediate use. All subscription agreements and checks are irrevocable and should be delivered to the Company at the address provided in the respective subscription agreement with the purchaser. The Company reserves the right to begin using proceeds from the offering as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

We estimate the total offering expenses of this offering that will be payable by us, will be approximately $75,000, which includes legal and printing costs, and various other fees.

Our officers and directors may sell some or all of the shares and will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

·	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and
·	the person is not at the time of their participation an associated person of a broker-dealer; and
·	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for oro n behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors participating in the Offering are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. The officers or directors participating in the Offering have not participated in the sale of securities of any issuer more than once every 12 months.

Electronic Distribution

This Prospectus may be made available in electronic format on websites or through other online services. Other than this Prospectus in electronic format, the information on the such websites and any information contained in any other website is not part of this Prospectus or the Registration Statement of which this Prospectus forms a part, has not been approved and/or endorsed by us and should not be relied upon by investors.

Determination of the Public Offering Price

Prior to this offering, there has a limited public market for our common stock and no public market for our warrants. The public offering price will be as determined through negotiations between us and the purchasers of the Securities. In addition to prevailing market conditions, the factors considered in determining the public offering price included the following:

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·	the information included in this Prospectus and otherwise publically available;
·	the current market price of our common stock, trading prices of our common stock over time, and the illiquidity and volatility of our common stock;
·	the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us;
·	our financial information;
·	our prospects and the history and the prospectus of the industry in which we compete;
·	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
·	the present state of our development; and
·	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

LEGAL MATTERS

The validity of the securities offered by this Prospectus will be passed upon for us by Thompson Hine LLP.

EXPERTS

The financial statements of MassRoots, Inc. as of December 31, 2015 have been included herein in reliance upon the reports of Liggett & Webb P.A. (“Liggett Webb”), certified public accountants, for the period ended and as of December 31, 2015 upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2015 financial statements contains an explanatory paragraph that states that MassRoots, Inc. has suffered net losses since inception from operations and this raises substantial doubt about the Company’s ability to continue as a going concern.

The financial statements of MassRoots, Inc. as of December 31, 2014 have been included herein in reliance upon the reports of N.K.A. L&L CPAs, PA (formerly known as Bongiovanni & Associates, PA), certified public accountants, for the period ended and as of December 31, 2014 upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2014 financial statements contains an explanatory paragraph that states that MassRoots, Inc. has suffered net losses since inception from operations and this raises substantial doubt about the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the Common Stock and Warrants we are offering by this prospectus. This Prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our Securities, you should refer to the Registration Statement and the exhibits and schedules filed with the Registration Statement. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

We are required to file annual, quarterly and current reports and other information with the SEC. You can read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available from the SEC’s website at http://www.sec.gov. We will also gladly send any filing to you upon your written request to Isaac Dietrich, our Chief Executive Officer, at 1624 Market Street, Suite 201, Denver, CO 80202. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this Prospectus.

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This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

The Technology Platform for the Cannabis Industry

10,000,000 Shares of Common Stock and

Warrants to Purchase up to 10,000,000 Shares of Common Stock

PROSPECTUS

August [ ], 2016

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DECEMBER 31, 2015
FINANCIAL STATEMENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	74
BALANCE SHEETS	76
STATEMENTS OF OPERATIONS	77
STATEMENTS OF STOCKHOLDERS’ EQUITY	79
STATEMENTS OF CASH FLOWS	78
NOTES TO THE FINANCIAL STATEMENTS	81

Table of Contents	73

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Massroots, Inc.

We have audited the accompanying balance sheet of Massroots, Inc. (“the Company”) as of December 31, 2015 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Massroots, Inc as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses from operations since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.

March 30, 2016

New York, New York

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Massroots, Inc.

We have audited the accompanying balance sheet of Massroots, Inc. (the “Company”) as of December 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014, and the results of its operations, changes in stockholders’ equity and cash flows for the period for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, PA
Bongiovanni & Associates, PA
N.K.A. L&L CPAS, PA
Certified Public Accountants
Plantation, Florida
The United States of America
March 31, 2015

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MASSROOTS, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND DECEMBER 31, 2014

	2015	2014

ASSETS

CURRENT ASSETS
Cash	$386,316	$141,928
Other receivables	39,500	11,201
Prepaid expense	12,938	130,797
Total Current assets	438,754	283,926

Property and equipment - net	73,023	14,162

OTHER ASSETS
Investment in Flowhub	175,000	0
Deposits	33,502	68,441
Total Other Assets	208,502	68,441

TOTAL ASSETS	720,279	366,529

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	110,087	25,842
Accrued expenses	84,355	25,695
Derivative liabilities	0	1,099,707
Total Current liabilities	194,442	1,151,244

LONG-TERM LIABILITY
Convertible debentures, net of $0 and $107,016 discount, respectively	209,100	162,084
Total Liabilities	403,542	1,313,328

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.001 par value, 200,000,000 shares authorized; 46,939,966 and 38,909,000 shares issued and outstanding	46,940	38,909
Common stock to be issued, 624,000 and 1,048,000 shares, respectively	5,574	1,048
Additional paid in capital	12,096,744	2,372,867
Accumulated deficit	(11,832,521)	(3,359,623)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	316,737	(946,799)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$720,279	$366,529

The accompanying notes are an integral part of these financial statements.

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 MASSROOTS, INC.

STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015, AND 2014

	2015	2014
REVENUES	$213,963	$9,030

OPERTING EXPENSES
Advertising	717,773	180,776
Cost of revenues	57,611	690
Payroll and related expense	1,381,071	262,653
Common stock issued for services	1,219,904	30,658
Options issued for services	1,273,393	59,473
Warrants issued for services	229,365	555,598
Other general and administrative expenses	1,459,946	526,405
Total Operating expenses	6,339,063	1,616,253

(LOSS) FROM OPERATIONS	(6,125,100)	(1,607,223)

OTHER (EXPENSE)
Change in derivative liabilities	(2,236,401)	(753,240)
Interest expense	(4,381)	(8,316)
Amortization of discount on notes payable	(107,016)	(67,363)
Total Other (Expense)	(2,347,798)	(828,919)

(LOSS) BEFORE INCOME TAXES	(8,472,898)	(2,436,142)

PROVISION FOR INCOME TAXES	0	0

NET (LOSS)	$(8,472,898)	$(2,436,142)

Basic and fully diluted net (loss) per common share:	$(0.19)	$(0.17)

Weighted average common shares outstanding	43,834,157	14,375,222

The accompanying notes are an integral part of these financial statements.

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 MASSROOTS, INC.

STATEMENT OF CASHFLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(8,472,898)	$(2,436,142)
Adjustments to reconcile net (loss ) to net cash (used in )
operating activities:
Amortization of discounts on notes payable	107,016	67,363
Depreciation	10,174	1,799
Common stock issued for services	1,219,904	30,658
Options issued for services	1,273,393	59,473
Warrants issued for services	229,365	555,598
Change in derivative liabilities	2,236,401	753,240
Inputed Interest expense	4,381	8,316
Changes in operating assets and liabilities
Other receivables	(28,299)	(11,201)
Prepaid expense	209,370	—
Deposit	(30,953)	(2,550)
Accounts payable and other liabilities	112,906	50,490
Net Cash (Used in) Operating Activities	(3,129,240)	(922,956)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(69,035)	(14,667)
Investment in Flowhub	(175,000)	—
Net Cash (Used in) Investing Activities	(244,035)	(14,667)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible debentures for cash	—	269,100
Issuance of common stock for cash, net of offering costs	3,075,577	729,900
Proceeds from exercise of options and warrants	542,086	72
Net Cash Provided by Financing Activities	3,617,663	999,072

NET INCREASE IN CASH	244,388	61,449

CASH AT BEGINNING OF PERIOD	141,928	80,479

CASH AT END OF YEAR	$386,316	$141,928

NON-CASH FINANCING ACTIVITIES
Common stock issued upon conversion of debentures	$60,000	$0
Reclassification of derivative liabilities to equity	$3,336,109	$0
Common stock issued for services	$0	$54,342
Options issued for services	$0	$142,345
Preferred stock dividend	$0	$4,538
Inputed interest - apic	$4,381	$8,316

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.

STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

	Common Stock		Common Stock to be Issued		Additional Paid	Accumulated	Total Stockholders'
Balance as of December 31, 2013			13,889,677	13,890	985,960	(919,123)	$80,727
Accrued dividend on preferred stock						(4,358)	(4,358)
Conversion of dividend into common stock	156,293	156			4,202		4,358
Exercise of options	21,954,030	21,954			(21,882)		72
Intrinsic value of beneficial conversion feature					87,189		87,189
Common stock issued for cash	2,059,000	2,059	1,048,000	1,048	467,515		470,622
Common stock issued for services	850,000	850			84,150		85,000
Issuance of common stock	13,889,677	13,890	(13,889,677)	(13,890)			0
Options issued for services					201,818		201,818
Warrants issued for services					555,598		555,598
Imputed interest					8,316		8,316
Net loss for 12 months ended December 31, 2014						(2,436,142)	(2,436,142)
Balance as of December 31, 2014	38,909,000	$38,909	1,048,000	$1,048	$2,372,867	($3,359,623)	($946,799)
Common stock issued	1,048,000	1,048	(1,048,000)	(1,048)			0
Common stock cancelled in consideration for warrants	(1,000,000)	(1,000)			1,000		0
Common stock issued for cash	3,966,509	3,967	34,000	34	3,071,576		3,075,577
Common stock issued upon exercise of warrants for cash	2,426,341	2,426	—		534,660		537,086
Common shares issued upon cashless exercise of warrants	41,995	42			(42)		0
Common stock issued for services	948,120	948	540,000	540	1,218,416		1,219,904
Stock based commensation related to stock options					1,273,393		1,273,393
Common stock to be issued from exercise of options			50,000	5,000			5,000

The accompanying notes are an integral part of these financial statements.

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	Common Stock		Common Stock to be Issued		Additional Paid	Accumulated	Total Stockholders'
Fair value of warrants issued for services					229,365		229,365
Common stock issued upon conversion of debentures	600,000	600			59,400		60,000
Reclassification of derivative liabilities to equity					3,336,109		3,336,109
Net loss for 12 months ended December 31, 2015						(8,472,898)	(8,472,898)
Balance as of December 31, 2015	46,939,965	$46,940	624,000	$5,574	$12,096,744	($11,832,521)	$316,737

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (the “Company”) is a technology platform for the cannabis industry focused on enabling users to share their cannabis content, follow their favorite dispensaries, and stay connected with the legalization movement. The Company was incorporated in the State of Delaware on April 26, 2013.

During 2015, the Company increased its userbase from approximately 200,000 to 720,000 users. In August 2015, the Company began monetizing its platform through advertising sales to dispensaries and cannabis brands. Its secondary source of income is merchandise sales which primarily includes MassRoot’s t-shirts, jars and stickers.

Basis of Presentation

The financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include revenue recognition, fair value of the Company’s stock, stock-based compensation, fair values relating to warrant and other derivative liabilities and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. As of December 31, 2015 and 2014, based upon the review of the outstanding accounts receivable, the Company has determined that an allowance for doubtful accounts is not required

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

Revenue Recognition

The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. All advertising services take between a few hours to up to one month to complete, unless otherwise noted.

MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

Cost of Revenue

The Company’s main cost of revenue originates from its merchandise store, where often times the Company realizes low profit margins and is not the main focus of the Company.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Advertising, Marketing and Public Relations

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. Such costs were $717,773 and $180,776 for the years ended December 31, 2015 and 2014, respectively.

Research and development costs

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $0 and $0 for the years ended December 31, 2015 and 2014, respectively.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

Income Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

The computation of basic and diluted loss per share as of December 31, 2015 and 2014 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net income (loss) per share are as follows:

	2015	2014
Common stock issuable upon conversion of convertible debentures	2,091,000	2,691,000
Options to purchase common stock	5,425,000	2,050,000
Warrants to purchase common stock	9,018,609	9,324,000
Totals	16,534,609	13,975,000

Cost Method Investment

During the year ended December 31, 2015, the Company made and investment in a private company, Flowhub, and has accounted for this investment under the cost method.

Reclassification

Certain reclassifications have been made to the prior years’ data to conform to the current year presentation. These reclassifications had no effect on reported income (losses).

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606). This ASU provides guidance for revenue recognition and affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry specific guidance. The standard’s core principle is the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers" (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to fiscal years beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted for fiscal years beginning after December 15, 2016. The Company is currently evaluating the method and impact the adoption of ASU 2014-09 will have on the Company’s consolidated financial statements and disclosures.

In August 2014, FASB issued ASU 2014-15, “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this ASU provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-15 on the Company’s financial statements.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an significant cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern for a reasonable period of time.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new and potentially current investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

NOTE 3 PROPERTY AND EQUIPMENT

Fixed assets were comprised of the following as of December 31, 2015 and 2014:

	2015	2014
Computers	$58,121	$12,134
Office equipment	27,083	4,055
Total	85,224	16,189
Less: Accumulated depreciation	12,201	2,027
Property and equipment, net	$73,023	$14,162

Depreciation expense for the years ended December 31, 2015 and 2014 were $10,174 and $1,799, respectively.

NOTE 4 CONVERTIBLE DEBENTURES

On March 24, 2014, the Company issued convertible debentures to certain accredited investors. The total principal amount of the debentures is $269,100 and originally matured on March 24, 2016 with a zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.10 per share. Subsequent to the close of the year, the debentures were amended to extend the maturity date to March 24, 2018.

The Company recorded the $174,378 debt discount due to beneficial conversion feature of $87,189 for the detachable warrants issued with convertible debt, and $87,189 in derivative liabilities related to the ratchet feature warrants.

On January 7, 2015, one holder of a convertible debenture converted $40,000 of principal into 400,000 shares of common stock. On April 4, 2015, one holder of a convertible debenture converted $20,000 of principal into 200,000 shares of common stock.

During the years ended December 31, 2015 and 2014, the Company recorded amortization expense related to debt discount of $107,016 and 67,363, respectively. As of December 31, 2015, the aggregate carrying value of the debentures was $209,100 net of debt discounts of $0, while as of December 31, 2014, the aggregate carrying value of the debentures was $162,084 net of debt discounts of $107,016.

The Company’s convertible debentures is summarized as follows:

	2015	2014
Principal balance	$209,100	$269,100
Accumulated amortization	(-)	(107,016)
Convertible debentures, net	$209,100	$162,084

NOTE 5 DERIVATIVE LIABILITIES AND FAIR VALUE MEASUREMENTS

The Company identified conversion features embedded within convertible debt and warrants outstanding for the year ending December 31, 2015. The Company has determined that the features associated with the embedded conversion option and exercise prices, in the form a ratchet provisions, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

During the third quarter of 2015, the Company and the convertible debt note and warrant holders agreed to amend terms of the agreements to remove the ratchet provisions. Accordingly, the Company reclassified the derivative liability to equity classification resulting in an increase to additional paid in capital by $3,336,109.

During the fourth quarter of 2015, the Company and the holders of warrants previously issued as part of our offering from September 2014 to March 2015 with an exercise price of $1.00 per share and all other warrants agreed to amend the warrants to remove the ratchet provision in exchange for a warrant for an additional 20% of their original warrant shares at $1.06 per share. This reduced the Company’s derivative liability by $1,155,199 and increased additional paid in capital by $761,426.

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”). ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.
•	Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

All items required to be recorded or measured on a recurring basis are based upon level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement

The Company recognizes its derivative liabilities as level 3 and values its derivatives using the methods discussed below. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed are that of volatility and market price of the underlying common stock of the Company.

As of December 31, 2015 and 2014, the Company did not have any derivative instruments that were designated as hedges.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

The derivative liability as of December 31, 2014, in the amount of $1,099,708 has a level 3 classification. At December 31, 2015, the Company did not have any level 3 classifications.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of two years ended December 31, 2015:

Balance, December 31, 2013	$—
Transfers in of Level 3	346,467
Mark-to-market – loss on change in fair value of derivative liability - 2014	753,241
Balance, December 31, 2014	$1,099,708
Mark-to-market – loss on change in fair value of derivative liability -2015	2,236,401
Transfers out of Level 3	(3,336,109)
Balance, December 31, 2015	$—

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. As the stock price decreases for each of the related derivative instruments, the value to the holder of the instrument generally decreases, therefore decreasing the liability on the Company’s consolidated balance sheet. Additionally, stock price volatility is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments. The simulated fair value of these liabilities is sensitive to changes in the Company’s expected volatility. Increases in expected volatility would generally result in higher fair value measurement. A 10% change in pricing inputs and changes in volatilities and correlation factors would not result in a material change in our Level 3 fair value.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions during the two years ended December 31, 2015:

	Commitment Date	Premeasurement Dates
Expected dividends	0%	0%
Expected volatility	150%	75% - 150%
Expected term	3-5 years	1.83 – 4.70 years
Risk free interest rate	0.75% - 1.1%	0.89% - 1.37%

NOTE 6 CAPITAL STOCK

The following is a summary of the capital stock transactions incurred during the years ended December 31, 2015 and 2014:

On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the authorization of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis; and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

On January 1, 2014, the Company’s directors and officers exercised all of the then outstanding 72.06 stock options and acquired 72.06 shares of common stock at $1 per share. These 72.06 shares of common stock were exchanged for 21,954,160 shares of common stock during the Exchange.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

On March 18, 2014, immediately prior to the Exchange, the Company converted $4,358 accrued dividends from Series A preferred shares into 0.513 shares of common stock, which was exchanged for 156,293 shares of common stock during the Exchange.

On March 24, 2014, the Company issued 2,059,000 shares of common stock in exchange for $205,900 cash.

On June 4, 2014, the Company issued 250,000 shares of common stock to Vincent “Tripp” Keber valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years under the 2014 Equity Incentive Plan (“2014 Plan”). These shares had a fair market value of $25,000, of which $8,220 was amortized for the 12 months ended December 31, 2015.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Ean Seeb valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares had a fair market value of $25,000, of which $8,220 was amortized for the 12 months ended December 31, 2015.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Sebastian Stant valued at $0.10 per share in exchange for his services as the Company’s Lead Web Developer for one year. These shares had a fair market value of $25,000, of which $21,232 was amortized for the 12 months ended December 31, 2015.

On May 1, 2014, the Company issued 100,000 shares of common stock under the 2014 Plan to Jesus Quintero valued at $0.10 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares had a fair market value of $10,000, of which $6,630 was amortized for the 12 months ended December 31, 2015.

From September 15, 2014 to March 11, 2015, we completed an offering of $861,000 of our securities to certain accredited and non-accredited investors consisting of 1,722,000 shares of our common stock at $0.50 per share. As of December 31, 2015, 1,732,000 shares of common stock had been issued, of which 10,000 shares were improperly issued and were booked as shares to be rescinded.

In April 2015, MassRoots, Inc. issued 960,337 shares of the Company’s common stock to certain accredited and unaccredited investors, pursuant to which, the Company received gross proceeds of $576,200. The Company terminated this offering as of April 17, 2015. The Company compensated Chardan Capital Markets, LLC $20,000 cash and 262,560 shares of common stock as commission for this placement.

On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital. Under the terms of the agreement, Torrey Hills Capital was issued 75,000 shares of common stock for setting-up non-deal roadshows for the Company.

On May 12, 2015, the Company entered into a consulting agreement with Caro Capital. Under the terms of the agreement, Caro was issued 200,000 shares of common stock for setting-up non-deal roadshows for the Company for a period of one year.

On June 15, 2015, the Company entered into a consulting agreement with Demeter Capital. Under the terms of the agreement, Demeter Capital was issued 100,000 shares of common stock for consulting services.

From June to July 2015, MassRoots issued 1,540,672 shares of unregistered common stock to certain accredited investors for gross proceeds of $1,140,502. In connection with this offering, Chardan Capital received $27,200 in cash and 80,560 shares of the Company’s common stock as commission for this placement.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

On November 9, 2015, MassRoots sold 815,500 shares of common stock, with warrants to purchase 407,475 shares of common stock, in a registered offering to certain unaccredited and accredited investors for gross proceeds of $1,019,375 to the Company. MassRoots did not utilize a placement agent in this transaction. As of December 31, 2015, 781,500 shares had been issued and 34,000 shares were recorded as to be issued.

During the year ended December 31, 2015, the Company issued 1,340,000 shares of common stock for the exercise of $0.40 warrants; 1,086,341 shares of common stock for the exercise of $0.001 warrants; and 41,995 shares of common stock for the cashless exercise of $1.00 warrants.

During the year ended December 31, 2015, the Company issued 230,000 shares to 6 employees and consultants under the Company’s 2014 Employee Stock Option Program. During the same time period, the Company granted 540,000 shares to 10 employees and consultants under the Company’s 2015 Employee Stock Option Program. As of December 31, 2015, none of the share issuances under the Company’s 2015 Employee Stock Option Program had been made and 540,000 shares were recorded as to be issued.

In October 2015, the holder of 50,000 options at $0.10 per share exercised their right to purchase for $5,000. These shares were recorded as to be issued as of December 31, 2015.

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of December 31, 2015, there were no shares of Series A preferred shares issued and outstanding.

The Company is currently authorized to issue 200,000,000 shares of its common stock at $0.001 par value per share. As of December 31, 2015 and 2014, there were 46,939,965 and 38,909,000 shares of common stock issued and outstanding and 624,000 and 1,048,000 shares of common stock to be issued, respectively.

NOTE 7 STOCK WARRANTS

On March 24, 2014, the Company issued warrants to a third party for the purchase of 4,050,000 and 2,375,000 shares of common stock, at an exercise price of $0.001 and $0.40 per share, respectively. The warrants may be exercised any time after issuance through and including the third (3rd) anniversary of its original issuance. The Company recorded an expense of $555,598 equal to the estimated fair value of the warrants at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years

On March 24, 2014, in connection to the issuance of convertible debentures of $269,100 to certain investors, which are convertible into shares of the Company’s common stock at $0.10 per share, the Company granted to the same investors three−year warrants to purchase an aggregate of up to 1,345,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance.

On March 24, 2014, in connection to the issuance of 2,059,000 shares of common stock, the Company granted to the same investor three−year warrants to purchase an aggregate of 1,029,500 shares of the Company’s common stock at $0.40 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $66,712. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

From September 2014 to March 31, 2015, in connection to the sale of 1,722,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 861,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $168,358. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

On February 27, 2015, the Company issued warrants for a nominal amount to purchase 100,000 shares of common stock at $0.50 per share to certain service providers, valued at $43,704.

On April 8, 2015, the Company issued warrants to purchase 50,000 shares of common stock at $0.60 per share to certain service providers, valued at $51,378.

In July 2015, a shareholder retired 1,000,000 shares of registered common stock in exchange for 1,000,000 warrants exercisable at $0.001 per share for a period of three (3) years.

On July 30, 2015, the Company issued warrants to purchase 175,000 shares of common stock at $0.90 per share to certain service providers, valued at $100,340

On November 9, 2015, in connection to the sale of 815,500 shares of our common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 407,475 shares of the Company’s common stock at $3.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance.

In December 2015, MassRoots issued 146,200 three year warrants with an exercise price of $1.06 to our holders of outstanding warrants issued in conjunction with our September 15, 2014 to March 11, 2015 offering. These warrants were issued in exchange for the holder agreeing to waive certain provisions providing price protection of the warrant received in the September 15, 2014 to March 11, 2015 offering.

During the year ended December 31, 2015, warrants to purchase 1,340,000 shares of common stock at $0.40 per share were exercised for gross proceeds to the Company of $536,000. Over the same time period, warrants to purchase 1,086,341 shares of common stock at $0.001 per share were exercised for gross proceeds to the Company of $1,086. In October 2015, a shareholder exercised 100,000 warrants to purchase shares of common stock at $1 per share through the warrant’s cashless provision pursuant to which he was issued 41,995 shares of common stock at $1.00 per share for no gross proceeds to the Company.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

Stock warrants outstanding and exercisable on December 31, 2015 are as follows:

Warrants Outstanding			Warrants Exercisable
		Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Warrants	In Years	Warrants
$0.001	3,963,659	1.6	3,963,659
0.40	3,415,275	1.3	3,415,275
0.50	100,000	4.2	100,000
0.60	50,000	4.4	50,000
0.90	175,000	4.6	175,000
1.00	761,000	2.0	761,000
1.06	146,200	3.0	146,200
3.00	407,475	2.8	407,475
	9,018,609	1.70	9,018,609

A summary of the warrant activity for the years ended December 31, 2015 and 2014 is as follows:

			Weighted-Average
		Weighted-Average	Remaining
	Shares	Exercise Price	Contractual Term
Outstanding at January 1, 2014	0	$—	—
Grants	9,324,000	$0.26	5.0
Exercised	—	—	—
Canceled	—	—	—
Outstanding at December 31, 2014	9,324,000	$0.26	4.26
Grants	2,220,950	0.11	5.0
Exercised	(2,526,341)	0.25	1.3
Canceled	—	—	—
Outstanding at December 31, 2015	9,018,609	$0.42	2.26

Exercisable at December 31, 2015	9,018,609	$0.42	2.26

The aggregate intrinsic value outstanding stock warrants was $6,857,509 the total pretax intrinsic value, based on warrants with an exercise price less than the Company’s stock price of $1.10 as of December 31, 2015, which would have been received by the warrant holders had those warrant holders exercised their warrants as of that date.

NOTE 8 EMPLOYEE EQUITY INCENTIVE PLANS

In June 2014, our shareholders approved our 2014 Equity Incentive Plan (“2014 Plan”), which provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. A total of 4 million shares of common stock are reserved for issuance under our 2014 Plan.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Vincent “Tripp” Keber for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. As of December 31, 2015 the unamortized balance was $35,064.

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Ean Seeb for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. As of December 31, 2015 the unamortized balance was $35,064.

On June 4, 2014, the Company granted options to purchase 550,000 shares at $0.10 per share to Sebastian Stant for his services as the Company’s Lead Web Developer for 1 year. Under the terms of the grant, 250,000 shares shall vest immediately upon the Company reaching 250,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 500,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 750,000 users. The options were issued in exchange for his services as the Company’s Lead Web Developer for 1 year. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $54,146. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. As of December 31, 2015 the balance was $0.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 per share back to the 2014 Plan.

From January 1 to March 31, 2015, the Company granted 230,000 shares and options to purchase 1,065,000 shares at $0.50 per share to 20 employees and consultants of the Company, with most vesting monthly over the course of one year. The fair market value of the options are $523,991.

On April 8, 2015, the Company granted options to purchase 105,000 shares at $0.60 per share to 3 employees and consultants of the Company, with most vesting monthly over the course of one year. The fair market value of the options are $114,143.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

In December 2015, our shareholders approved our 2015 Equity Incentive Plan (“2015 Plan”), which provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. A total of 4.5 million shares of common stock are reserved for issuance under our 2015 Plan.

On December 10, 2015, the Company granted options to purchase 1,955,000 shares at $0.90 per share to 28 employees and consultants of the Company under the 2015 Plan, with most vesting monthly over the course of one year. The fair market value of the options is $1,759,500.

On December 14, 2015, the Company granted options to purchase 800,000 shares at $1.00 per share to Daniel Hunt, our Chief Operating Officer, under the 2015 Plan, with 200,000 shares vesting upon the completion of each milestone: the Company reaching 1,000,000 registered users, the Company reaching 2,500,000 registered users, the Company reaching $1,000,000 in revenue since inception, and the Company reaching $2,500,000 in revenue since inception. The fair market value of the options is $800,00.

In October 2015, a holder of 50,000 options at $0.10 per share exercised their right to purchase for $5,000. These shares were recorded as to be issued as of December 31, 2015.

No other stock options have been issued or exercised during the year ended December 31, 2015.

The following table presents information related to stock options at December 31, 2015:

Options Outstanding			Options Exercisable
		Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$0.10	1,500,000	8.6	500,000
0.50	1,065,000	9.0	964,981
0.60	105,000	9.3	67,940
0.90	1,955,000	9.9	585,000
1.00	800,000	9.9	0
	5,425,000	9.3	2,117,921

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

A summary of the stock option activity and related information for the 2015 Plan for the years ended December 31, 2015 and 2014 is as follows:

			Weighted-Average
		Weighted-Average	Remaining
	Shares	Exercise Price	Contractual Term
Outstanding at January 1, 2014	0	$—	—
Grants	2,050,000	0.1	9.6
Exercised	—	—	—
Canceled	—	$—
Outstanding at December 31, 2014	2,050,000	$0.1	9.6
Grants	3,925,000	0.80	9.9
Exercised	(250,000)	0.1	9.3
Canceled	(300,000)	0.1	8.6
Outstanding at December 31, 2015	5,425,000	$0.59	9.3
Exercisable at December 31, 2015	2,117,921	$0.52	9.1

The aggregate intrinsic value of outstanding stock options was $6,044,500, based on options with an exercise price less than the Company’s stock price of $1.10 as of December 31, 2015, which would have been received by the option holders had those option holders exercised their options as of that date.

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from an index of historical stock prices of comparable entities until sufficient data exists to estimate the volatility using the Company’s own historical stock prices. Management determined this assumption to be a more accurate indicator of value. The Company accounts for the expected life of options based on the contractual life of options for non-employees.

The fair value of the granted options for the year ended December 31, 2015 was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	0%
Volatility	119.43% to 129.88%
Risk free rate:	0.48% to 2.53%
Expected life:	7 to 10 years
Estimated fair value of the Company’s common stock	$2.21 to $2.50
Estimated forfeiture rate	0%

NOTE 9 COMMITMENTS AND CONTINGENCIES

Operating leases

On April 14, 2015, the Company completed the relocation of its headquarters to 1624 Market Street, Suite 201, Denver, CO 80202 which we leased on March 20, 2015 pursuant to a lease agreement with RVOF Market Center, LLC (“201 Lease”). Under the 201 Lease, we agreed to rent 3,552 square feet of office space at that location for a term of 37 months, under which the Company will pay a base rate of $0 for the first month, $8,288 for months two through 13, $8,584 for the months 14 through 25, and $8,880 for the months 26 through 37. We did not incur a significant cost related to the move to this location.

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

The Company amended this lease in January 2016 to include Suite 203, also located at 1624 Market Street in Denver, CO 80202, which allows us to expand our headquarters by an additional 1,508 square feet of office space. For this expansion (and in addition to the rent paid under the 201 Lease), we will pay $0 until May 30, 2016, $3,644 for each month from June 1, 2016 to May 30, 2017, $3,770 for each month from June 1, 2017 to May 30, 2018, and $3,896 for each month from June 1, 2018 to November 30, 2018.

Future minimum lease payments under these two agreements are as follows:

Year Ending December 31,
2016	$127,032
2017	149,395
2018	139,904
$416,338

Rent expense charged to operations, which differs from rent paid due to rent credits and to increasing amounts of base rent, is calculated by allocating total rental payments on a straight-line basis over the term of the lease. During the years ended December 31, 2015 and 2014, rent expense was $64,438 and $14,699, respectively and as of December 31, 2015 and 2014

NOTE 10 INCOME TAXES

At December 31, 2015, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $6 million, expiring in the year 2035, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to possible significant changes in the Company's ownership, the future use of its existing net operating losses may be limited. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.  During the year ended December 31, 2015, the Company has increased the valuation allowance from $1,024,000 to $2,374,000.

We have adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns.  ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.

Tax position that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement.  The Company had no tax positions relating to open income tax returns that were considered to be uncertain.

The Company’s deferred taxes as of December 31, 2015 and 2014 consist of the following:

	2015	2014
Non-Current deferred tax asset:
Net operating loss carry-forwards	$2,374,000	$1,024,000
Valuation allowance	(2,374,000)	(1,024,000)
Net non-current deferred tax asset	$—	$—

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MASSROOTS, INC.
Notes to Financial Statements

For the years ended December 31, 2015 and 2014

NOTE 11 SUBSEQUENT EVENTS

From January 1 to March 30, 2016, the Company issued 574,000 of the 624,000 shares to be issued as of December 31, 2015. Over the same time period, the Company issued 135,000 shares for services to be rendered in 2016, 7,500 shares for warrant exercises in 2016, and 10,000 shares for option exercises in 2016.

In February 2016, MassRoots issued to a service provider a 12 month convertible debentures at 15% interest with a principal amount of $35,000 along with 35,000 3-year warrants to purchase shares common stock at $1.00 per share The convertible debentures are payable at maturity, and convertible at the investor’s determination at a price equal to 90% of the price of a subsequent public underwritten offering if one occurs over $5 million, or, if no subsequent offering occurs, at $0.75 per share.

On March 24, 2016, the Company entered into an agreement with Santino Walter Productions, LLC ("SWP") in which the Company purchased a Senior Secured Promissory Note ("Note”) with a principle amount of $156,000 for a purchase price of $130,000. The funds are solely to be used by SWP for costs related to the Denver Annual 420 Rally ("420 Rally"). The Note matures in 60 days and is secured against all assets of SWP. The Company also entered into License and Letter Agreements with SWP pursuant to which  MassRoots will earn a 50% licensing fee on all ticket sales and sponsorship sales, along with 15% of all booth sales, of the 420 Rally. MassRoots is obligated to provide the ticketing system and cover all activation costs related to the tickets. The first $130,000 in revenue received related to the 420 Rally will to be used to cover the remaining costs of talent for the event; the next $156,000 in revenue will be used to repay the Note. All proceeds from ticket sales and sponsorships will be held by MassRoots initially; after payment of the Note, and all fees earned by MassRoots under the agreement, the remaining proceeds will then be distributed to SWP. All talent booked by SWP for the 420 Rally will be required to create a MassRoots profile, which can be waived at the Company's sole discretion. The Company also retains the right to participate in a materially similar transaction related to the 420 Rally every year through 2020.

On March 17, 2016, the Company sold to investors six (6) month secured convertible original issue discount notes with principal amount in the aggregate of $1,514,667, together with five year warrants to purchase an amount of shares of the Company’s common stock equal to the number of shares of common stock issuable upon the conversion of the notes in full and having an exercise price of $1.00 per share. If the Company exercises its right to prepay the note, the Company shall make payment to the investor of an amount in cash equal to the sum of the then outstanding principal amount of the note that it desires to prepay, multiplied by (a) 1.2, during the first ninety (90) days after the execution of this Note, or (b) 1.35, at any point thereafter. The notes are convertible into shares of the Company’s common stock at a price per share equal to the lower of (i) one dollar ($1.00), and (ii) a 25% discount to the price at which the Company next conducts an offering after the issuance date of the note; provided, however, if any part of the principal amount of the note remains unpaid at its maturity date , the conversion price will be equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the notes’ maturity date. The notes require that any net proceeds received subsequent offerings made by the Company first be used to repay the notes’ outstanding principal amount. If the note is not repaid by the maturity date, the investors will receive, in aggregate, but calculated pro rata to the principal amounts remaining outstanding at the time of maturity, up to five hundred thousand (500,000) shares of the Company’s common stock. Gross proceeds received by the Company for the notes and warrants in this Offering was $1,420,000, while net proceeds were $1,271,600 (excluding any legal fees).

On March 7, 2016, the Company entered into an agreement with all holders of the Company’s debentures issued in its March 2014 Offering to extend the maturity date to March 24, 2018.

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This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Table of Contents	98

March 31, 2016
FINANCIAL STATEMENTS

PAGE
BALANCE SHEETS	100
STATEMENTS OF OPERATIONS	101
STATEMENTS OF STOCKHOLDERS’ EQUITY	103
STATEMENTS OF CASH FLOWS	102
NOTES TO THE FINANCIAL STATEMENTS	104

Table of Contents	99

MASSROOTS, INC.
CONDENSED BALANCE SHEETS
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

	2016	2015
	(UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash	$413,610	$386,316
Accounts receivables	23,074	39,500
Note receivables	130,000	—
Prepaid expense	8,628	12,938
Total current assets	575,312	438,754

PROPERTY AND EQUIPMENT, NET	85,185	73,023

OTHER ASSETS:
Investment in Flowhub	175,000	175,000
Deposits and other assets	33,502	33,502
Total Other Assets	208,502	208,502

TOTAL ASSETS	$868,999	$720,279

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$96,295	$109,997
Accrued expenses	74,937	84,355
Convertible note payable, net of $1,430,119 and $0 discount, respectively	119,548	—
Derivative liabilities	732,260	—
Total Current Liabiliteis	1,023,040	194,352

LONG-TERM LIABILITIES:
Convertible debentures, net of $0 and $0 discount, respectively	209,100	209,100
Total liabilities	1,232,140	403,452

STOCKHOLDERS' (DEFICIT) EQUITY:
Common stock, $0.001 par value, 200,000,000 shares authorized; 47,806,744 and 46,939,966 shares issued and outstanding	47,807	46,940
Common stock to be issued, 143,477 and 624,000 shares, respectively	143	624
Additional paid in capital	14,057,653	12,101,784
Accumulated deficit	(14,468,744)	(11,832,521)
Total stockholders' (deficit) equity	(363,141)	316,827

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$868,999	$720,279

The accompanying notes are an integral part of these unaudited condensed financial statements.

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MASSROOTS, INC.
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(UNAUDITED)

	2016	2015

REVENUES	$93,385	$941

OPERTING EXPENSES:
Advertising	188,287	53,589
Cost of revenues	8,552	700
Payroll and related expense	595,498	162,930
Common stock issued for services	263,583	113,712
Options issued for services	670,767	47,009
Warrants issued for services	68,369	3,832
Other general and administrative expenses	583,511	183,979
Total General and Administrative expenses	2,378,567	565,751

(LOSS) FROM OPERATIONS	(2,285,182)	(564,810)

OTHER INCOME (EXPENSE):
Change in derivative liabilities	(222,857)	42,737
Interest expense	(8,635)	(2,290)
Amortization of discount on notes payable	(119,549)	(26,146)
Total Other Income (Expense)	(351,041)	14,301

(LOSS) BEFORE INCOME TAXES	(2,636,223)	(550,509)

PROVISION FOR INCOME TAXES	—	—

NET (LOSS)	$(2,636,223)	$(550,509)

Basic and fully diluted net (loss) per common share:	$(0.06)	$(0.01)

Weighted average common shares outstanding - basic and fully diluted	47,135,702	40,391,311

The accompanying notes are an integral part of these unaudited condensed financial statements.

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MASSROOTS, INC.
CONDENSED STATEMENT OF CASHFLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(UNAUDITED)

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,636,223)	$(550,509)
Adjustments to reconcile net loss to net cash (used in ) operating activities:
Amortization of discounts on notes payable	119,549	26,146
Depreciation	3,542	1,097
Common stock issued for services	263,583	113,712
Options issued for services	670,767	47,009
Warrants issued for services	68,369	3,832
Change in derivative liabilities	222,857	(42,737)
Inputed Interest expense	—	2,290
Changes in operating assets and liabilities
Accounts receivables	16,426	(12,712)
Notes receivable	(130,000)	—
Prepaid expense	4,310	(14,283)
Deposit	—	(33,152)
Accounts payable and other liabilities	11,818	50,166
Net Cash (Used in) Operating Activities	(1,385,002)	(409,141)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(15,704)	(9,896)
Net Cash (Used in) Investing Activities	(15,704)	(9,896)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	3,000	332,000
Proceeds from exercise of options	5,000	—
Proceeds from issuance of convertible notes payable	1,420,000	—
Net Cash Provided by Financing Activities	1,428,000	332,000

NET INCREASE (DECREASE) IN CASH	27,294	(87,037)

CASH AT BEGINNING OF PERIOD	386,316	141,928

CASH AT END OF PERIOD	$413,610	$54,891

NON-CASH FINANCING ACTIVITIES
Convertible note issued in payment of liabilities	$35,000.00	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

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MASSROOTS , IINC.
CONDENSED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(UNAUDITED)
							Total
	Common Stock		Common Stock to be Issued		Additional Paid	Accumulated	Stockholders' (Deficit)
	Shares	Amount	Shares	Amount	In Capital	Deficit	Equity

Balance as of December 31, 2015	46,939,965	$46,940	624,000	$624	$12,101,724	$(11,832,521)	$316,767

Common stock issued related to 2015 stock grants	574,000	574	(574,000)	(574)	—	—	—

Common stock issued for services	235,000	235	76,250	76	263,272	—	263,583

Common stock issued upon exercise of warrants for cash	7,500	8	—	—	2,993	—	3,000

Common stock issued upon exercise of options for cash	10,000	10	—	—	4,990	—	5,000

Stock based compensation	—	—	—	—	670,767	—	670,767

Fair value of warrants issued for services	—	—	—	—	68,369	—	68,369

Debt discount related to convertible notes	—	—	—	—	945,596	—	945,596

Common shares issued upon cashless exercise of warrants	—	—	5,227	5	(5)	—	—

Common shares issued upon cashless exercise of options	40,279	40	12,000	12	(52)	—	—

Net loss	—	—	—	—	—	(2,636,223)	(2,636,223)

Balance as of March 31, 2016 (unaudited)	47,806,744	$47,807	143,477	$143	$14,057,653	$(14,468,744)	$(363,141)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Table of Contents	103

 Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (“MassRoots” or the “Company”) has created a technology platform for the cannabis industry focused on enabling users to share their cannabis content, follow their favorite dispensaries, and stay connected with the legalization movement. The Company was incorporated in the State of Delaware on April 26, 2013.

Basis of Presentation

The unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The condensed balance sheet as of December 31, 2015 has been derived from audited financial statements.

Operating results for the three months ended March 31, 2016 are not necessarily indicative of results that may be expected for the year ending December 31, 2016. These condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2015 filed with the Company’s Form 10-K with the Securities and Exchange Commission on March 30, 2016.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include revenue recognition, fair value of the Company’s stock, stock-based compensation, fair values relating to warrant and other derivative liabilities and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. As of March 31, 2016 and December 31, 2015, based upon the review of the outstanding accounts receivable, the Company has determined that an allowance for doubtful accounts is not required.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Revenue Recognition

The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. In cases where clients sign advertising contracts for an extended period of time, MassRoots only realizes revenue for services provided during that quarter and defers all other revenue to future quarters.

MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

Cost of Revenue

The Company’s main cost of revenue originates from its merchandise store, where often times the Company realizes low profit margins and is not the main focus of the Company.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Convertible Debt

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.  As of March 31, 2016, the Company had outstanding convertible notes that contained embedded derivatives. These embedded derivatives include certain conversion features and reset provisions.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

 Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

The computation of basic and diluted loss per share as of March 31, 2016 and December 31, 2015 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

Potentially dilutive securities excluded from the computation of basic and diluted net income (loss) per share are as follows:

	March 31, 2016	December 31, 2015
Common stock issuable upon conversion of convertible debentures	3,652,333	2,091,000
Options to purchase common stock	6,210,461	2,815,000
Warrants to purchase common stock	10,653,278	9,766,000
Totals	20,516,072	14,672,000

Deferred Revenue

In January 2016, MassRoots began entering into multi-month advertising contracts with its clients under which they agree to pay MassRoots a fixed amount, due in monthly installments. Under the Company's revenue recognition policy, the Company books the fixed amount due in accounts receivable, recognizes the revenue for services performed during the reporting period, and defers the revenue for services to be performed in future quarters. MassRoots entered into approximately 50 advertising contracts during the first quarter of 2016 with approximately 30 unique clients, primarily with ancillary brands to the cannabis industry. The value of these contracts was approximately $340,000, with $71,000 being realized in first quarter and $269,000 deferred to future quarters.

Reclassification

Certain reclassifications have been made to the prior years’ data to conform to the current year presentation. These reclassifications had no effect on reported income (losses).

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606). This ASU provides guidance for revenue recognition and affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry specific guidance. The standard’s core principle is the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers" (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to fiscal years beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted for fiscal years beginning after December 15, 2016. The Company is currently evaluating the method and impact the adoption of ASU 2014-09 will have on the Company’s financial statements and disclosures.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

In August 2014, FASB issued ASU 2014-15, “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this ASU provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-15 on the Company’s financial statements.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate significant cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern for a reasonable period of time.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new and potentially current investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3  NOTE RECEIVABLE

On March 24, 2016, the Company entered into an agreement with Santino Walter Productions, LLC ("SWP") in which the Company purchased a Senior Secured Promissory Note ("Note”) with a principle amount of $156,000 for a purchase price of $130,000. The funds are solely to be used by SWP for costs related to the Denver Annual 420 Rally ("420 Rally"). The Note matures in 60 days and is secured against all assets of SWP. The Company also entered into License and Letter Agreements with SWP pursuant to which  the Company will earn a 50% licensing fee on all ticket sales and sponsorship sales, along with 15% of all booth sales, of the 420 Rally. The Company is obligated to provide the ticketing system and cover all activation costs related to the tickets. The first $130,000 in revenue received related to the 420 Rally will to be used to cover the remaining costs of talent for the event; the next $156,000 in revenue will be used to repay the Note. All proceeds from ticket sales and sponsorships will be held by the Company initially; after payment of the Note, and all fees earned by the Company under the agreement, the remaining proceeds will then be distributed to SWP. All talent booked by SWP for the 420 Rally will be required to create a MassRoots profile, which can be waived at the Company's sole discretion. The Company also retains the right to participate in a materially similar transaction related to the 420 Rally every year through 2020.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

NOTE 4 PROPERTY AND EQUIPMENT

Fixed assets were comprised of the following as of March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015

Computers	$65,720	$58,121
Office equipment	35,208	27,083
Total	100,928	85,224
Less: Accumulated depreciation	15,743	12,201
Property and equipment, net	$85,185	$73,023

Depreciation expense for the quarters ended March 31, 2016 and March 31, 2015 were $3,542 and $1,097, respectively.

NOTE 5  CONVERTIBLE DEBT

On March 24, 2014, the Company issued convertible debentures to certain accredited investors. The total principal amount of the debentures is $269,100 and originally matured on March 24, 2016 with a zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.10 per share. In March 2016, the debentures were amended to extend the maturity date to March 24, 2018. As of March 31, 2016 and December 31, 2015, the aggregate carrying value of the debentures was $209,100 net of debt discounts of $0.

In February 2016, the Company issued to a service provider a 12 month convertible debentures at 15% interest with a principal amount of $35,000 along with 35,000 3-year warrants to purchase shares common stock at $1.00 per share The convertible debentures are payable at maturity, and convertible at the investor’s determination at a price equal to 90% of the price of a subsequent public underwritten offering if one occurs over $5 million, or, if no subsequent offering occurs, at $0.75 per share. As of March 31, 2016 and December 31, 2015, the aggregate carrying value of the debentures was $4,303 and $0, net of debt discounts of $30,697 and $0, respectively.

On March 17, 2016, the Company sold to investors six (6) month secured convertible original issue discount notes with principal amount in the aggregate of $1,514,667, together with five year warrants to purchase up to an amount of shares of the Company’s common stock equal to the number of shares of common stock issuable upon the conversion of the notes in full and having an exercise price of $1.00 per share. If the Company exercises its right to prepay the note, the Company shall make payment to the investor of an amount in cash equal to the sum of the then outstanding principal amount of the note that it desires to prepay, multiplied by (a) 1.2, during the first ninety (90) days after the execution of this Note, or (b) 1.35, at any point thereafter. The notes are convertible into shares of the Company’s common stock at a price per share equal to the lower of (i) one dollar ($1.00), and (ii) a 25% discount to the price at which the Company next conducts an offering after the issuance date of the note; provided, however, if any part of the principal amount of the note remains unpaid at its maturity date , the conversion price will be equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the notes’ maturity date. The notes require that any net proceeds received subsequent offerings made by the Company first be used to repay the notes’ outstanding principal amount. If the note is not repaid by the maturity date, the investors will receive, in aggregate, but calculated pro rata to the principal amounts remaining outstanding at the time of maturity, up to five hundred thousand (500,000) shares of the Company’s common stock. Gross proceeds received by the Company for the notes and warrants in this Offering was $1,420,000, while net proceeds were $1,271,600 (excluding any legal fees). As of March 31, 2016 and December 31, 2015, the aggregate carrying value of the notes was $115,246 and $0, net of debt discounts of $1,399,422 and $0, respectively.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

The Company’s convertible debt is summarized as follows as of March 31, 2016 and December 31, 2015:

	2016	2015
Principal balance	$1,758,667	$209,100
Less: debt discount	(1,430,119)	(-)
Convertible debentures, net	328,548	209,100
Less, current portion	(119,448)	(-)
Long term portion	$209,100	$209,100

NOTE 6  DERIVATIVE LIABILITIES AND FAIR VALUE MEASUREMENTS

The Company identified conversion features embedded within convertible debt and warrants outstanding for the quarter ended March 31, 2016 and the year ending December 31, 2015. The Company has determined that the features associated with the embedded conversion option and exercise prices, in the form a ratchet provisions, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

During the third quarter of 2015, the Company and the convertible debt note and warrant holders agreed to amend terms of the agreements to remove the ratchet provisions. Accordingly, the Company reclassified the derivative liability to equity classification resulting in an increase to additional paid in capital by $3,336,109.

During the fourth quarter of 2015, the Company and the holders of warrants previously issued as part of our offering from September 2014 to March 2015 with an exercise price of $1.00 per share and all other warrants agreed to amend the warrants to remove the ratchet provision in exchange for a warrant for an additional 20% of their original warrant shares at $1.06 per share. This reduced the Company’s derivative liability by $1,155,199 and increased additional paid in capital by $761,426.

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”). ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

All items required to be recorded or measured on a recurring basis are based upon level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement

The Company recognizes its derivative liabilities as level 3 and values its derivatives using the methods discussed below. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed are that of volatility and market price of the underlying common stock of the Company.

As of March 31, 2016 and December 31, 2015, the Company did not have any derivative instruments that were designated as hedges.

Items recorded or measured at fair value on a recurring basis in the accompanying financial statements consisted of the following items as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$—	$—
Total	$—	$—	$—	$—

Items recorded or measured at fair value on a recurring basis in the accompanying financial statements consisted of the following items as of March 31, 2016:

	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$732,260	$732,260
Total	$—	$—	$732,260	$732,260

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities for the three months ended March 31, 2016:

Balance, December 31, 2015	$—
Transfers in of Level 3	509,404
Mark-to-market – loss on change in fair value of derivative liability - 2016	222,856
Balance, March 31, 2016	$732,260

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. As the stock price decreases for each of the related derivative instruments, the value to the holder of the instrument generally decreases, therefore decreasing the liability on the Company’s balance sheet. Additionally, stock price volatility is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments. The simulated fair value of these liabilities is sensitive to changes in the Company’s expected volatility. Increases in expected volatility would generally result in higher fair value measurement. A 10% change in pricing inputs and changes in volatilities and correlation factors would not result in a material change in our Level 3 fair value.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

During the three months ended March 31, 2016, the fair value of the derivative liabilities containing certain variable conversion features were determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 112.29%, (3) weighted average risk-free interest rate of 0.39% to 0.47% (4) expected life of 6 months, and (5) estimated fair value of the Company's common stock of $1.04 to $1.26 per share.

NOTE 7  CAPITAL STOCK

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of March 31, 2016, there were no shares of Series A preferred shares issued and outstanding.

The Company is currently authorized to issue 200,000,000 shares of its common stock at $0.001 par value per share. As of December 31, 2015 and 2014, there were 46,939,965 and 38,909,000 shares of common stock issued and outstanding and 624,000 and 1,048,000 shares of common stock to be issued, respectively. As of March 31, 2016, there were 47,806,744 shares of common stock issued and outstanding and 143,527 shares of common stock to be issued.

The following common stock transactions were recorded during the three months ended March 31, 2016:

The Company issued 574,000 shares of shares of common stock which was previously classified as shares to be issued as of December 31, 2015.

The Company issued 311,250 shares of common stock for services rendered at an average stock price of $0.85 per share, 76,250 common shares were classified as to be issued as of March 31, 2016.

The Company issued 7,500 shares of common stock for the exercise of options at a price of $0.40 per share.

The Company issued 10,000 shares of common stock for the exercise of options at a price of $0.50 per share.

The Company is obligated to issue 5,227 shares of common stock upon a cashless exercise of a stock warrant. As of March 31, 2016, the shares of common stock were classified as to be issued.

The Company issued 40,279 shares of common stock and is obligated to issue 12,000 shares of common stock upon cashless exercises of a stock options. As of March 31, 2016, the 12,000 shares of common stock were classified as to be issued.

NOTE 8  STOCK WARRANTS

In January 2016, the Company issued warrants to purchase 100,000 shares of common stock at $0.83 per share to certain service providers, valued at $68,369.

On March 24, 2016, in connection to the issuance of convertible debentures, the Company granted to the same investors five year warrants to purchase an aggregate of 1,514,669 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the fifth (5th) anniversary of its original issuance. The warrants have a fair market value of $910,596. The fair market value was calculated using the Binomial Option Pricing Model, assuming approximately 0% risk-free interest, 0% dividend yield, 112.3% volatility, and expected life of 5 years.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

Stock warrants outstanding and exercisable on March 31, 2016 are as follows:

Warrants Outstanding			Warrants Exercisable
		Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Warrants	In Years	Warrants
$0.001	3,963,659	1.2	3,963,659
0.40	3,400,275	0.9	3,400,275
0.50	100,000	3.8	100,000
0.60	50,000	3.9	50,000
\0.83	100,000	4.7	100,000
0.90	175,000	4.6	175,000
1.00	2,310,669	4.7	2,310,669
1.06	146,200	2.7	146,200
3.00	407,475	2.5	407,475
	10,653,278	1.84	10,653,278

A summary of warrant activity for the three months ended March 31, 2016:

			Weighted-Average
		Weighted-Average	Remaining
	Shares	Exercise Price	Contractual Term
Outstanding at December 31, 2015	9,018,609	$0 .42	2.26
Grants	1,649,669	$0.99	4.95
Exercised	(15,000)	$0.4	0.96
Canceled	—	—	—
Outstanding at March 31, 2016	10,653,278	$0.503	1.84
Exercisable at March 31, 2016	10,653,278	$0.503	1.84

The aggregate pre-tax intrinsic value of outstanding stock warrants was $8,759,497 as of March 31, 2016, based on warrants with an exercise price less than the Company’s stock price of $1.26 as of March 31, 2016, which would have been received by the warrant holders had those warrant holders exercised their warrants as of that date.

NOTE 9  EQUITY INCENTIVE PLANS - OPTIONS

During the three months ended March 31, 2016, the Company granted options to purchase 691,250 shares at an average of $0.96 per share to 12 employees and consultants of the Company under the Company’s 2015 Equity Incentive Plan, with most vesting monthly over the course of one year. The fair market value of the options is $624,234.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

Stock options outstanding and exercisable on March 31, 2016 are as follows:

Options Outstanding			Options Exercisable
		Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$0.10	1,500,000	7.9	825,000
0.50	959,211	9.0	925,876
0.60	105,000	8.9	105,000
0.80	160,000	9.7	66,660
0.83	100,000	9.8	0
0.90	1,955,000	9.6	1,155,785
1.00	850,000	9.6	12,498
1.06	381,250	9.9	113,534
	6,010,461	9.1	3,204,353

A summary of the stock option activity for the three months ended March 31, 2016:

		Weighted-Average
		Weighted-Average	Remaining
	Shares	Exercise Price	Contractual Term
Outstanding at December 31, 2015	5,425,000	$0.59	9.3

Grants	691,250	0.97	9.8
Exercised	(105,789)	0.5	8.7
Canceled	—	—	—
Outstanding at March 31, 2016	6,010,461	0.63	9.1
Exercisable at March 31, 2016	3,204,353	0.57	8.9

The aggregate intrinsic value of outstanding stock options was $3,659,062, based on options with an exercise price less than the Company’s stock price of $1.26 as of March 31, 2016, which would have been received by the option holders had those option holders exercised their options as of that date.

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from an index of historical stock prices of comparable entities until sufficient data exists to estimate the volatility using the Company’s own historical stock prices. Management determined this assumption to be a more accurate indicator of value. The Company accounts for the expected life of options based on the contractual life of options for non-employees.

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Massroots, Inc.

Notes to Condensed Financial Statements

March 31, 2016

(Unaudited)

The fair value of the granted options for the three months ended March 31, 2016 was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	0%
Volatility	111.89% to 119.16%
Risk free rate:	1.75% to 2.10%
Expected life:
Estimated fair value of the Company’s common stock	$ 0.80 to $1.05%
Estimated forfeiture rate	0%

NOTE 10 COMMITMENTS AND CONTINGENCIES

Operating leases

On April 14, 2015, the Company completed the relocation of its headquarters to 1624 Market Street, Suite 201, Denver, CO 80202 which we leased on March 20, 2015 pursuant to a lease agreement with RVOF Market Center, LLC (“201 Lease”). Under the 201 Lease, we agreed to rent 3,552 square feet of office space at that location for a term of 37 months, under which the Company will pay a base rate of $0 for the first month, $8,288 for months two through 13, $8,584 for the months 14 through 25, and $8,880 for the months 26 through 37. We did not incur a significant cost related to the move to this location.

The Company amended this lease in January 2016 to include Suite 203, also located at 1624 Market Street in Denver, CO 80202, which allows us to expand our headquarters by an additional 1,508 square feet of office space. For this expansion (and in addition to the rent paid under the 201 Lease), we will pay $0 until May 30, 2016, $3,644 for each month from June 1, 2016 to May 30, 2017, $3,770 for each month from June 1, 2017 to May 30, 2018, and $3,896 for each month from June 1, 2018 to November 30, 2018.

Rent expense charged to operations, which differs from rent paid due to rent credits and to increasing amounts of base rent, is calculated by allocating total rental payments on a straight-line basis over the term of the lease. During the three months ended March 31, 2016 and 2015, rent expense was $38,815 and $6,750, respectively.

NOTE 11  SUBSEQUENT EVENTS

On April 16, 2016, the original date of the 420 Rally (see Note 3), a severe snowstorm hit Denver and forced event organizers to postpone the festival. The 420 Rally has since been rescheduled for May 21, 2016 and event organizers expect approximately 75,000 people to be in attendance

From March 31, 2016 through May 11, 2016, the Company issued 888,407 shares of common stock, of which 143,527 shares were to be issued as of March 31, 2016, 403,000 were issued in connection to exercises of warrants resulting in proceeds to the Company of $161,000, and 341,880 were issued in connection to cashless exercises of options.

This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses (estimated except for the SEC registration fees and FINRA notice fee) in connection with the offering described in the Registration Statement:

SEC registration fees	$1,612
FINRA Notice Fees	$5,000
Legal fees and expenses	$58,388
Accountants fees and expenses	$2,500
Miscellaneous	$7,500
TOTAL	$75,000

Item 14. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of the Company provides that:

  The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnified Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys" fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.
  The Company shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.
  If a claim for indemnification or advancement of expenses under this Article is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Any indemnification as outlined above is not exclusive of any other rights to indemnification afforded by Delaware law.

Item 15. Recent Sales of Unregistered Securities.

Each of the below transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Since the Company’s inception on April 26, 2013 through March 30, 2014, the Company issued and/or sold the following unregistered securities:

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·	On April 26, 2013, the Company approved the issuance of 15.25 shares of common stock (4,646,136 shares post-Exchange, as defined herein) to the Company’s CEO and Chairman, Isaac Dietrich, to repay $17,053 short term borrowing from him and for services provided. In addition, 42.81 stock options were issued as part of the employment agreement with the Mr. Dietrich. The stock option allows Mr. Dietrich to purchase 42.81 shares of the Company’s common stock (13,042,695 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Dietrich exercised all options held at that time.
·	On April 26, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to the Company’s Chief Operations Officer, Hyler Fortier, in exchange for her services. 11.25 stock options were also issued as part of the employment agreement with Ms. Fortier. The stock options allow Ms. Fortier to purchase 11.25 shares of the Company’s common stock (3,427,478 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Ms. Fortier exercised all options held at that time.
·	On April 26, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to the Company’s Chief Technology Officer, Stewart Fortier, in exchange for his services. 9.0 stock options were issued as part of the employment agreement with Mr. Fortier. The stock options allow Mr. Fortier to purchase 9.0 shares of the Company’s common stock (2,741,982 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Fortier exercised all options held at that time.
·	On April 26, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight in exchange for his services. 9.0 stock options were also issued as part of the employment agreement with Mr. Knight. The stock options allow Tyler Knight to purchase 9.0 shares of the Company’s common stock (2,741,982 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Knight exercised all options held at that time.
·	On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton for financial consulting services. These shares were issued on January 1, 2014.
·	On October 7, 2013, we entered into agreements to issue 5.88, 5.88, and 5.89 Series A Preferred Shares (1,791,428, 1,791,428, and 1,794,475 common shares post-Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for $50,000 capital investments from each. These shares were subsequently issued on the closing date of January 1, 2014. On March 18, 2014, as part of a Plan of Reorganization, (i) all preferred shareholders converted their shares of stock into common stock as is outlined in our certificate of incorporation; (ii) the Company’s certificate of incorporation was amended to allow for the issuance of 200,000,000 shares of our common stock, (iii) the Company’s current shareholders exchanged their shares of our common stock for the pro-rata percentage of 36,000,000 shares of our common stock (the “Exchange”).

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From March 18, 2014 through June 1, 2016, the Company issued and/or sold the following unregistered securities:

·	On March 18, 2014, as payment for consulting services, we granted Dutchess Opportunity Fund, II LP a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share.
·	On March 24, 2014, we completed an offering of $475,000 of our securities to certain accredited and non-accredited investors consisting of (i) $269,100 of convertible debentures, convertible into shares of the Company’s common stock at $0.10 per share, together with warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the convertible debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $0.40 per share.
·	On June 6, 2014, each of Ean Seeb, Tripp Keber, and Sebastian Stant received a stock award of 250,000 shares of our common stock, while Jesus Quintero received a stock award of 100,000 shares of our common stock as compensation for their service. These awards, along with all the then outstanding shares were included in our resale registration statement on Form S-1 that originally went effective on September 15, 2014 (“2014 Registration Statement”). The securities in the transactions set out below were not covered by the 2014 Registration Statement:
·	Each of Ean Seeb, Tripp Keber, and Sebastian Stant also received 750,000, 750,000, and 550,000 options, respectively, to purchase shares of our common stock pursuant to our 2014 Equity Incentive Plan.
·	On March 3, 2015, Chardan Capital Market, LLC and the Special Equities Group, LLC, received 40,000 and 160,000 shares, respectfully, for Chardan’s investment banking services.
·	From September 15, 2014 to March 11, 2015, we completed an offering of $866,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share, along with warrants to purchase 866,000 shares at $1 per share.
·	From April 1, 2015 through April 17, 2015, MassRoots, Inc. completed an offering of 960,933 shares of the Company’s common stock to certain accredited and unaccredited investors, pursuant to which, the Company received gross proceeds of $576,200. The Company terminated this offering as of April 17, 2015. The Company compensated Chardan Capital Markets, LLC $20,000 cash and 262,560 shares of common stock as commission for this placement.
·	On February 27, 2015, certain service providers purchased warrants permitting the purchase of 100,000 shares at $0.50 per share.
·	From January 1 to April 8, 2015, the Company granted 1,080,000 shares and options to purchase 1,065,000 shares at $0.50 per share to 20 employees and consultants of the Company pursuant to the 2014 Plan.
·	On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital, under which, Torrey Hills Capital received 75,000 shares of the Company’s common stock.
·	On May 12, 2015, the Company entered into a consulting agreement with Caro Capital, under which Caro Capital, as compensation for services provided, will receive 200,000 shares of Company’s common stock in exchange for $200.
·	From June 10, 2015 through July 13, 2015, MassRoots sold 1,540,673 shares of unregistered common stock to certain accredited investors for gross proceeds of $1,140,502. In connection with this offering, Chardan Capital Markets, LLC received $27,200 in cash and 80,560 shares of the Company’s common stock as commission for this placement.
·	On June 15, 2015, the Company entered into a consulting agreement with Demeter Capital, under which Demeter Capital, as compensation for services provided, will receive 100,000 shares of the Company’s common stock in exchange for $100.
·	On July 30, 2015, MassRoots entered into consulting agreements with each of Shmuel Tennenhaus and Daniel Mohler to provide advisory services to the Company. As part of the agreements, Mr. Tennenhaus and Mr. Mohler received warrants to purchase 125,000 and 50,000 shares of common stock, respectively, at $0.90 per share.
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·	Under the 2014 and 2015 Plans, from June 2014 to March 30, 2016, the Company issued 1,895,000 shares of common stock and 6,697,500 options to purchase common stock (amounts are stated disregarding any vesting provisions in the applicable agreements).
·	In December 2015, MassRoots issued 146,200 three year warrants with an exercise price of $1.06 to our holders of outstanding warrants issued in conjunction with our September 15, 2014 to March 11, 2015 offering. These warrants were issued in exchange for the holder agreeing to waive certain adjustment provisions of the warrant received in the September 15, 2014 to March 11, 2015 offering.
·	In January 2016, the Company issued warrants to purchase an aggregate of 100,000 shares of common stock at $0.83 per share to certain service providers.
·	In February 2016, MassRoots issued to a service provider a 12 month convertible debentures at 15% interest with a principal amount of $35,000 along with 35,000 3-year warrants to purchase shares common stock at $1.00 per share The convertible debentures are payable at maturity, and convertible at the investor’s determination at a price equal to 90% of the price of a subsequent public underwritten offering if one occurs over $5 million, or, if no subsequent offering occurs, at $0.75 per share.
·	In March 2016, MassRoots completed a private offering to certain accredited investors of six (6) month secured convertible notes with a principal amount of $1,514,667 (the “Bridge Notes”) together with five year warrants to purchase an amount of shares of the Company’s common stock equal to the number of shares of common stock issuable upon the conversion of the notes in full and having an exercise price of $1.00 per share. The Bridge Notes are secured by all the assets of the Company, and each of the executive officers of the Company entered into a lock-up agreement whereby they agreed to not sell or offer any shares of the Company’s common stock owned by them until the Bridge Notes are fully repaid, redeemed or converted. The Bridge Notes may be convertible into shares of the Company’s common stock at a price per share equal to the lower of (i) one dollar ($1.00), and (ii) a 25% discount to the price at which the Company next conducts an offering after the issuance date of the note; provided, however, if any part of the principal amount of the note remains unpaid at its maturity date, the conversion price would be equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the notes’ maturity date. Gross proceeds received by MassRoots in this offering was $1,420,000, while net proceeds were $1,271,600 (excluding any legal fees). In connection with this offering, Chardan Capital Markets, LLC received $123,400 in cash as commission for this placement.

Except as noted, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(c)          The undersigned Registrant hereby undertakes that it will:

(1)   for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)  for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 2, 2016.

MASSROOTS, INC.
By:	/s/ Isaac Dietrich
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Isaac Dietrich	Principal Executive Officer and Chairman of the Board of Directors	August 2, 2016
Isaac Dietrich

/s/ Tripp Keber	Director	August 2, 2016
Tripp Keber

/s/ Terence Fitch	Director	August 2, 2016
Terence Fitch

/s/ Stewart Fortier	Director	August 2, 2016
Stewart Fortier

/s/ Ean Seeb	Director	August 2, 2016
Ean Seeb

/s/ Jesus Quintero	Chief Financial Officer and Chief Accounting Officer	August 2, 2016
Jesus Quintero

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EXHIBIT INDEX

No.	Description
2.1	Plan of Reorganization, dated March 18, 2014. (incorporated by reference to Exhibit 2.1 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
3.2	Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
5.1	Opinion of Thompson Hine LLP regarding the legality of the securities being registered*
10.1	Amended Employment Agreement by and between the Company and Isaac Dietrich (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)
10.2	Amended Employment Agreement between the Company and Daniel Hunt (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 19, 2015)
10.3	Employment Agreement by and between the Company and Stewart Fortier, dated April 1, 2014 (incorporated by reference to Exhibit 10.3 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
10.4	Lease by and between the Company and RVOF Market Center LLC (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)
10.5	First Amendment to Lease by and between the Company and RVOF Market Center LLC, dated 12/11/2015 (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on March 30, 2016)
10.6	Subscription Agreement dated May 26, 2015, between MassRoots and Flowhub (incorporated by reference to Exhibit 10.1 to the Company’s Current Report Form 8-K filed on May 28, 2015)
10.7	2014 Stock Incentive Plan and forms of stock option agreement and stock award agreement thereunder (incorporated by reference to Exhibit 10.12 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
10.8	Consulting Agreement, dated May 1, 2015, by and between Jesus Quintero and the Company (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2015)
10.9	Consulting Agreement between MassRoots and Demeter Capital, dated June 15, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on July 22, 2015)
10.10	Investment Banking Agreement between Chardan and the Company, dated September 24, 2015 (incorporated by reference to Exhibit 10.16 filed together with the Company’s Amendment No. 1 to its Registration Statement on Form S-1 on October 7, 2015)
10.11	Employment Agreement between the Company and Jesus Quintero (incorporated by reference to Exhibit 10.22 filed together with the Company’s Amendment No. 1 to the Registration Statement on Form S-1 on October 7, 2015)
10.12	2015 Stock Incentive Plan and forms of stock option agreement and stock award agreement thereunder (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed on March 30, 2016)
10.13	Form of Security Agreement Related to Convertible Debentures from the March 2014 Offering (incorporated by reference to Exhibit 10.9 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
10.14	Form of Subscription Agreement from the March 2014 Offering (incorporated by reference to Exhibit 10.10 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014.)
10.15	Form of Warrant issued for consulting services from March 2014 Offering at $0.40 per share (incorporated by reference to Exhibit 4.5 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014)
10.16	Form of Warrant issued for consulting services from March 2014 Offering at $0.001 per share (incorporated by reference to Exhibit 4.6 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014)
10.17	Form of Warrant issued together with Convertible Debentures from March 2014 Offering at $0.40 per share (incorporated by reference to Exhibit 4.4 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014)
10.18	Form of Convertible Debenture Agreement Issued in March 2014 Offering (incorporated by reference to Exhibit 4.4 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014)

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10.19	Form of Debenture Registration Rights Agreement related to March 2014 Offering (incorporated by reference to Exhibit 10.11 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014)
10.20	Form of Warrant issued with Subscription Agreement from March 2014 Offering at $0.40 per share (incorporated by reference to Exhibit 4.2 filed together with the Company’s Registration Statement on Form S-1 on June 13, 2014)
10.21	Form of Subscription Agreement from September 15, 2014 to March 11, 2015 Private Placement (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed on March 30, 2016)
10.22	Form of Warrant issued with Subscription Agreement in September 15, 2014 to March 11, 2015 Private Placement at $1.00 per share (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed on March 30, 2016)
10.23	Form of Subscription Agreement from April 1, 2015 through April 17, 2015 Private Placement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 17, 2015)
10.24	Form of Subscription Agreement from June 10, 2015 through July 13, 2015 Private Placement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 14, 2015)
10.25	Form of Service Provider Warrant+
10.26	Form of Subscription Agreement for the Registered Offering Occurring in November 2015 (incorporated by reference to Exhibit 4.2 filed together with the Company’s Amendment No. 1 to the Registration Statement on Form S-1 on October 7, 2015)
10.27	Form of Warrant for the Registered Offering Occurring in November 2015(incorporated by reference to Exhibit 4.3 filed together with the Company’s Amendment No. 1 to the Registration Statement on Form S-1 on October 7, 2015)
10.28	Form of Convertible Debenture in March 2016 Offering (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 18, 2016)
10.29	Form of Warrant in March 2016 Offering (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 18, 2016)
10.30	Form of Warrant for the Offering*
10.31	Form of Subscription Agreement for the Offering*
14.1	Code of Ethics of the Company (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)
23.1	Consent of N.K.A. L&L CPAs, PA, formally known as Bongiovanni & Associates, P.A.*
23.2	Consent of Liggett & Webb, PA *
23.3	Consent of Thompson Hine, LLP (included in Exhibit 5.1)
99.1	Charter of the Audit Committee (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 14, 2015)
99.2	Charter of the Compensation Committee (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 14, 2015)
99.3	Charter of the Nominating/Corporate Governance Committee (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 14, 2015)
101.INS	XBRL Instance Document @
101.SCH	XBRL Taxonomy Extension Schema Document @
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document @
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document @
101.LAB	XBRL Taxonomy Extension Label Linkbase Document @
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. @

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*Filed hereby with this Registration Statement

+Incorporated by reference to the exhibit of the same number filed together with the Company’s Registration Statement on Form S-1 filed on April 11, 2016.

@ XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections. The XBRL is incorporated by reference the XBRL exhibits filed together with the Company’s Amendment No. 2 to the Registration Statement on Form S-1 on June 10, 2016.

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